                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
               SECURITIES EXCHANGE ACT OF 1934 (Amendment No. 1)

     Filed by the Registrant [X]
     Filed by a Party other than the Registrant [ ]
     Check the appropriate box:

     [ ] Preliminary Proxy Statement       [ ] Confidential, for Use of the
                                               Commission Only (as permitted
                                               by Rule 14a-6(e)(2))
     [X] Definitive Proxy Statement
     [ ] Definitive Additional Materials
     [ ] Soliciting Material Under Rule 14a-12

                                   REMEC, INC.
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                (Name of Registrant as Specified in its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
          0-11.

     (1)  Title of each class of securities to which transaction applies:


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     (2)  Aggregate number of securities, par value $.01 per share which transaction applies:


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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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     (4)  Proposed maximum aggregate value of transaction:


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     (5)  Total fee paid:


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     [X]  Fee paid previously with preliminary materials:

          $84,110.23
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     [ ]  Check box if any part of the fee is offset as provided by Exchange Act
          Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                                  [REMEC LOGO]

                           NOTICE OF SPECIAL MEETING,
                         PROXY STATEMENT AND PROXY CARD

                                      FOR

                        SPECIAL MEETING OF SHAREHOLDERS

                                     DATED
                                DECEMBER 8, 2000

                                  [REMEC LOGO]

              A PROPOSAL TO APPROVE A SIGNIFICANT ACQUISITION AND
                      THE ISSUANCE OF ADDITIONAL SHARES OF
                               REMEC COMMON STOCK
                          -- YOUR VOTE IS IMPORTANT --

Dear Shareholders of REMEC, Inc.:

     We have made a tender offer to the shareholders of Allgon AB ("Allgon"), a Swedish public company whose Class B shares are listed on the OM Stockholm Exchange. Our tender offer has been recommended by the board of directors of Allgon. In addition, the holders of Allgon's Class A shares, which have over 26% of the voting control of Allgon, have agreed in writing to tender their shares to us.

     According to the terms of our tender offer, we could acquire up to all of the currently issued and outstanding shares of Allgon Stock (Class A and Class
B) in exchange for up to 18,210,000 shares of our common stock (the "Acquisition"). Our offer also includes elective cash components ("Cash Components"), described further below, aggregating up to $125 million, which will reduce the total number of REMEC shares to be issued in the Acquisition. REMEC has also purchased approximately 1 million shares of Allgon stock in the open market at a weighted average cost per share of approximately $13.50. These purchases further reduce the number of our shares to be issued in the Acquisition and increase the amount of cash we are spending on the Acquisition. As of December 7, Allgon's share price was $8.19 per share (using the prevailing USD/SEK exchange rate on that date).

     Under the terms of our offer, if at least 66.67% of the total number of shares and votes of Allgon tender their Allgon shares for acquisition by REMEC and the Acquisition is approved by the vote of at least 50% of the shares of REMEC common stock issued and outstanding as of our record date, Allgon will become a subsidiary of REMEC. If less than 100% of the outstanding shares of Allgon are tendered to us, we will issue fewer shares of REMEC stock. If we gain control of Allgon through this tender offer, we intend to delist the company from the OM Stockholm Exchange.

     We require your approval for the Acquisition to comply with the California Corporations Code and the Nasdaq Marketplace Rules as the maximum issuance of shares of REMEC common stock that may be made in conjunction with the Acquisition is in excess of 20% of the number and vote of shares of REMEC common stock outstanding immediately prior to the Acquisition.

     We are proposing the Acquisition because we believe the combined strengths of our two companies will enable us to create a global leader in the wireless infrastructure market. We believe that REMEC and Allgon have highly complementary products and technologies and that significant synergistic benefits will accrue from our combination.

     The number of shares of REMEC common stock offered for each share of Allgon Class A or Class B stock will be determined based on the average closing price of REMEC common stock during the 10 trading day period ending two days prior to the expiration of our tender offer (currently expected to be January 12, 2001), as follows:

     - If the average REMEC share price equals or exceeds $29.00, Allgon shareholders will receive 0.538169 shares of REMEC common stock for each Allgon Class A or Class B share tendered by them and we will issue a maximum of 15,750,006 shares to Allgon shareholders in the Acquisition.

     - If the average REMEC share price is less than or equal to $24.00, the shareholders of Allgon will receive 0.622169 shares of REMEC common stock for each Allgon Class A or Class B share tendered by them and we will issue a maximum of 18,210,000 shares to Allgon shareholders in the Acquisition.

     - If the average REMEC share price is between $24.00 and $29.00, then the exchange ratio will be adjusted proportionally from 0.538169 to a maximum of 0.622169 according to a formula described more fully in our accompanying proxy statement.

     There are also two Cash Components to our tender offer. First, each Allgon shareholder will have the opportunity to sell to us up to 500 shares of Allgon Stock for approximately $16.80 per share in cash (using the prevailing USD/SEK exchange rate on December 7, 2000).

     Second, if the amount of shares tendered for cash under the first option is less than $125 million in the aggregate, then the aggregate difference will be available on a pro-rata basis to shareholders of Allgon who elect to receive cash in lieu of shares.

     In addition, we are offering approximately $.98 in cash for each of the 400,000 outstanding Allgon warrants for an aggregate consideration of approximately $392,000. Specifics of the terms of our offer to the Allgon shareholders are outlined in the attached proxy statement.

     The shares of our common stock issuable pursuant to the Acquisition will primarily be represented by Swedish Depositary Receipts ("SDRs"), with one SDR representing one share of REMEC common stock. We intend to list the SDRs on the OM Stockholm Exchange.

     On December 7, 2000, the closing price of REMEC's common stock on the Nasdaq National Market was $12.1875 per share.

     The board of directors of REMEC has determined the Acquisition to be fair to the shareholders of REMEC and in their best interests. The board of directors of REMEC recommends that you vote FOR the Acquisition.

     The proxy statement provides detailed information concerning Allgon, the Acquisition and the related issuance of shares of REMEC common stock.

     SHAREHOLDERS OF REMEC ARE INVITED TO ATTEND THE REMEC SPECIAL MEETING TO VOTE ON THE ABOVE ACQUISITION AND RELATED ISSUANCE.

     The date, time and place of the special meeting is as follows:

                                  January 16, 2001
                                  10:00 a.m. PST
                                  REMEC, Inc.
                                  9404 Chesapeake Drive
                                  San Diego, CA 92123

     YOUR VOTE IS VERY IMPORTANT, regardless of the number of shares you own. Whether or not you plan to attend the special meeting, please vote as soon as possible to make sure your shares are represented at the special meeting. Please take the time to vote by completing and mailing the enclosed proxy card in the enclosed pre-paid envelope. Returning the proxy card does not deprive you of your right to attend the special meeting and to vote your shares in person.

     We strongly support this Acquisition and join with our board of directors in enthusiastically recommending that you vote in favor of the Acquisition and related issuance.

                                          /s/ RONALD E. RAGLAND

                                          Ronald E. Ragland
                                          Chairman of the Board of Directors and
                                          Chief Executive Officer of REMEC, Inc.

     Neither the United States Securities and Exchange Commission nor any state securities regulator has approved the issuance of common stock in the Acquisition or determined if this proxy statement is accurate or adequate. Any representation to the contrary is a criminal offense.

     This proxy statement is dated December 8, 2000, and was first mailed to shareholders on or about December 13, 2000.

                                  [REMEC LOGO]

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 16, 2001

To Our Shareholders:

     A special meeting of shareholders of REMEC, Inc. will be held at our principal offices at 9404 Chesapeake Drive, San Diego, California on January 16, 2001 at 10:00 a.m., Pacific Standard Time, for the following purposes:

          1. To approve the acquisition by REMEC of up to all of the outstanding shares of Allgon AB (publ) tendered to REMEC pursuant to a tender offer made by REMEC to the Allgon shareholders and the related issuance of a maximum of 18,210,000 shares of REMEC common stock to the holders of Allgon Stock who tender their shares to REMEC (the "Acquisition Proposal"). In connection with the acquisition, REMEC will issue a maximum of 0.622169 of a share of its common stock for each outstanding share of Allgon Stock tendered to REMEC.

          2. To transact any other business that may properly come before the special meeting or any adjournment.

Each of the foregoing items of business is more fully described in the attached proxy statement, which we urge you to read carefully.

     Shareholders of record at the close of business on November 17, 2000 (the "Record Date") are entitled to notice of and to vote at the special meeting and any adjournment or postponement thereof. The Acquisition cannot be completed unless the holders of a majority of the shares of REMEC common stock issued and outstanding on the Record Date approve the Acquisition Proposal.

     TO ENSURE THAT YOUR SHARES ARE REPRESENTED AT THE SPECIAL MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON. ANY EXECUTED BUT UNMARKED PROXY CARDS WILL BE VOTED FOR APPROVAL OF THE ACQUISITION PROPOSAL. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT AT ANY TIME BEFORE IT HAS BEEN VOTED AT THE SPECIAL MEETING. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF SUCH SHAREHOLDER HAS RETURNED A PROXY.

                                          By Order of the Board of Directors
                                          of REMEC, Inc.

                                          /s/ MICHAEL D. McDONALD

                                          Michael D. McDonald,
                                          Secretary

San Diego, California
December 8, 2000

                                  REMEC, INC.
                           -------------------------

              PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

     The enclosed proxy is solicited on behalf of the Board of Directors of REMEC, Inc. for use at REMEC's Special Meeting of Shareholders to be held Tuesday, January 16, 2001 at 10:00 a.m., Pacific Standard Time (the "Special Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Special Meeting of Shareholders. The Special Meeting will be held at REMEC's principal executive offices located at 9404 Chesapeake Drive, San Diego, California, 92123. The telephone number at that address is (858) 560-1301.

     These proxy solicitation materials were mailed on or about December 13, 2000 to all shareholders entitled to vote at the Special Meeting.

                           SUMMARY OF THE TRANSACTION

     - We have made a tender offer to the shareholders of Allgon AB (publ), a Swedish public company ("Allgon") whereby we would acquire up to all of the currently issued and outstanding shares of Allgon in exchange for up to $125 million in cash and, assuming no cash consideration is selected by the shareholders of Allgon, up to 18,210,000 shares of our common stock (the "Acquisition"). We have purchased, for cash, approximately 1 million shares of Allgon's Class B stock in open market transactions.

     - The number of shares of REMEC common stock offered for each Allgon share will be between approximately 0.54 and 0.62 shares depending on the average share price of the REMEC common stock during the 10 trading day period ending two days prior to the expiration of our tender offer, currently expected to be January 12, 2001. Assuming an exchange ratio of 0.622169, we will issue a maximum of 18,210,000 shares of our common stock to Allgon shareholders. Each Allgon shareholder will also have the opportunity to sell to us up to 500 shares of Allgon Stock for approximately $16.80 in cash per share (using the prevailing USD/SEK exchange rate on December 7, 2000). In addition, we are offering approximately $392,000 in cash for the 400,000 outstanding Allgon warrants.

     - We require your approval for the Acquisition to comply with the California Corporations Code and the Nasdaq Marketplace Rules as the maximum issuance of shares of REMEC common stock that may be made in conjunction with the Acquisition is in excess of 20% of the number and vote of shares of REMEC common stock outstanding immediately prior to the Acquisition.

     - Under the terms of our offer, if at least 66.67% of the total number of shares and votes of Allgon tender their shares for acquisition by REMEC and the Acquisition is approved by the vote of at least 50% of the shares of REMEC common stock issued and outstanding as of our record date, we will complete the Acquisition and Allgon will become a subsidiary of REMEC.

     - We are proposing the Acquisition because we believe the combined strengths of our two companies will enable us to create a global leader in wireless infrastructure companies. We believe that REMEC and Allgon have highly complimentary products and technologies and that significant synergistic benefits will accrue from our combination.

     - The shares of our common stock to be issued to Allgon shareholders will primarily be represented by Swedish Depositary Receipts, which will be traded on the OM Stockholm Exchange.

     For a more detailed description of the transaction, see "The Acquisition" on page 4 of this proxy statement.

                             ABOUT REMEC AND ALLGON

ABOUT REMEC:

REMEC, Inc.
9404 Chesapeake Drive
San Diego, CA 92123
Telephone: (858) 560-1301

     REMEC is a leading designer and manufacturer of high frequency subsystems used in the transmission of voice, video and data traffic over wireless communications networks. Our products are designed to improve the capacity, efficiency, quality and reliability of wireless communications infrastructure equipment. We also develop and manufacture highly sophisticated wireless communications equipment used in the defense industry, including communications equipment integrated into tactical aircraft, satellites, missile systems and smart weapons. We manufacture products that operate at the full range of frequencies currently used in wireless communications transmission, including at radio frequencies, or RF, microwave frequencies and millimeter wave frequencies. By offering products that cover the entire frequency spectrum for wireless communications, we are able to address opportunities in the worldwide mobile wireless communications market as well as the global fixed access broadband wireless market.

RECENT EVENT

     On October 11, 2000, REMEC transferred all of its stock in its subsidiary, REMEC Canada Incorporated, to Ascentia, Inc., a newly formed company, in return for preferred stock representing ownership of 75% of the shares of Ascentia on a fully diluted basis. Dr. Justin Miller, formerly President of REMEC Nanowave, Inc., a wholly-owned subsidiary of REMEC Canada Incorporated, owns approximately 5.8% of the outstanding shares of common stock of Ascentia on a fully-diluted basis. In connection with the transaction, Dr. Miller entered into a 4 year employment agreement with REMEC Nanowave, Inc., pursuant to which he will receive a salary of $178,000 per year.

ABOUT ALLGON:

Allgon AB
Antennvagen 6
SE-187 80 TABY
Telephone: 011-46-8-540-82200

     Allgon's business is to develop, market and produce radio-based solutions and other products for wireless telephony and data communication. Allgon's product range consists of antenna systems for infrastructure in mobile telephone networks; filters, combiners and similar products for base stations; repeater networks; microwave equipment; mobile telephone antennas; wireless local networks; and bluetooth products. Customers are operators of mobile telephone networks, system, telephone and vehicle manufacturers as well as distributors.

     Allgon has offices in eight countries on four continents. Its head office is located in Stockholm, Sweden. Sales are made to some 60 countries, of which 97% of sales involve customers outside Sweden.

                 INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND OUTSTANDING SHARES

     Only REMEC shareholders of record at the close of business on November 17, 2000 are entitled to notice of and to vote at the Special Meeting. As of November 17, 2000, there were approximately 44,509,219 shares of REMEC common stock outstanding.

     On or about December 13, 2000, a notice meeting the requirements of California law was mailed to all shareholders of record as of November 17, 2000.

VOTE REQUIRED

     Each shareholder is entitled to one vote for each share of REMEC common stock on all matters at the Special Meeting.

     Pursuant to the California Corporations Code, the affirmative vote of a majority of the outstanding shares is required to approve the Acquisition Proposal. This vote is also sufficient to satisfy the Nasdaq Marketplace Rules.

     The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of REMEC common stock entitled to vote at the Special Meeting will constitute a quorum. Abstentions and broker non-votes will be treated as votes against the Acquisition Proposal. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

GENERAL PROXY INFORMATION

     Each of the persons named as proxies in the proxy is an officer of REMEC. All shares of REMEC common stock that are entitled to vote and are represented at the Special Meeting by properly executed proxies received prior to or at the Special Meeting and not duly and timely revoked will be voted at the Special Meeting in accordance with the instructions indicated on such proxies. If no such instructions are indicated, such proxies will be voted for the Acquisition Proposal.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. Proxies may be revoked by (i) filing with the Secretary of REMEC at or before the taking of the vote at the Special Meeting, a written notice of revocation bearing a later date than the proxy;
(ii) duly executing a later-dated proxy relating to the same shares and delivering it to the Secretary of REMEC before the taking of the vote at the Special Meeting; (iii) attending the Special Meeting and voting in person (although attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy). Any written notice of revocation or subsequent proxy should be sent so as to be delivered to REMEC at 9404 Chesapeake Drive, San Diego, California 92123, Attention: Secretary, or hand-delivered to the Secretary of REMEC, in each case at or before the taking of the vote at the Special Meeting.

HOW WE SOLICIT PROXIES AND WHO PAYS EXPENSES

     The cost of the solicitation of REMEC shareholders will be borne by REMEC. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain REMEC directors, officers and regular employees personally or by telephone, telegram, letter or facsimile. Such persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses incurred in connection with such solicitation. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding of proxy solicitation materials to beneficial owners of shares held of record by such custodians, nominees and fiduciaries, and we will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF REMEC. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS PROXY STATEMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE.

                           REMEC SHAREHOLDER PROPOSAL

     California Corporations Code Section 1201 requires that we obtain shareholder approval for the Acquisition because it is an "exchange reorganization" within the meaning of the California Corporations Code. In addition, Nasdaq Marketplace Rule 4460 requires that we obtain shareholder approval for the Acquisition (and associated share issuance) because the Acquisition will most likely cause an issuance of REMEC common stock in excess of 20% of the number and vote of shares of REMEC common stock outstanding immediately before the Acquisition.

     The affirmative vote of a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is required under the California Corporations Code for approval of the Acquisition Proposal and is also sufficient to satisfy Nasdaq's shareholder approval requirements.

     Shareholders of REMEC will not have preemptive rights with respect the shares of REMEC common stock to be issued in connection with the Acquisition. Additional information relating to this proposal is contained in "The Acquisition" below.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ACQUISITION PROPOSAL AT THE SPECIAL MEETING.

                                THE ACQUISITION

TERMS OF THE ACQUISITION

     We are seeking to acquire from the Allgon shareholders up to all of the 29,265,912 shares of Allgon Class A and Class B stock now outstanding. We are also seeking to acquire from Allgon warrant holders up to all of the 400,000 Allgon warrants now outstanding and exercisable for shares of Allgon Class B stock. We propose to acquire the Allgon Stock in exchange for cash and shares of our common stock. We propose to acquire the Allgon warrants in exchange for cash. Our offer is being made pursuant to a tender offer conforming to the laws of Sweden and Rule 802 of the United States Securities Act of 1933, as amended.

     The REMEC common stock being issued pursuant to the Acquisition will not be registered pursuant to the Securities Act of 1933, as amended, on the basis that the issuance is exempt from registration pursuant to Rule 802 promulgated pursuant to such Act. Resales of such securities will also be exempt from registration in the United States pursuant to exemptions in such Act unless the shares of Allgon Stock originally tendered for REMEC common stock constituted "restricted securities" pursuant to United States securities laws. It is not currently contemplated that any of the shares of Allgon Stock being tendered would constitute such "restricted securities."

PAYMENTS TO ALLGON SHAREHOLDERS AND WARRANT HOLDERS

     The number of shares of REMEC common stock offered for each share of Allgon Class A or Class B stock will be determined based on the average closing price of REMEC common stock during the 10 trading day period ending two days prior to the expiration of our tender offer (currently expected to be January 12, 2001), as follows:

     - If the average REMEC share price equals or exceeds $29.00, Allgon shareholders will receive 0.538169 shares of REMEC common stock for each Allgon Class A or Class B share tendered by them and we will issue a maximum of 15,750,006 shares to Allgon shareholders in the Acquisition.

     - If the average REMEC share price is less than or equal to $24.00, the shareholders of Allgon will receive 0.622169 shares of REMEC common stock for each Allgon Class A or Class B share tendered by them and we will issue a maximum of 18,210,000 shares to Allgon shareholders in the Acquisition.

     - If the average REMEC share price is between $24.00 and $29.00, then the exchange ratio will be adjusted proportionally from 0.538169 to a maximum of 0.622169 according to the following formula:

    Exchange Ratio = [($29-average REMEC share price)/5 x (.084)] + .5381669

     The average REMEC share price during the period will be announced the day after the expiration of the tender offer.

     In addition, there are two cash components to our offer. First, we have offered each Allgon shareholder the opportunity to tender up to 500 shares of Allgon Class A or Class B stock in exchange for cash of approximately $16.80 per share.

     Second, if the amount of shares tendered for cash under the first option is less than $125 million in the aggregate, the aggregate difference will be available on a pro-rata basis to the shareholders of Allgon who may elect to receive cash in lieu of shares at close of the tender offer. We will not, however, acquire Allgon Stock for cash in excess of $125 million.

     To the extent Allgon shareholders receive fractions of REMEC common stock, these fractions of shares will be aggregated and sold on the Nasdaq National Market. Each Allgon shareholder will then receive his/her share of the total proceeds from the sale.

     We are also offering approximately $.98 in cash for each Allgon warrant tendered to us. Assuming all of the outstanding warrants are tendered to us, we could pay up to $392,000 for the Allgon warrants.

     The shares of our common stock to be issued in the Acquisition will primarily be represented by Swedish Depositary Receipts ("SDRs"). We may directly issue REMEC common stock to some U.S. or other holders of tendering Allgon Stock. Holders of the SDRs will have the right in certain circumstances to withdraw the shares of REMEC common stock underlying their SDRs. We intend to apply for registration of the newly issued SDRs on the A-list of the OM Stockholm Exchange. We expect that admission of the SDRs will become effective, and that trading of the SDRs on the OM Stockholm Exchange will commence, as soon as practicable following completion of the Acquisition.

TIMING OF OUR OFFER

     Our offer to the Allgon shareholders was commenced on November 15, 2000. Our offer is currently expected to expire 58 days after commencement (or January 12, 2001). We do not currently anticipate making a subsequent offer to Allgon shareholders or warrantholders who do not accept during this period. However, we have reserved the right to extend the acceptance period or make a subsequent offer, as well as to defer the date for settlement after completion of the Acquisition. Following the completion of the Acquisition, minority shareholders of Allgon may still hold a number of Allgon shares. We may initiate compulsory purchase proceedings under Swedish law in respect of such remaining shares.

CONDITIONS TO COMPLETING THE ACQUISITION

     The completion of the Acquisition is subject to the satisfaction of the following conditions:

     - we must obtain REMEC shareholder approval for the Acquisition Proposal;

     - Allgon shareholders representing more than two-thirds (66.7%) of the total number of shares and votes of Allgon must accept our offer within the acceptance period;

     - regulatory requirements in the United States and Sweden and in any other concerned countries must be satisfied and the necessary approvals of the relevant authorities in these countries must be obtained; and

     - prior to the date we announce that our offer will be completed, the Acquisition must not be, in our judgment, rendered wholly or partially impossible or significantly impeded as a result of:

           - legislation, regulation, a decision of court or public authority or comparable measures in Sweden or elsewhere, which exists or may be anticipated, or

           - other circumstances beyond our control.

EFFECT OF THE ACQUISITION ON REMEC'S SHAREHOLDERS

     If the Acquisition is completed, the voting rights of current REMEC shareholders will be diluted by the increase in the REMEC common stock outstanding. In addition, the share issuance associated with the Acquisition will have a dilutive effect on our earnings per share due to the increase in the number of shares of REMEC common stock outstanding. These dilutive effects are a consequence of the significant number of shares of REMEC common stock that we will issue to Allgon shareholders in the Acquisition.

     Upon completion of the Acquisition, assuming an exchange ratio of 0.622169 shares of REMEC common stock per share of Allgon Stock, Allgon shareholders will own a maximum of 29.2% of the issued and outstanding shares of REMEC common stock.

REMEC'S REASONS FOR THE ACQUISITION

     At its meeting on September 22, 2000, the board of directors of REMEC concluded that the Acquisition was in the best interests of REMEC and its shareholders, approved the issuance of the REMEC common stock and payment of cash (together with the other actions necessary for the Acquisition to occur), and determined to recommend that its shareholders approve the proposals relating to the Acquisition. The decision of the board of directors of REMEC was based upon a number of potential benefits of the Acquisition, including the following:

     - the complementary nature of the technologies, products and services of REMEC and Allgon and the resulting opportunity to further REMEC's strategic objectives of offering a complete portfolio of next-generation cellular infrastructure and systems, broadband wireless, fiber-optic subsystems and advanced manufacturing services. The Acquisition also furthers REMEC's objectives by allowing REMEC to strengthen and enhance its market position and become the leading consolidation platform for leading wireless and fiber-optic technologies exclusively focused on RF (radio frequency) design and manufacturing;

     - the board's belief that it has become increasingly necessary to offer a full range of complementary products to effectively compete and succeed in REMEC's market, which has been marked by consolidation and rapid growth, and the opportunity provided by Allgon's wireless infrastructure, coverage enhancement, and RF component products to enable REMEC to offer solutions to address a much broader range of customer and OEM (original equipment manufacturer) needs;

     - the potential advantages of Allgon's complementary technologies and product engineering expertise and research and development strength, which can further REMEC's strategy of extending the strengths of its technology;

     - the advantageous complementary geographic presence of REMEC and Allgon following the Acquisition, the possession of which is increasingly requisite in serving leading industry customer and OEMs participating in the wireless and wireline communications infrastructure industry. This presence can help to accelerate REMEC's ability to attract new larger-scale projects and customer orders and enable it to increasingly build upon existing relationships with customers and OEMs through follow-on projects and expanded product and component supply;

     - the access that REMEC would gain to Allgon's existing levels of market penetration and product brand recognition with respect to Allgon's customer base not penetrated by REMEC's product offering or covered by REMEC's areas of technological expertise prior to the Acquisition;

     - the larger base of significant customers of the post-Acquisition consolidated business, and the opportunity provided by the Acquisition to cross-sell, up-sell and increasingly penetrate new functional areas of customer with a complementary products offering, potentially increasing overall combined sales by offering customers expanded products and design capabilities; and

     - the access that REMEC would gain to Allgon's engineers, sales and service personnel, management and other employees.

     In its evaluation of the Acquisition, the REMEC board reviewed a number of factors, including:

     - the benefits anticipated to be received by REMEC and the potential dilution to REMEC's shareholders in the Acquisition;

     - the consideration that Allgon shareholders will receive in the Acquisition as compared to similar acquisition transactions;

     - the commercial viability, strengths and limitations of Allgon's products, services and technology, including in development stage efforts for certain of its products;

     - the status of customer and account development, design projects, orders, and deployments of Allgon's products, and anticipated increases in the number and scale of customer deployments;

     - Allgon's competitive position in the market for cellular infrastructure and systems, RF subsystems for OEMs, market acceptance of its recently introduced products, and potential future demand for its products and services;

     - possible alternative means of achieving the anticipated benefits of the Acquisition, including the possibility of a combination with a different suppliers of products for the aforementioned applications and markets, possible strategic alliances that would not involve a combination, and internal development of these products and services, including the feasibility of these alternatives, their potential timing and resource requirements;

     - REMEC's prospects without the Acquisition or an alternative means of achieving its potential benefits;

     - Allgon's revenues and backlog and its mix of license and service revenue;

     - Allgon's recent financial performance, including revenue shortfalls, and negative perceptions by the investor and financial communities;

     - historical information and the views of REMEC's management and financial advisors concerning REMEC's and Allgon's respective businesses, financial performance, operations, technology, products, management and prospects;

     - the expectations of REMEC's management and financial advisors with respect to possible reactions by REMEC's shareholders to the announcement of the Acquisition;

     - considerations regarding the possible divestiture or spin-off of certain business, divisions, facilities products, technologies and intellectual property of Allgon following the Acquisition, including the value of certain of these in the future, the facility of divesting such assets, the value which might be realized in such a transaction;

     - current financial market conditions and historical market prices, volatility and trading information with respect to REMEC's common stock;

     - detailed financial analysis and pro forma and other information with respect to Allgon, REMEC and the Acquisition furnished to the board by REMEC's financial advisors;

     - the implications, effects, dynamics and perceptions of making an offer for Allgon given the then outstanding hostile takeover bid for Allgon offered by LGP Telecom, a publicly traded company listed on the OM Stockholm Exchange;

     - the difficulties of integrating and retaining employees of Allgon post-Acquisition, as well as the effects of employee departures preceding and following the consummation of the Acquisition;

     - the difficulties of integrating a Swedish company into REMEC, including the inherent cultural, legal, accounting and financial considerations of aligning the operations of the two entities on a consolidated basis;

     - the potential anti-trust concerns and requisite documentation to demonstrate the non-existence thereof in any geographic areas of mutual revenue of REMEC and Allgon;

     - the potential concerns of Swedish investors in Allgon about owning shares or SDRs of a U.S. company traded on the Nasdaq National Market, especially relating to liquidity, taxation of capital gains, corporate governance and control, shareholder rights and government regulation;

     - the effects, including dilution and the reaction of REMEC shareholders and research analysts regarding the revision of the terms of the offer to include a collar and extended cash component under more favorable terms than the initial offer;

     - the anticipated impact of the Acquisition on REMEC's customers, strategic partners and employees; and

     - reports from management, legal, financial and accounting advisors as to the results of their due diligence investigations of Allgon.

     The REMEC board also identified and considered a number of potentially negative factors in its deliberations concerning the Acquisition, including the following:

     - the risk that the potential benefits of the Acquisition may not be realized;

     - the risk that REMEC would not be able to integrate Allgon's products and technology into its product offering and the risk that REMEC would not be able to successfully develop enhanced or new products based on Allgon's technology;

     - the challenges of integrating the management teams, products, technologies, cultures and organizations of the two companies, particularly in view of their location in different geographic and international regions;

     - the risk of disruption of sales momentum as a result of the Acquisition;

     - the risk of management and employee disruption as a result of the Acquisition, including the risk that despite the efforts of the consolidated company, key technical, sales and management personnel might leave the consolidated company;

     - the risk that the Acquisition could adversely affect REMEC's or Allgon's relationships with customers and strategic partners;

     - the risk that the investment community may not immediately or eventually embrace the proposed Acquisition, which could lead to a decline in REMEC's stock price;

     - the impact on REMEC's financial statements of the one-time charges and amortization of goodwill and other intangible assets arising from the expected purchase accounting for the Acquisition; and

     - other applicable risks described in this proxy statement under the heading "Risk Factors."

     REMEC's board of directors concluded that, on balance, the potential benefits to REMEC and its shareholders of the Acquisition outweighed the risks associated with the Acquisition. The discussion of the information and factors considered by REMEC's board is not intended to be exhaustive or all-inclusive. In view of the variety of factors considered in connection with its evaluation of the Acquisition, REMEC's board of directors did not find it practicable to, and did not quantify or otherwise assign relative weight to, the specific factors considered in reaching its determination.

     After careful consideration, the board of directors of REMEC has determined the Acquisition to be fair to and in the best interests of REMEC. REMEC's board of directors recommends approval of the Acquisition and the issuance of shares of REMEC common stock in the Acquisition.

WHO WE SPOKE WITH AND WHAT OUR BOARD CONSIDERED

BACKGROUND OF OUR TENDER OFFER

     REMEC completed its initial public offering in 1996. Since that time, it has acquired 10 companies in order to expand its technological base, diversify its customer and product portfolio in the RF industry and take advantage of economies of scale and cross-selling opportunities. All of REMEC's acquisitions have been completed on a negotiated, friendly basis. Several of REMEC's acquisitions have involved companies either based outside the U.S. or with significant international assets.

     REMEC has been familiar with the product offerings and technology of Allgon in the wireless telecommunications area since October 1998, and had identified the company as a potentially desirable acquisition in August 2000. No approach was made to Allgon at that time, because there was no indication that Allgon's management or board of directors was interested in selling the company. The opportunity for REMEC to acquire Allgon through a public tender for shares became available as the result of an unsolicited public tender for Allgon's securities by LGP, a supplier of masthead amplifiers and contract manufacturing services based in Sweden.

     On August 22, 2000, LGP made an unsolicited public offer to the holders of Allgon's outstanding Class A and Class B shares to tender their shares in exchange for consideration consisting of .56 shares of LGP for each share of Allgon. The nominal value of the offer at that time was 3.6 billion SEK or $386 million USD. Allgon's board of directors believed the LGP bid to be purely opportunistic based upon a temporary disparity in the relative value of the two companies in the stock market and a lack of appreciation in the marketplace for Allgon's growing wireless systems division. The Allgon board then engaged Morgan Stanley Dean Witter and Erneholm & Haskel to assess the strategic alternatives for Allgon. After various communications to the public through respective press releases, LGP formally launched its tender offer on September 12, 2000.

     On August 22, 2000, Nick Randall, Chairman of REMEC Europe plc, became aware of LGP's unsolicited tender offer for the shares of Allgon. Mr. Randall was familiar with LGP as a key competitor in REMEC Airtech's masthead amplifier division, and he decided to explore the possibility of submitting a competing tender offer. Mr. Randall contacted Ronald Ragland, Chairman and Chief Executive Officer of REMEC, and the two discussed the possibility of a combination of Allgon and REMEC. Mr. Ragland was supportive of the idea and authorized Mr. Randall to contact Allgon to pursue initial discussions on the basis of a negotiated, friendly deal between the parties.

     On August 24, 2000, Nick Randall contacted Gunnar Bark, Chairman of the Board of Allgon, to discuss the possibility of REMEC acting as a white knight in the face of LGP's unsolicited tender offer. Mr. Bark was receptive to the idea and suggested that Mr. Randall contact Morgan Stanley, who was responsible for coordinating additional interest for Allgon.

     On September 1, 2000, REMEC engaged Dain Rauscher Wessels ("DRW") a division of Dain Rauscher Incorporated, to act as a financial advisor and to render a fairness opinion (provided in Annex A to this proxy statement). Furthermore, DRW provided the company with a review of preliminary strategic fit considerations and preliminary contribution and discounted cash flow analyses concerning possible transactions with Allgon based on publicly available research reports, which indicated that a combination could have certain advantages.

     On September 7, 2000, Nick Randall and Ronald Ragland, along with their legal and financial advisors visited Allgon's headquarters for presentations by each of the four principal divisions of Allgon. Allgon's financial advisors also provided REMEC and its financial and legal advisors with a preliminary bid book. Following these presentations, Ronald Ragland expressed his interest to Allgon management in making a bid for Allgon, provided that the board of Allgon fully supported REMEC's bid and the holders of Allgon's Class A shares committed to tender their shares in REMEC's offer.

     On September 22, 2000, the board of REMEC met to discuss the possibility of making a bid. At that board meeting, DRW made a presentation to the board consisting of preliminary views concerning the possible benefits of a combination with Allgon and financial and trading data relating to REMEC and Allgon. In addition, DRW presented certain preliminary valuation analyses, including a contribution analysis, an accretion/dilution analysis, discounted cash flow analysis of Allgon and of Allgon's mobile antennae division, and comparable company trading multiples and comparable transactions. At that meeting, DRW set forth several possible alternative approaches that REMEC could take to tendering for the shares of Allgon. After discussion of the various alternatives, REMEC's board of directors authorized Ronald Ragland to make an offer of up to a certain amount of the shares of REMEC common stock for all the outstanding shares of Allgon.

     On September 25, 2000, Ronald Ragland, Nick Randall and their financial and legal representatives returned to Stockholm to present an offer to the board of directors of Allgon and commence negotiations with the financial representatives of Allgon. At that time, REMEC also engaged Hagstromer & Qviberg Fondkommission AB ("H&Q") as financial advisors in the Swedish market. At the conclusion of those negotiations on September 27, 2000, the board of directors of Allgon agreed to recommend a REMEC bid for the outstanding shares of Allgon based on the following terms:

     - holders of shares tendered to REMEC would receive .538169 of a share of REMEC for each share of Allgon tendered

     - each shareholder would be able to tender up to 500 Allgon shares at 161 SEK per share

     - the holders of the Allgon Class A shares would provide a commitment to tender their shares to REMEC

The cash component was intended to allow small holders an opportunity to liquidate their investment in Allgon rather than force them to trade a small number of REMEC shares pursuant to SDRs or on the Nasdaq National Market. REMEC's bid would be subject to a number of conditions precedent, including government and regulatory approvals, the approval of REMEC's shareholders at a special meeting, and the receipt of tenders representing at least 66.67% of the voting and share capital of Allgon.

     On September 28, 2000, Ronald Ragland, on behalf of REMEC, and Gunnar Bark, on behalf of Allgon, held a joint press conference in Stockholm, Sweden, announcing the terms of REMEC's recommended offer. Based on the closing prices of the shares of REMEC, Allgon and LGP on September 26, 2000, the nominal value of REMEC's bid represented an aggregate value of 4.49 billion SEK or $489,250,000 USD at the then current exchange rate of 9.63 SEK/USD. REMEC's bid represented a 23 percent premium over the current trading price of Allgon and a premium of 26.9 percent over the nominal value of the offer from LGP based on the previous day's close.

     Following the announcement of REMEC's offer, the price of REMEC's stock dropped significantly due to general market conditions, concern about dilution from the issuance of shares in the tender, and lack of familiarity with Allgon among Nasdaq investors. On September 30, 2000, H&Q advised REMEC and its U.S. financial advisors that due to the relatively higher value of the cash component of REMEC's bid on a per share basis, a significant number of investors were buying blocks of 500 shares of Allgon in order to take advantage of arbitrage possibilities. Retail demand for the Allgon shares was driving up the share price and certain institutional holders responded by selling shares at a premium into the marketplace. In order to limit the arbitrage possibilities presented by this disparity, REMEC clarified that its offer was available only to Allgon's shareholders of record as of October 6, 2000. Subsequent analysis estimated that the total cash outlay for this obligation would be up to approximately $80,000,000.

     On October 3, 2000, LGP announced that it had extended the period for acceptance of its offer to October 11, 2000.

     On October 6, 2000, H&Q advised REMEC and its U.S. financial advisors that due to the decline of the nominal value of REMEC's bid, it risked losing the tender contest with LGP unless it improved its offer. At the same time, the financial advisors of Allgon conveyed to the financial advisors for REMEC that the board of directors of Allgon would have a difficult time maintaining its recommendation in view of the superior nominal value of the LGP offer.

     In view of the decline in value of the REMEC stock and other considerations, the board of directors of REMEC met on October 7, 2000 to discuss alternative bid structures to secure a successful completion of the tender. At this meeting, REMEC's financial advisors presented additional accretion/dilution models and sensitivity analyses based on different ratios of cash to stock used for consideration, as well as a break up analysis of Allgon in order to consider the potential value of Allgon. After discussion, the REMEC board authorized Ronald Ragland to provide an expanded cash component to the bid and to offer up to a certain amount of shares for tendering Allgon shareholders.

     On October 8, 2000, Ronald Ragland discussed various alternatives with REMEC's financial and legal advisors that would comply with the direction provided by REMEC's board of directors. As a result of those discussions, on October 9, 2000 REMEC, through its financial advisors, proposed to Allgon that it support a revised tender offer, including:

     - an expanded cash component of up to $125 million; and

     - a revised exchange ratio which would be set at .622169 if REMEC's stock price was at or below $24 on a 10 day moving average prior to the closing of the transaction and .538169 if REMEC's stock price was at or above $29 for the same period. If REMEC's stock price was between $24 and $29, the exchange ratio would be adjusted on a proportional basis between .538619 and .622169.

     On October 9, 2000, the board of Allgon agreed to recommend the revised tender offer by REMEC and the holders of Allgon's Class A shares agreed to a tender of their shares into the REMEC tender. At a press conference held the same day, Nick Randall and Jan Edhall, Chief Executive Officer of Allgon, announced the revised bid and set forth the strategy and outlook for the consolidated companies.

     On October 11, 2000, LGP closed its tender offer for Allgon shares. Shortly before the close of the tender offer, SE Banken and Banco Fonder announced that they had decided to tender their Allgon shares, representing 11% of the outstanding shares of Allgon, to LGP. No other Allgon shareholders announced that they tendered their shares to LGP.

     On October 16, LGP it announced it was withdrawing its bid for Allgon's securities, having received only 17% of the outstanding share capital of Allgon.

     On October 17, 2000, REMEC began to purchase shares of Allgon in the open market. Over a period of 4 days, REMEC purchased an aggregate of approximately 1,000,000 shares at an average cost per share of approximately $13.50. These purchases amounted to approximately 3.4% of the share capital of Allgon.

     On October 31, 2000, DRW rendered its oral opinion to the REMEC board of directors that, as of such date and based on the procedures followed, factors considered and assumptions made by DRW and subject to certain other limitations, the aggregate cash and stock consideration proposed to be paid to holders of Class A and Class B shares and warrants to purchase Class B shares of Allgon in the proposed tender offer and pursuant to open market purchases was fair to REMEC from a financial point of view. DRW confirmed its oral opinion in a written opinion dated November 1, 2000.

     On November 15, 2000, REMEC formally commenced its tender offer, with a deadline of December 15, 2000 for acceptance of the offer. On December 7, 2000, REMEC announced that its board of directors had decided to extend the period for acceptance of the offer to January 12, 2001.

OPINION OF REMEC'S FINANCIAL ADVISOR

     Dain Rauscher Wessels (DRW) a division of Dain Rauscher Incorporated, was retained, pursuant to an engagement letter dated August 31, 2000, to act as financial advisor and to furnish an opinion as to the fairness, from a financial point of view, to REMEC of the aggregate cash and stock consideration proposed to be paid to holders of Class A and Class B shares and warrants to purchase Class B shares of Allgon in the proposed tender offer and pursuant to prior open market purchases (collectively, the "Transaction").

     On October 31, 2000, DRW rendered its oral opinion to the REMEC board of directors that, as of such date and based on the procedures followed, factors considered and assumptions made by DRW and subject to certain other limitations, the aggregate cash and stock consideration proposed to be paid to holders of Class A and Class B shares and warrants to purchase Class B shares of Allgon in the proposed Transaction was fair to REMEC from a financial point of view. DRW confirmed its oral opinion in a written opinion dated November 1, 2000. A copy of DRW's written opinion is attached as Annex A to this proxy statement and is incorporated into this proxy statement by reference. REMEC shareholders are urged to read the DRW opinion in its entirety. The summary of the opinion set forth herein is qualified in its entirety by reference to the full text of DRW's opinion.

     DRW's opinion was provided for the information and assistance of the REMEC board of directors in connection with its consideration of the Transaction. The opinion does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Acquisition. DRW's opinion does not address the relative merits of the Transaction and any other transactions or business strategies discussed by the REMEC board of directors as alternatives to the Transaction, or the underlying business decision of the REMEC board of directors to proceed with the Transaction. DRW's opinion and presentation to the REMEC board of directors were only two of many factors taken into consideration by the REMEC board of directors in making its determination to approve the Transaction.

     In rendering its opinion, DRW assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information (and English language translations thereof) provided to DRW by Allgon and REMEC (including, without limitation, the financial statements and related notes thereto of Allgon and REMEC), and DRW has not assumed responsibility for independently verifying and have not independently verified such information. With respect to Allgon, DRW was furnished with financial statements and data indicated to have been prepared in accordance with Swedish generally accepted accounting principles. DRW, with the concurrence of REMEC, relied upon such information in preparing its opinion, made no independent review or investigation of differences, or the materiality thereof, that may exist between Swedish generally accepted accounting principles and United States generally accepted accounting principles, and made no representation as to the effect such differences, if any, might have on the comparability of such information for purposes of DRW's analyses.

     DRW's analyses were conducted on the assumption that the tender offer will be fully subscribed, and that, together with prior open market purchases of Allgon Stock by REMEC, will result in the acquisition of all the outstanding equity in Allgon. DRW's opinion is directed at the aggregate consideration payable in the tender offer pursuant to the Public Offer Document, defined below, and in the prior open market purchases as detailed by management of REMEC. DRW did not review or analyze, and DRW's opinion does not address, the allocation of consideration among various classes of holders of Allgon Stock and warrants. DRW's opinion addresses solely the fairness of the consideration to be paid to the holders of Allgon Stock and warrants in the Transaction and does not address any other term or agreement relating to the Acquisition, or the ability of REMEC to finance or otherwise successfully consummate the Acquisition.

     Additionally, DRW was not asked and did not consider the possible effects of any litigation, other legal claims or any other contingent matters. DRW did not assume responsibility for and did not perform any independent evaluation or appraisal of any of the respective assets or liabilities of REMEC or Allgon, nor was DRW furnished with any evaluations or appraisals. DRW did not assume any obligation to conduct any physical inspection of the property or facilities of REMEC or Allgon. DRW assumed that the Acquisition will be treated as a purchase under generally accepted accounting principles. DRW's opinion is based on the economic, currency exchange, financial, legal, market and other conditions as they existed and the information supplied to DRW as of the date of its opinion. Events occurring after the date of DRW's opinion may materially affect the assumptions used in preparing the opinion, and DRW assumes no obligation to update, revise or reaffirm its opinion. DRW expressed no opinion as to the prices at which Allgon Stock or REMEC common stock have traded or will trade in the future.

     In connection with arriving at its opinion, DRW:

     - reviewed the October 26, 2000 draft of the document entitled "Public Offer to the Shareholders of Allgon AB (publ)" (herein referred to as the "Public Offer Document") by which REMEC would publish the tender offer;

     - reviewed and analyzed certain publicly available financial and other data with respect to Allgon and REMEC and certain other historical relevant operating data relating to Allgon and REMEC made available to DRW from published sources and from the internal records of Allgon and REMEC;

     - reviewed internal financial information of Allgon and REMEC prepared for financial planning purposes and furnished by management of REMEC and Allgon;

     - conducted discussions with members of the senior management of Allgon and REMEC with respect to the business prospects and financial outlook of Allgon, REMEC and the consolidated company;

     - reviewed the reported prices and trading activity for REMEC and Allgon Stock;

     - compared the financial performance of Allgon and the prices of Allgon Stock with that of certain other comparable publicly-traded companies and their securities;

     - reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

     - compared the transaction premium paid to the holders of Allgon Stock to the transaction premiums paid in selected publicly disclosed transactions;

     - reviewed and analyzed projected cash flows of Allgon; and

     - reviewed and analyzed the estimated pro forma contribution of Allgon and REMEC to the consolidated company and the estimated pro forma effect on the earnings per share of REMEC following the Acquisition.

     In addition, DRW has conducted other such analyses and examinations and considered such other financial, economic and market criteria as DRW deemed necessary in arriving at its opinion.

     The following is a summary of the financial analyses performed and deemed material by DRW in connection with the delivery of its opinion. These summaries of financial analyses include information presented in tabular format. In order to fully understand the summary of the financial analyses used by DRW, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analysis. All figures are in U.S. dollars based on the exchange rate of 10.11 Swedish Krona (SEK) for each U.S. Dollar (USD) as published by Bloomberg on October 27, 2000.

     The prospective financial information included in this section of the proxy statement is the responsibility of REMEC's management. Ernst & Young and PricewaterhouseCoopers have neither examined nor compiled the accompanying prospective financial information and, accordingly, Ernst & Young and PricewaterhouseCoopers do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers report included in this proxy statement relates to Allgon's historical financial information. It does not extend to the prospective financial information and should not be read to do so.

IMPLIED TRANSACTION CONSIDERATION

     Giving effect to the estimated outlay from the 161 SEK cash payment option, the range of exchange ratios, resulting implied value of REMEC stock consideration of 156.41 SEK per share of Allgon Stock (based on the ten day average trading price for REMEC common stock as of October 27, 2000 of

$27.29), the shares of Allgon Stock purchased to date by REMEC in the open market and the outstanding Allgon Stock, DRW calculated the aggregate implied value of the aggregate consideration payable in the Transaction for Allgon Stock to be approximately $452.87 million. In calculating the aggregate consideration payable in the Transaction, DRW assumed the tender of all shares eligible for the cash payment of SEK 161 per share (based on share holdings as of October 12, 2000) and assumed that the remaining cash consideration option would be exercised at a per share price of SEK 156.41 (based on the Allgon share price on October 27, 2000). DRW did not include (as de minimis) the purchase price of the outstanding warrants to purchase Class B shares of Allgon, estimated to be approximately $380,000, in calculating the aggregate consideration payable in the Transaction. DRW calculated the weighted average per share consideration payable in the transaction to be SEK 156.43. Giving effect to outstanding net debt of Allgon, DRW calculated an implied company or enterprise value (equity value plus debt less cash) for Allgon in the Transaction of $480 million.

TRADING MARKET ANALYSIS

     DRW reviewed the stock trading history of REMEC common stock. DRW presented the recent common stock trading information contained in the following table:

Closing price on October 27, 2000...........................  $28.00
30 calendar day moving average..............................   27.19
60 calendar day moving average..............................   27.05
90 calendar day moving average..............................   27.76
180 calendar day moving average.............................   27.24
52 week high trade..........................................   38.13
52 week low trade...........................................    6.08

     DRW also presented selected price and volume distribution data of REMEC.

     DRW reviewed the stock trading history of Allgon Stock. DRW presented the recent stock trading information contained in the following table:

Closing price on October 27, 2000.......................  SEK 147.5
30 calendar day moving average..........................      133.0
60 calendar day moving average..........................      125.9
90 calendar day moving average..........................      120.3
180 calendar day moving average.........................      159.7
52 week high trade......................................        279
52 week low trade.......................................         90

     DRW also presented selected price and volume distribution data and illustrated the relative stock price performance of Allgon against the comparable group described below and the Nasdaq National Market.

     In addition, DRW presented the historical trading relationship of the stock price of REMEC to the stock price of Allgon as an exchange ratio over the last twelve months.

COMPARABLE COMPANY ANALYSIS

     DRW used a comparable company analysis to analyze Allgon's implied valuation relative to a group of publicly traded companies that DRW deemed for purposes of its analysis to be comparable to Allgon. In this analysis, DRW compared the enterprise value of Allgon implied by the consideration to be paid in the Transaction, expressed as a multiple of actual and projected revenue in calendar years 2000 and 2001, to the mean and median multiples of enterprise values of comparable companies implied by the public trading price of their common stock, expressed as a multiple of the same operating data.

     DRW also compared the mean and median price-earnings (P/E) ratio of the comparable companies, or the ratio of the common stock price of the comparable companies to their earnings per share (EPS), to the corresponding ratio of Allgon's Stock price to its projected EPS implied by the consideration to be paid in the Transaction.

     DRW compared enterprise value to revenue multiples and price to earnings ratios of Allgon with those of the following publicly traded companies:
Aeroflex, Inc., Alcatel ADS, Allen Telecom, Inc., Andrew Corporation, Celeritek, Inc., EMS Technologies, Inc., LM Ericsson AB and Repeater Technologies, Inc. Multiples of future revenue for Allgon were based on projected revenue as estimated by Allgon's management and, for the comparable companies, on publicly available estimates. Although these companies were considered comparable to Allgon for the purpose of this analysis based on certain characteristics of their respective businesses and financial performance, none of these companies possesses characteristics identical to those of Allgon.

     The following table presents, as of October 27, 2000 and as implied by the consideration to be paid in the Transaction, Allgon's implied enterprise value to revenue multiples and price to earnings ratios and the mean and median market value to revenue multiples and price to earnings ratios for the aforementioned comparable companies in the calendar years 2000 and 2001:

                                                               COMPARABLE
                                                                COMPANIES
                                                             ---------------
                                                             MEAN     MEDIAN    ALLGON
                                                             -----    ------    ------
Enterprise value as a ratio of:
  Projected calendar year 2000 Revenue.....................   3.2x     2.9x      1.9x
  Projected calendar year 2001 Revenue.....................   3.2x     2.8x      1.4x
Price to earnings ratios for:
  Projected calendar year 2000.............................  46.8x    53.4x        NM(1)
  Projected calendar year 2001.............................  34.8x    32.3x     21.1x

------------------
(1) Not meaningful

PRECEDENT TRANSACTION ANALYSIS

     DRW compared enterprise value to revenue multiples relating to the proposed consolidation of Allgon and REMEC with transaction value to revenue multiples paid in selected business combination and acquisition transactions completed since June 1998 for companies that compete in the wireless and wireline telecommunications markets. For the purpose of calculating multiples, revenue values were taken as the actual or estimated revenues of the target companies in the last twelve months prior to the announcement of the transaction, or LTM revenue, and for the next calendar year following consummation of the transaction. Financial data about the precedent transactions was taken from Securities and Exchange Commission filings, press releases, public databases and DRW estimates. The precedent transactions were:

     - the acquisition of Xylan Corporation by Alcatel SA, announced on March 2, 1999

     - the acquisition of DSC Communications Corp. by Alcatel SA, announced on June 4, 1998

     - the acquisition of Stanford Telecommunications, Inc. by Newbridge Networks Corporation, announced on June 22, 1999

     - the acquisition of Newbridge Networks Corporation by Alcatel SA, announced on February 22, 2000

     - the acquisition of Telco Systems, Inc. by World Access, Inc., announced on June 4, 1998

     - the acquisition of Summa Four, Inc. by Cisco Systems, Inc., announced on July 28, 1998

     - the acquisition of Dialogic by Intel Corp., announced on June 1, 1999

     - the acquisition of PairGain by ADC Telecommunications, announced on February 23, 2000

     The following table presents the enterprise value to revenue multiple for Allgon and the low, high, mean and median for the selected comparable transactions at announcement:

                                                   COMPARABLE TRANSACTIONS
                                               -------------------------------
                                               LOW     HIGH     MEAN    MEDIAN    ALLGON
                                               ----    -----    ----    ------    ------
Enterprise Value
  As a ratio of LTM revenues.................  1.2x    10.8x    4.0x     3.0x      1.9x
  As a ratio of next calendar year
     revenues................................  1.1x     7.2x    3.2x     2.3x      1.4x

RELATIVE CONTRIBUTION ANALYSIS

     DRW analyzed the relative contribution of each of REMEC and Allgon in calendar years 2000 and 2001 in terms of various financial statement categories relative to the pro forma combined financial statements where the two stand-alone companies were combined assuming no synergies. DRW compared the relative contributions to the pro forma valuation percentage of REMEC and Allgon as security holders in the pro forma post-Transaction consolidated company based on the fully-diluted equity ownership of the consolidated entity. DRW also noted that the implied Allgon and REMEC pro forma valuation in calendar year 2001 and assuming a 100% stock swap for the ownership shares of Allgon at the assumed exchange ratio of .566897 would be 26.2% and 73.8%, respectively. The following is a summary of this analysis:

                                                   PROJECTED CALENDAR    PROJECTED CALENDAR
                                                       YEAR 2000             YEAR 2001
                                                   ------------------    ------------------
                                                   ALLGON      REMEC     ALLGON      REMEC
                                                   -------    -------    -------    -------
Revenue..........................................   50.0%        50.0%    50.9%        49.1%
Operating Income.................................   37.6%        62.4%    45.4%        54.6%
Free Cash Flow...................................   17.2%      (117.2)%   81.0%      (181.0)%

ACCRETION/DILUTION ANALYSIS

     DRW also analyzed pro forma effects resulting from the impact of the Transaction on the projected earnings per share and revenue per share of the consolidated company for fiscal 2001 using management estimates for Allgon and DRW institutional equity research for REMEC. This analysis was performed both with and without taking into account certain immediate write-offs and with and without goodwill amortization expense that management of REMEC estimated the consolidated company may realize following consummation of the Transaction. The results of the analysis were as follows:

                                                           PERCENTAGE ACCRETION/(DILUTION) TO
                                                                 EARNINGS PER SHARE FOR
                                                                   CALENDAR YEAR 2001
                                                           ----------------------------------
Dilution.................................................                  nmf(1)
Dilution without immediate write-off.....................                (86.5)%
Dilution without immediate write-off and goodwill........                 (1.5)%

------------------
(1) Data was not meaningful

DISCOUNTED CASH FLOW ANALYSIS

     DRW performed a discounted cash flow analysis for Allgon in which it calculated the present value of the projected future cash flows of Allgon using internal financial planning data prepared by Allgon management and confirmed by REMEC management. DRW estimated a range of theoretical values for Allgon based on the net present value of its implied annual cash flows and a terminal value for Allgon in 2005 calculated based upon a multiple of EBIT (earnings before interest and taxes). DRW applied a range of discount rates of 20% to 35% based on an analysis of cost of equity capital and a range of terminal value multiples of 8.0x to 14.0x of forecasted 2005 operating income. This analysis yielded the following results:

                                              AGGREGATE EQUITY VALUE OF ALLGON
                                              --------------------------------
                                                      MULTIPLE OF EBIT
                                              --------------------------------
               DISCOUNT RATE:                 8.0X    10.0X    12.0X    14.0X
               --------------                 ----    -----    -----    ------
                                                       (IN MILLIONS)
20.0%.......................................  $644    $781     $918     $1,055
25.0%.......................................   530     641      753        865
30.0%.......................................   439     531      623        714
35.0%.......................................   367     443      519        595

PREMIUMS PAID ANALYSIS

     DRW reviewed publicly available information for selected completed acquisition transactions fulfilling the following criteria:

     - transactions completed between December 14, 1998 and June 16, 2000

     - transactions in which the target company was a publicly traded Swedish company

     DRW performed its analysis on 29 transactions that satisfied the criteria, and the table below shows a comparison of those premiums to the premium that would be paid to Allgon shareholders based on the implied value payable in the Transaction.

                                                         IMPLIED PREMIUM (DISCOUNT)
                                     ------------------------------------------------------------------
                                                                              COMPARABLE TRANSACTIONS
                                        ALLGON        ALLGON      ALLGON    ---------------------------
                                     (CURRENT)(1)   (REMEC)(2)   (LGP)(3)   LOW    MEAN   MEDIAN   HIGH
                                     ------------   ----------   --------   ---    ----   ------   ----
One day before announcement........       9.0%         19.4%       59.6%    (5)%    35%     32%     72%
6 months before announcement.......     (15.0)%
12 months before announcement......      37.2%

------------------
(1) Based upon an assumed announcement date of October 31, 2000.

(2) Based upon an assumed announcement dated the day the initial REMEC offer was announced.

(3) Based upon an assumed announcement date the day the LGP offer was announced.

     The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. DRW believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered by it, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the Transaction consideration to REMEC from a financial point of view, DRW did not find it practicable to assign relative weights to the factors considered in reaching its opinion. No single company or transaction used in the above analyses, as a comparison is identical to REMEC or Allgon or the proposed transaction. The analyses were prepared solely for purposes of DRW providing its opinion as to the fairness to REMEC and its shareholders of the Transaction consideration and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. In connection with its analyses, DRW made, and was provided by REMEC's management with, numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond REMEC's or Allgon's control. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of REMEC, Allgon or their advisors, none of REMEC, DRW or any other person assumes responsibility if future results or actual values are materially different from these forecasts or assumptions.

     DRW is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with business combinations and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. DRW makes a market in and provides research coverage on the common stock of REMEC. In the ordinary course of business, DRW and its affiliates may trade securities of REMEC for their own account and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. DRW provided investment banking services for REMEC in the past for which DRW received customary fees. REMEC selected DRW to render its opinion based on DRW's knowledge of the technology industry, and more specifically the wireless communications industry and its experience in business combinations and acquisitions and in securities valuation generally.

     Pursuant to an engagement letter, REMEC paid DRW a nonrefundable fee of $500,000 upon the rendering of its opinion. Payment of this fee to DRW was not contingent upon the closing of the Acquisition. REMEC has agreed to pay DRW an additional transaction fee equal to $2.9 million for investment banking and financial advisory services. The transaction fee is contingent upon the closing of the Acquisition. REMEC has also agreed to reimburse DRW for its reasonable out-of-pocket expenses and to indemnify DRW against certain liabilities relating to or arising out of services performed by DRW in connection with the Acquisition. The terms of the engagement letter, which REMEC believes are customary for transactions of this nature, were negotiated at arms'-length between REMEC and DRW, and the REMEC board of directors was aware of this fee arrangement at the time of its approval of the Acquisition.

POST-ACQUISITION CONSOLIDATED COMPANY

OVERVIEW

     REMEC's management believes that REMEC's consolidation with Allgon will create a world-leading supplier to global communications OEMs. By merging the existing strengths of the two companies, REMEC intends to develop a significant product offering which addresses high-growth end-markets for wireless and fiber-optic communications equipment and subsystems. REMEC and Allgon have achieved leadership in expertise in their chosen markets of focus, and REMEC's management believes that the Acquisition will ensure ongoing leadership in product offering, technology, scale and market presence. The post-Acquisition consolidated company will be arranged generally around five core areas of product and development expertise: Broadband Wireless, Integrated RF Solutions, Fiber-optic Components and Subsystems, Defense Products and Advanced Manufacturing.

BROADBAND WIRELESS

     The Broadband Wireless area will supply wireless access equipment and systems for applications across a broad range of the frequency spectrum. REMEC is in a position to benefit from the demand for broadband wireless access through offerings targeted for business, SOHO and residential use. In addressing the MMDS and LMDS sector, REMEC will provide products for volume data transmission, cellular backhaul and LAN/WAN linking through point-to-point microwave link, and broadband wireless distribution of Internet, data, voice and video from the fiber-optic hub through point-to-multipoint functionality.

INTEGRATED RF SOLUTIONS

     The Integrated RF Solutions area will strive to be a leader in cellular infrastructure by providing RF subsystems to OEMs and coverage and capacity enhancement products and systems. REMEC will be positioned to partner with global OEMs for 3G development and deployment through expertise in BTS antennae, active RF components, passive filtering and combining and integrated RF subsystems.

Additionally, in the coverage and capacity enhancement and market, REMEC offers significant leadership and expertise in MHA, MHB, repeater systems, smart antennae, in-building wireless solutions and specialized filtering and combining.

FIBER-OPTIC COMPONENTS AND SUBSYSTEMS

     REMEC will have strategic capabilities in the design, manufacture and supply of fiber-optic components and subsystems as well as custom MMICs through its majority owned Ascentia-Nanowave unit. Ascentia-Nanowave addresses these growth markets by supplying custom MMICs, critical modules, integrated subassemblies for fiber-optic and broadband wireless communications systems.

DEFENSE PRODUCTS

     REMEC will strive to continue as a leading supplier of advanced microwave products to defense communications applications. By addressing high performance, high demand functionality requirements in defense communications, radar, missile programs and electronic warfare, REMEC will strive to continue to maintain leadership in advanced microwave processes and technologies.

ADVANCED MANUFACTURING

     REMEC will be a leader in advanced high-volume manufacturing for microwave and RF processes. Through its process and technology advantage, high-volume commercial manufacturing capability, under attractive economics and strategic geographic presence, REMEC has the ability to partner with OEMs on a global scale to meet their volume manufacturing needs. By achieving significant scale and due to its international presence in key areas such as South and Central America and China, increased leverage with component suppliers and efficient supply of rapidly emerging growth markets can be realized.

SYNERGIES

     REMEC and Allgon have highly complementary products and technologies, and have pursued their consolidation with a belief that significant synergistic benefits will accrue therefrom. Revenue synergies are expected from additional market penetration of existing customers and OEMs, improved manufacturing capability and presence and significant cross-selling opportunities. Post-Acquisition, REMEC will possess consolidated operations with the critical mass necessary to support the major OEM and service provider customers in North America, Asia and Europe. Allgon's existing factory in China provides a strong platform for expansion by REMEC in the rapidly growing Asian market and eliminates the need for REMEC to independently develop such a facility. Additionally, REMEC envisions synergies resulting from the consolidation in management, product development and the redistribution and joint use of global sales functions and presence.

     Post-Acquisition, REMEC will have consolidated sales in excess of $550 million, based on most recent quarterly figures annualized, and an estimated headcount of over 4,000 employees.

STRATEGY OF THE POST-ACQUISITION CONSOLIDATED COMPANY

     Post-Acquisition, REMEC intends to strengthen its leadership position as an innovative international supplier of RF solutions to the telecommunications market by executing a focused strategy. REMEC intends to achieve this position by maintaining a strong lead in the broadband wireless market segment, attaining leadership in cellular infrastructure through aggressive internal growth and innovation as well as highly selective acquisitions, and by exploiting the potential of the market for fiber-optic components and subsystems. Key elements of this strategy include:

STRENGTHENING POSITION AS A WORLDWIDE PARTNER TO GLOBAL OEMS

     Post-Acquisition, REMEC intends to offer a broad range of products to fully meet the demands of global telecommunications OEMs. By providing a broad selection of products and technologies, high-volume manufacturing excellence and an international presence, REMEC can become a valued partner to OEMs, with the ability to serve them across a range of market sectors and geographic areas.

DIVERSIFYING PRODUCT AND OEM MIX

     REMEC's acquisition of Allgon will serve to diversify product and OEM mix due to the companies' respective product and relationship strengths. REMEC and Allgon have established world-class OEM partner models with a highly complimentary base of customers, which will give REMEC a highly diversified OEM customer base. Coupled with the enhanced array of products, technology and manufacturing capabilities offered by REMEC, this diversification should serve to improve the revenue stream from a roster of global OEMs and service providers.

ESTABLISHING A GLOBAL SALES AND DISTRIBUTION ORGANIZATION

     Through a global sales and distribution network, REMEC will seek to leverage the advanced product expertise and strong OEM and service provider relationships of REMEC and Allgon to increasingly penetrate customer, both across functional divisions and geographically. By pursuing the integration of the two companies' sales and distribution organizations, REMEC will seek to achieve new traction with customers and leverage with suppliers.

CONTINUING TO DEVELOP WORLD-CLASS HIGH-VOLUME MANUFACTURING OPERATIONS.

     The consolidated company has developed expertise in the advanced high-volume manufacture of microwave and RF products, cellular systems and fiber-optic components. REMEC will build on this capability to increasingly offer customers a one-stop-shop for their manufacturing needs. By linking a global network of advanced manufacturing facilities, REMEC will seek to achieve a strengthened geographic presence to better serve its customers, in particular through established high-volume manufacturing facilities in the U.S., Sweden, China and Costa Rica.

LEVERAGING PRESENCE IN CHINA TO CAPITALIZE ON ASIAN MARKET POTENTIAL AND FOR LOST-COST MANUFACTURING

     REMEC intends to leverage its new presence in China to address the rapidly growing market for communications infrastructure in Asia. By gaining an early-mover advantage in Asia, REMEC can capitalize on its technological position and partnerships with leading OEMs to supply the rapid build-out of wireless and 3G equipment in this region. Additionally, manufacturing facilities in China should provide low-cost, high-volume production to fully meet demand for these products in Asia and globally.

EXPLOITING THE POTENTIAL IN FIBER OPTICS SUB SYSTEMS

     REMEC's majority owned Ascentia-Nanowave subsidiary intends to aggressively introduce products for the fiber-optic components and subsystems markets. The high-volume manufacturing expertise in microwave and millimeter wave products of Nanowave and the microwave and MMIC design expertise of Ascentia should together create a supplier of choice for RF components and integrated subsystems to the electro-optic and broadband communications markets.

GOVERNMENTAL AND REGULATORY APPROVALS

     The Acquisition is subject to antitrust review by governmental authorities in the United States, Sweden and various other countries in the European Union and elsewhere.

     Under the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder by the Federal Trade Commission ("FTC"), the Acquisition may not be consummated until
(a) notifications have been given and certain information has been furnished to the Antitrust Division of the Department of Justice and the FTC and (b) specified waiting period requirements have been satisfied.

     There can be no assurance that any governmental agency will approve or take any other required action with respect to the Acquisition, and, if approvals are received or action is taken, that the approvals or action will not be conditioned upon matters that would cause us to abandon the Acquisition. In addition, there can be no assurance that an action will not be brought challenging the approvals or action, or, if a challenge is made, what the result of the challenge would be.

     In addition, United States state and federal antitrust authorities may also bring legal action under state or federal antitrust laws at any time before or after completion of the Acquisition, even if the HSR Act waiting periods have expired or been terminated. This action could include seeking to enjoin the consummation of the Acquisition or seeking divestiture of certain assets of REMEC or Allgon. Private parties may also take legal action under the antitrust laws in certain circumstances. There can be no assurance that a challenge to the Acquisition on antitrust grounds will not be made or, if a challenge is made, the result thereof.

     Antitrust notifications have been filed by REMEC with the FTC and Antitrust Division on November 14, 2000. Application for governmental authorization will also be filed or has already been filed with, among others, competition authorities in a number of European countries and elsewhere.

     REMEC and Allgon are not aware of any material governmental approvals that may be required for consummation of the Acquisition other than those described above. Should any other approval or action be required, it is presently contemplated that the appropriate approval or action would be sought. There can be no assurance, however, that any additional approval or action, if needed, could be obtained and would not be conditioned in a manner that would cause us to abandon the Acquisition.

ACCOUNTING TREATMENT

     We intend to account for the Acquisition as a purchase for financial reporting and accounting purposes, under accounting principles generally accepted in the United States. After the Acquisition, the results of operations of Allgon will be included in the consolidated financial statements of REMEC. The purchase price, i.e., the aggregate acquisition consideration, will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible assets of Allgon acquired will be recorded as goodwill and other intangible assets and will be amortized by charges to operations under accounting principles generally accepted in the United States. These allocations will be made based upon valuations and other studies that have not yet been finalized.

OPERATIONS AFTER THE ACQUISITION

     Following the Acquisition, Allgon will continue its operations as a subsidiary of REMEC. The shareholders of Allgon who receive shares of REMEC will become shareholders of REMEC and their rights will be governed by our restated articles of incorporation, our bylaws and the California Corporations Code.

                                  RISK FACTORS

     THE RISK FACTORS DESCRIBED BELOW DESCRIBE CERTAIN RISKS ASSOCIATED WITH THE ACQUISITION. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. THIS COULD CAUSE THE PRICE OF OUR STOCK TO DECLINE, AND YOU MAY LOSE PART OR ALL OF YOUR INVESTMENT. THIS PROXY STATEMENT CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES, INCLUDING STATEMENTS ABOUT OUR FUTURE PLANS, OBJECTIVES, INTENTIONS AND EXPECTATIONS. MANY FACTORS, INCLUDING THOSE DESCRIBED BELOW, COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DISCUSSED IN ANY FORWARD-LOOKING STATEMENTS.

WE MAY HAVE DIFFICULTY INTEGRATING THE BUSINESSES OF REMEC AND ALLGON

     The Acquisition involves the integration of a company that has previously operated independently. This integration will require significant effort from each of REMEC and Allgon, including the coordination of their operations, research and development and sales and marketing efforts. There can be no assurance that we will integrate the operations of Allgon without encountering difficulties or experiencing the loss of Allgon or REMEC personnel or that the benefits expected from the integration will be realized. The difficulties are exacerbated by the fact that the two companies are located on different continents separated by economic, governmental and cultural differences. The diversion of the attention of management and any difficulties encountered in the transition process (including the interruption of, or a loss of momentum in, Allgon's activities, problems associated with integration of management information and reporting systems, and delays in implementation of consolidation plans) could harm our business. These difficulties may include:

     - diversion of management resources from the business of the consolidated company;

     - incompatibility of business cultures;

     - perceived adverse changes in customer service standards, business focus, billing practices or service offerings available to customers;

     - perceived uncertainty in career opportunities, benefits and the long-term value of stock options available to employees;

     - costs and delays in implementing common systems and procedures; and

     - potential inefficiencies in delivering services to the customers of the consolidated company.

     Any of these difficulties could increase our operating costs, harm our financial performance or cause the loss of customers or employees. Many of these factors are outside of our control.

WE ARE LIKELY TO ACQUIRE LESS THAN 100% OF ALLGON'S STOCK AND WE MAY HAVE DIFFICULTIES IN OUR RELATIONSHIP WITH THE REMAINING MINORITY ALLGON SHAREHOLDERS

     A condition to our offer to the Allgon shareholders is that we acquire at least 66.67% of Allgon's outstanding stock. We have the right to waive this condition. Whether or not we waive this condition, we are likely to acquire less than 100% of Allgon's outstanding stock. We may have difficulties in our relationship with remaining minority shareholders of Allgon after the Acquisition and these difficulties may distract our management from the operation of our consolidated business.

WE MUST ATTRACT AND RETAIN KEY ALLGON EMPLOYEES TO MAINTAIN AND GROW OUR CONSOLIDATED BUSINESS

     Our success will depend, in part, on our ability to retain certain key Allgon employees, particularly senior members of management and engineers. In order to grow, we must also attract Allgon skilled employees in all areas of its business. We may not be able to retain Allgon's existing employees or attract additional skilled employees in the future. Our failure to do so could harm our consolidated business.

ALLGON'S CHANGE OF CONTROL COULD WEAKEN ITS RELATIONSHIPS WITH CUSTOMERS AND PARTNERS

     Certain of Allgon's existing customers or strategic partners may take the opportunity following a change of control of Allgon to review their contractual relationships with Allgon. Such a review could result in delayed or lost sales to either REMEC or Allgon.

EXPANSION INTO INTERNATIONAL MARKETS COULD INCREASE RISKS OF OPERATING LOSSES

     In international markets, OEMs, suppliers and customers may, on average, present greater credit risks than for those companies in the United States and Europe and may, on average, be subject to greater market volatility than those companies in the United States and Europe. The Acquisition will permit us to use Allgon's Asian factory and sales offices to produce, market and distribute our technology and products into this region. We have limited experience in producing, marketing and selling technology and products into this region and into other similar less developed regions.

THE COSTS TO COMPLETE THE ACQUISITION ARE SUBSTANTIAL; THESE COSTS AND THE MANNER OF ACCOUNTING FOR THE ACQUISITION MAY AFFECT OUR RESULTS OF OPERATIONS

     Completion of the Acquisition will result in total pre-tax costs of approximately $25,000,000, primarily relating to the fees of financial advisors, attorneys, consultants and accountants, and costs associated with consolidating Allgon's business into REMEC. Although we do not believe that Acquisition costs will significantly exceed our estimate, our estimate may not be correct and unanticipated events could occur that would substantially increase the costs of consolidation. In addition, we will incur additional costs upon completion of the Acquisition, or shortly thereafter, related to consolidation of sites and severance paid to certain employees as a result of this consolidation. The extent of these additional costs is not yet determined. In any event, any costs associated with the Acquisition would negatively affect our results of operations in the quarter in which the Acquisition is completed or future quarters as some additional costs would result in additional quarterly amortization.

IF WE DO NOT SUCCESSFULLY INTEGRATE ALLGON, OR IF THE ACQUISITION'S BENEFITS DO NOT MEET THE EXPECTATIONS OF FINANCIAL OR INDUSTRY ANALYSTS, THE MARKET PRICE OF OUR COMMON STOCK COULD DECLINE

     The market price of our common stock could decline if:

     - the integration of REMEC and Allgon is unsuccessful;

     - we are unable to successfully market our products and services to Allgon's customers or Allgon's products and services to our customers;

     - we do not achieve the perceived benefits of the Acquisition as rapidly as, or to the extent, anticipated by financial or industry analysts, or such analysts do not perceive the same benefits to the Acquisition as do REMEC and Allgon; or

     - the effect of the Acquisition on our consolidated financial results is not consistent with the expectations of financial or industry analysts.

                           FORWARD-LOOKING STATEMENTS

     This proxy statement includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and we are including this statement for purposes of complying with these safe harbor provisions. We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions, including those set forth under "Risk Factors."

     Words such as "expect," "anticipate," "intend," "plan," "believe," "estimate" and variations of such words and similar expressions are intended to identify such forward-looking statements. We undertake no obligations to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this proxy statement might not occur.

                                   MANAGEMENT

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following sets forth certain information regarding beneficial ownership of REMEC's common stock as of September 30, 2000 (i) by each person who is known by REMEC to own beneficially more than 5% of its common stock, (ii) by each of REMEC's directors, (iii) by the Chief Executive Officer and the four other most highly paid executive officers of REMEC at fiscal year end (the "Named Executive Officers") and (iv) by all directors and executive officers as a group.

                                                                                       PERCENTAGE OF
                                                             NUMBER OF SHARES       SHARES BENEFICIALLY
                    BENEFICIAL OWNER                       BENEFICIALLY OWNED(1)        OWNED(1)(2)
                    ----------------                       ---------------------    -------------------
Wellington Management Company, LLP(3)....................        3,339,340                  7.5%
Capital Guardian Trust Company(4)........................        2,304,750                  5.2%
Ronald E. Ragland(5).....................................        1,301,093                  2.9%
Errol Ekaireb(6).........................................          204,280                    *
Jack A. Giles(7).........................................          285,917                    *
Joseph T. Lee(8).........................................          137,180                    *
Denny Morgan(9)..........................................          523,212                  1.2%
James Mongillo(10).......................................          237,621                    *
Thomas A. Corcoran(11)...................................           22,781                    *
Mark D. Dankberg(12).....................................           10,112                    *
William H. Gibbs(13).....................................           49,654                    *
Andre R. Horn(14)........................................           26,779                    *
Jeffrey M. Nash(15)......................................           60,970                    *
All directors and executive officers as a group (18
  persons)(16)...........................................        4,966,009                 11.0%

------------------
  *  Less than 1% of the outstanding shares of common stock.

 (1) This table is based upon information supplied by directors, officers and principal shareholders. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders identified in this table has sole voting and investment power with respect to the shares shown. Percentage of ownership is based on 44,442,867 shares of common stock outstanding as of September 30, 2000.

 (2) Shares issuable upon exercise of outstanding options are considered outstanding for purposes of calculating the percentage of ownership of common stock of the person holding such options, but are not considered outstanding for computing the percentage of ownership of any other person.

 (3) The address of Wellington Management Company LLP is 75 State Street, Boston, Massachusetts 02109.

 (4) The address of Capital Guardian Trust Company is 333 South Hope Street, 52nd Floor, Los Angeles, California 90071.

 (5) Includes 35,100 shares held by Mr. Ragland's minor children.

 (6) Includes 73,251 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 30, 2000 and 12,000 shares held by Mr. Ekaireb's spouse.

 (7) Includes 17,438 shares held by Mr. Giles' spouse.

 (8) Beneficial ownership as of June 16, 2000. Mr. Lee is no longer a director or executive officer of REMEC.

 (9) All shares beneficially owned by Mr. Morgan are held in the Morgan Trust, of which Mr. Morgan and his spouse act as co-trustees.

(10) Beneficial ownership as of September 1, 2000. All shares beneficially owned by Mr. Mongillo are held in the Mongillo Family Trust, of which Mr. Mongillo and his spouse act as co-trustees. Mr. Mongillo is no longer an executive officer of REMEC.

(11) Includes 1,294 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 30, 2000.

(12) Includes 1,498 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 30, 2000.

(13) Includes 1,294 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 30, 2000.

(14) Includes 1,294 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 30, 2000.

(15) Includes 1,294 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 30, 2000.

(16) Includes 106,926 shares issuable upon exercise of outstanding options that are exercisable within 60 days of September 30, 2000.

                                  REMEC, INC.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

     On November 15, 2000, REMEC commenced its tender offer to acquire up to 100% of Allgon's securities.

     The unaudited pro forma condensed combined financial information is based on the consolidated financial statements of REMEC giving effect to the Acquisition under the assumptions and adjustments outlined in the accompanying notes to the unaudited pro forma condensed combined financial information. Such pro forma adjustments are based upon available information and upon certain assumptions that REMEC's management believes are reasonable under the circumstances. These pro forma financial statements are presented for illustrative purposes only and therefore are not necessarily indicative of the operating results of financial position that might have been achieved had the Acquisition occurred as of an earlier date, nor are they necessarily indicative of operating results or financial position which may occur in the future.

     The unaudited pro forma condensed combined balance sheet is provided as of July 28, 2000, giving effect to the Acquisition as though it had been consummated on that date. The unaudited pro forma condensed combined statements of operations are provided for the year ended January 31, 2000 and the six months ended July 28, 2000 and July 30, 1999 giving effect to the Acquisition as though it had occurred as of February 1, 1999.

     REMEC's condensed financial information included in these pro forma financial statements is derived from its July 28, 2000 unaudited consolidated financial statements included in its Form 10-Q for the same period, and from January 31, 2000 audited consolidated financial statements included in its most recent Form 10-K. Allgon's financial information included in these pro forma financial statements is derived from its June 30, 2000 and 1999, unaudited consolidated financial statements and from its December 31, 1999 audited consolidated financial statements. Allgon's financial statements included in the pro forma information as of all dates and for all periods presented have been adjusted, where appropriate, to present Allgon's financial position and results of operations in accordance with generally accepted accounting principles in the United States and in U.S. dollars. These adjustments are consistent with those more fully described in Allgon's September 30, 2000 and 1999 unaudited consolidated financial statements and in its December 31, 1999 audited consolidated financial statements.

     REMEC's unaudited condensed consolidated financial statements as of July 28, 2000 and for the six months then ended, and Allgon's unaudited consolidated financial statements as of June 30, 2000 and for the six months then ended, have been prepared in accordance with generally accepted accounting principles applicable to interim financial information, after giving effect to adjustments to present Allgon's financial statements in accordance with accounting principles generally accepted in the United States, and in the opinion of REMEC's management, include all adjustments necessary for a fair presentation of financial information for such interim periods.

                                  REMEC, INC.

                   PRO FORMA CONDENSED COMBINED BALANCE SHEET
                              AS OF JULY 28, 2000
                                 (IN THOUSANDS)

                                                                        PRO FORMA
                                                REMEC       ALLGON     ADJUSTMENTS      PRO FORMA
                                               --------    --------    -----------      ---------
CURRENT ASSETS:
Cash and cash equivalents..................    $148,537    $  4,500     $(125,000)(1)   $ 28,037
Marketable securities......................          --       1,200            --          1,200
Trade receivables, net.....................      40,151      46,900            --         87,051
Inventories................................      53,395      37,600                       90,995
Prepaids and other current assets..........      12,112      11,300            --         23,412
                                               --------    --------     ---------       --------
                                                254,195     101,500      (125,000)       230,695

Property and equipment, net................      70,923      54,800            --        125,723
Restricted cash............................      17,050          --            --         17,050
Goodwill and other intangibles, net........      26,717       9,000       365,692(2)     401,409
                                               --------    --------     ---------       --------
                                               $368,885    $165,300     $ 240,692       $774,877
                                               ========    ========     =========       ========
CURRENT LIABILITIES:
Accounts payable...........................    $ 14,055    $ 27,600     $  25,000(3)    $ 66,655
Accrued expenses and other current
  liabilities..............................      21,576      30,800            --         52,376
                                               --------    --------     ---------       --------
                                                 35,631      58,400        25,000        119,031
Deferred income taxes......................       6,876       7,300        18,472(4)      32,648
Other long-term liabilities................          --      23,400            --         23,400
Total shareholders' equity.................     326,378      76,200       197,220(5)     599,798
                                               --------    --------     ---------       --------
  Total liabilities and shareholders'
     equity................................    $368,885    $165,300     $ 240,692       $774,877
                                               ========    ========     =========       ========

---------------

(1)Cash payment as acquisition consideration.

(2)Adjustment to record the net assets of Allgon at fair value with costs in excess of net assets acquired allocated to intangible assets. Net intangibles will be amortized over their respective assigned useful lives ranging from three to ten years.

(3)Acquisition related expenses.

(4)Estimated deferred tax liability on non-goodwill intangible assets.

(5)Issuance of REMEC common stock valued at $312 million as acquisition consideration, elimination of Allgon's shareholders' equity of $76 million and write-off of Allgon's in-process research and development of $38.6 million.

                             See accompanying notes

                             REMEC INC. AND ALLGON

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JULY 28, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA
                                               REMEC       ALLGON         ADJUSTMENTS    PRO FORMA
                                              --------    --------        -----------    ---------
Net Sales...................................  $119,604    $149,600         $     --      $269,204
Cost of goods sold..........................    87,377     100,800               --       188,177
                                              --------    --------         --------      --------
Gross margin................................    32,227      48,800               --        81,027

OPERATING EXPENSES:
Selling, general and administrative.........    20,237      24,300    (1)    24,535        69,072
Research and development....................     8,523      20,800               --        29,323
                                              --------    --------         --------      --------
                                                28,760      45,100           24,535        98,395

Income (loss) from operations...............     3,467       3,700          (24,535)      (17,368)
Interest income and other, net..............     4,271      (1,300)   (2)    (2,971)           --
                                              --------    --------         --------      --------
Income (loss) before provision for income
  taxes.....................................     7,738       2,400          (27,506)      (17,368)
Provision (credit) for income taxes.........     3,170         900    (3)    (1,070)        3,000
Minority interest...........................        --        (200)              --          (200)
                                              --------    --------         --------      --------
Net income (loss)...........................  $  4,568    $  1,300         $(26,436)     $(20,568)
                                              ========    ========         ========      ========
Earnings per share -- basic.................  $   0.11                                   $  (0.37)
Weighted average shares
  outstanding -- basic......................    42,383                                     55,593
Earnings per share -- diluted...............  $   0.10                                   $  (0.37)
Weighted average shares
  outstanding -- diluted....................    44,730                                     55,593

---------------

(1)Amortization of goodwill and other intangibles with useful lives ranging from three to ten years.

(2)Foregone interest income on cash paid in connection with the acquisition.

(3)Adjustment to record the tax benefit from the reduction of interest income earned.

                             REMEC INC. AND ALLGON

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                         SIX MONTHS ENDED JULY 30, 1999
                   (IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                                                           PRO FORMA
                                                REMEC      ALLGON         ADJUSTMENTS    PRO FORMA
                                               -------    --------        -----------    ---------
Net Sales....................................  $90,492    $117,500         $     --      $207,992
Cost of goods sold...........................   69,894      72,000               --       141,894
                                               -------    --------         --------      --------
Gross margin.................................   20,598      45,500               --        66,098

OPERATING EXPENSES:
Selling, general and administrative..........   19,514      22,000    (1)    24,535        66,049
Research and development.....................    6,592      17,700               --        24,292
Transaction costs............................    3,130          --               --         3,130
                                               -------    --------         --------      --------
                                                29,236      39,700           24,535        93,471
Income (loss) from operations................   (8,638)      5,800          (24,535)      (27,373)
Interest income and other, net...............    1,250         800    (2)    (2,050)           --
                                               -------    --------         --------      --------
Income (loss) before provision for income
  taxes......................................   (7,388)      6,600          (26,585)      (27,373)
Provision (credit) for income taxes..........   (1,131)      1,900    (3)      (674)           95
Minority interest............................       --        (100)              --          (100)
                                               -------    --------         --------      --------
Net income (loss)............................  $(6,257)   $  4,600         $(25,911)     $(27,568)
                                               =======    ========         ========      ========

Earnings per share -- basic..................  $ (0.17)                                  $  (0.54)
Weighted average shares
  outstanding -- basic.......................   37,528                                     50,738

Earnings per share -- diluted................  $ (0.17)                                  $  (0.54)
Weighted average shares
  outstanding -- diluted.....................   37,528                                     50,738

---------------

(1)Amortization of goodwill and other intangibles with useful lives ranging from three to ten years.

(2)Foregone interest income on cash paid in connection with the acquisition.

(3)Adjustment to record the tax benefit from the reduction of interest income earned.

                             REMEC INC. AND ALLGON

             PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                      TWELVE MONTHS ENDED JANUARY 31, 2000
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           PRO FORMA
                                               REMEC       ALLGON         ADJUSTMENTS    PRO FORMA
                                              --------    --------        -----------    ---------
Net Sales...................................  $189,189    $258,200         $      --     $447,389
Cost of goods sold..........................   143,580     162,200                --      305,780
                                              --------    --------         ---------     --------
Gross margin................................    45,609      96,000                --      141,609

OPERATING EXPENSES:
Selling, general and administrative.........    38,189      44,600    (1)     49,069      131,858
Research and development....................    13,994      36,900                --       50,894
Transaction costs...........................     3,130          --                --        3,130
                                              --------    --------         ---------     --------
                                                55,313      81,500            49,069      185,882
Income (loss) from operations...............    (9,704)     14,500           (49,069)     (44,273)
Interest income and other, net..............     2,601         800    (2)     (3,401)          --
                                              --------    --------         ---------     --------
Income (loss) before provision for income
  taxes.....................................    (7,103)     15,300           (52,470)     (44,273)
Provision (credit) for income taxes.........      (428)      4,800    (3)     (1,160)       3,212
Minority interest...........................        --        (200)               --         (200)
                                              --------    --------         ---------     --------
Net income (loss)...........................  $ (6,675)   $ 10,300         $ (51,310)    $(47,685)
                                              ========    ========         =========     ========

Earnings per share -- basic.................  $  (0.18)                                  $  (0.94)
Weighted average shares
  outstanding -- basic......................    37,721                                     50,931

Earnings per share -- diluted...............  $  (0.18)                                  $  (0.94)
Weighted average shares
  outstanding -- diluted....................    37,721                                     50,931

---------------

(1)Amortization of goodwill and other intangibles with useful lives ranging from three to ten years.

(2)Foregone interest income on cash paid in connection with the acquisition.

(3)Adjustment to record the tax benefit from the reduction of interest income earned.

                                  REMEC, INC.

      NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
NOTE 1.

     The unaudited pro forma condensed combined financial statements reflect the acquisition of Allgon AB ("Allgon") by REMEC, Inc. ("REMEC") for a purchase price of approximately $462 million.

NOTE 2.

     The unaudited pro forma condensed combined balance sheet combines REMEC's July 28, 2000 unaudited balance sheet with Allgon's June 30, 2000 unaudited balance sheet.

NOTE 3.

     The unaudited pro forma condensed combined statement of operations for the six months ended July 28, 2000 combines REMEC's unaudited statement of operations for the six months ended July 28, 2000 with Allgon's unaudited statement of operations for the six months ended June 30, 2000. The unaudited pro forma condensed combined statement of operations for the year ended January 31, 2000 combines REMEC's audited statement of operations for the year ended January 31, 2000 with Allgon's audited statement of operations for the year ended December 31, 1999. The unaudited pro forma condensed combined statements of operations have been prepared by REMEC based upon the historical financial statements of REMEC and Allgon, and may not be indicative of the results that may be obtained in the future. The pro forma condensed combined financial statements should be read in conjunction with the audited financial statements and notes of REMEC and Allgon.

NOTE 4.

     Based upon REMEC's outstanding offer for Allgon's securities, REMEC will acquire all of the currently issued and outstanding shares of Allgon Stock in exchange for cash of $125 million and 13,210,000 shares of common stock of REMEC (assuming full exercise of the elective cash component by Allgon shareholders). The purchase price includes estimated merger costs of $25 million and assumed liabilities of $89.1 million. The purchase price for purposes of the unaudited pro forma condensed combined financial statements was allocated as follows based upon a preliminary valuation of the tangible and intangible assets at June 30, 2000. These amounts (in thousands) are subject to change upon the closing of the business combination:

TOTAL ACQUISITION COSTS:
Cash paid at acquisition....................................  $125,000
Issuance of common stock, options and warrants..............   312,000
Acquisition related expenses................................    25,000
                                                              --------
                                                              $462,000
                                                              ========
ALLOCATED TO ASSETS AND LIABILITIES AS FOLLOWS:
Tangible assets acquired....................................  $165,300
Assumed liabilities.........................................   (89,100)
Deferred tax liability......................................   (18,472)
In process research and development.........................    38,580
Customer base...............................................    34,722
Assembled workforce.........................................    31,250
Goodwill....................................................   299,720
                                                              --------
                                                              $462,000
                                                              ========

NOTE 5.

     The allocation of the purchase price was applied to the historical balance sheet and historical statements of operations of REMEC and Allgon to arrive at the unaudited pro forma condensed combined balance sheet at July 28, 2000 and statements of operations for the year ended January 31, 2000 and the six months ended July 28, 2000 and July 30, 1999.

                             FINANCIAL INFORMATION

SELECTED HISTORICAL FINANCIAL DATA OF REMEC

     In the table below, we provide you with summary historical financial data of REMEC, Inc. We have prepared this information using the consolidated financial statements of REMEC, Inc. for the five years ended January 31, 2000 and the six-month periods ended July 28, 2000 and July 30, 1999. The financial statements for the five fiscal years ended January 31, 2000 have been derived from the audited consolidated financial statements. The financial statements for the six-month periods ended July 28, 2000 and July 30, 1999 have not been audited.

     When you read this summary historical financial data, it is important that you read along with it the historical financial statements and related notes in our annual and quarterly reports filed with the SEC, as well as the section of our annual and quarterly reports titled "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                              SIX MONTHS   SIX MONTHS
                                                   FISCAL YEAR ENDED JANUARY 31,                ENDED        ENDED
                                        ---------------------------------------------------    JULY 30,     JULY 28,
                                         1996       1997       1998       1999       2000        1999         2000
                                        -------   --------   --------   --------   --------   ----------   ----------
                                                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net sales.............................  $97,700   $131,643   $191,008   $179,215   $189,189    $ 90,492     $119,604
Cost of sales.........................   68,776     95,359    132,349    137,443    143,580      69,894       87,377
                                        -------   --------   --------   --------   --------    --------     --------
Gross profit..........................   28,924     36,284     58,659     41,772     45,609      20,598       32,227
Operating expenses:
  Selling, general and
    administrative....................   18,159     23,313     31,210     36,835     38,189      19,514       20,236
  Research and development............    4,707      6,349      7,887     10,903     13,994       6,592        8,524
  Transaction costs...................       --         --      1,069         --      3,130       3,130           --
                                        -------   --------   --------   --------   --------    --------     --------
    Total operating expenses..........   22,866     29,662     40,166     47,738     55,313      29,236       28,760
                                        -------   --------   --------   --------   --------    --------     --------
Income (loss) from operations.........    6,058      6,622     18,493     (5,966)    (9,704)     (8,638)       3,467
Gain on sale of subsidiary............       --         --      2,833         --         --          --           --
Interest income (expense) and other,
  net.................................     (426)        15      2,314      3,008      2,601       1,249        4,271
                                        -------   --------   --------   --------   --------    --------     --------
Income (loss) before provision for
  income taxes........................    5,632      6,637     23,640     (2,958)    (7,103)     (7,389)       7,738
Provision (credit) for income taxes...    2,328      3,780      8,886      1,873       (428)     (1,131)       3,170
                                        -------   --------   --------   --------   --------    --------     --------
Net income (loss).....................    3,304      2,857     14,754     (4,831)    (6,675)     (6,257)    $  4,568
Dividend accrued on Preferred Stock...      (80)      (128)        --         --         --          --           --
                                        -------   --------   --------   --------   --------    --------     --------
Income (loss) applicable to Common
  Stock...............................  $ 3,224   $  2,729   $ 14,754   $ (4,831)  $ (6,675)   $ (6,257)    $  4,568
                                        =======   ========   ========   ========   ========    ========     ========
Earnings per share(1):
  Basic...............................  $   .16   $    .10   $    .44   $   (.13)  $   (.18)   $   (.17)    $    .11
  Diluted.............................  $   .15   $    .10   $    .42   $   (.13)  $   (.18)   $   (.17)    $    .10
Shares used in per share calculations
  computing earnings per share(1):
  Basic...............................   20,729     26,450     33,803     37,083     37,721      37,528       42,383
  Diluted.............................   20,904     26,916     34,842     37,083     37,721      37,528       44,730

BALANCE SHEET DATA:
Cash and cash equivalents.............  $ 4,146   $ 75,134   $ 47,966   $ 83,012   $ 34,836    $ 59,534     $148,537
Working capital.......................   19,575    100,673     99,221    133,807     95,610     109,914      218,565
Total assets..........................   53,798    151,524    179,082    218,571    223,929     223,318      368,885
Long-term debt........................    4,781      3,234         --         --      5,049          --           --
Total shareholders' equity............   29,722    121,639    145,990    191,607    187,892     186,824      326,378

-------------------------
(1)The earnings per share information provides retroactive effect for a three-for-two stock split of its common stock in the form of a 50% stock dividend payable on June 30, 2000.

SELECTED CONSOLIDATED FINANCIAL DATA OF ALLGON

     The following selected consolidated financial data was derived from the audited and unaudited financial statements of Allgon for its fiscal years 1995 through 1999 and for the nine months ended September 30, 1999 and 2000. Allgon's consolidated financial statements are prepared in accordance with generally accepted accounting principles in Sweden ("Swedish GAAP"). See "-- Summary of Certain Differences between Swedish GAAP and US GAAP". Results for the nine months ended September 30, 2000 are not necessarily indicative of results that may be expected for the entire year. Certain numerical information presented below may not sum due to rounding. The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations for Allgon" and the consolidated financial statements and notes thereto included elsewhere in this proxy.

                                                                                                    NINE MONTHS
                                                 YEAR ENDED DECEMBER 31,                        ENDED SEPTEMBER 30,
                                 -------------------------------------------------------   -----------------------------
                                 1995    1996     1997     1998     1999        1999       1999     2000        2000
                                 -----   -----   ------   ------   ------   ------------   -----   ------   ------------
                                   (SEK MILLION, EXCEPT PER SHARE DATA)     (US MILLION)   (SEK MILLION)    (US MILLION)
STATEMENT OF INCOME DATA:
Net sales......................  1,175   1,369    1,639    1,725    2,136        259       1,508    1,986        223
Cost of goods sold.............   (827)   (964)  (1,046)  (1,048)  (1,340)      (162)       (936)  (1,348)      (152)
                                 -----   -----   ------   ------   ------       ----       -----   ------      -----
Gross income...................    347     406      593      677      796         96         572      638         72
Selling and marketing
  expenses.....................   (101)   (118)    (141)    (186)    (245)       (30)       (177)    (215)       (24)
Administrative expenses........    (78)    (88)     (81)    (105)    (122)       (15)        (86)    (122)       (14)
Research and development
  costs........................   (109)   (117)    (162)    (225)    (297)       (36)       (217)    (272)       (31)
Other operating income and
  expenses.....................     17      14      (74)     (17)      (8)        (1)          0       42          5
Financial items................     (2)     13       (3)      (3)       3          1          (1)     (23)        (3)
                                 -----   -----   ------   ------   ------       ----       -----   ------      -----
Income after financial items...     74     109      132      141      127         15          90       48          5
Taxes..........................    (13)    (21)     (20)     (31)     (44)        (5)        (27)     (14)        (1)
Minority interest income.......     (0)     (1)      (1)      (3)      (2)        (0)         (1)      (2)        (0)
                                 -----   -----   ------   ------   ------       ----       -----   ------      -----
Net income.....................     61      87      111      107       81         10          62       32          4
Earnings per share(1)..........   2.10    3.01     3.84     3.70     2.80        .34        2.16     1.08        .12

BALANCE SHEET DATA:
Fixed assets...................    112      99      137      213      492         58         346      598         62
Current assets.................    426     563      643      731      889        104         760    1,018        105
                                 -----   -----   ------   ------   ------       ----       -----   ------      -----
Total assets...................    538     662      780      944    1,381        162       1,106    1,616        167
Shareholders' equity...........    319     393      491      579      694         81         613      712         73
Minority interests.............      0       1        2        3        3          0           5        3          1
Provisions.....................     24      43       37       60       64          8          47       55          6
Long-term liabilities..........     15       2        5       11       92         11          11      216         22
Current liabilities............    180     223      245      291      528         62         430      630         65
                                 -----   -----   ------   ------   ------       ----       -----   ------      -----
Total equity and liabilities...    538     662      780      944    1,381        162       1,106    1,616        167
                                 =====   =====   ======   ======   ======       ====       =====   ======      =====

------------------
(1)Except in the case of the nine month period ended September 30, 2000, the earnings per share do not include the issuance of 383,343 B shares in December 1999. In all cases, the data do not include the supplementary purchase price relating to the acquisition of Wireless Solutions Sweden AB of up to a maximum of 533,333 additional B shares that may be payable during the period until 2003 inclusive.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                      AND RESULTS OF OPERATIONS FOR ALLGON

     The following Management's Discussion and Analysis of Financial Condition and Results of Operations should be read in conjunction with Allgon's consolidated financial statements included elsewhere in this proxy. Allgon's Consolidated Financial Statements and the financial information discussed below have been prepared in accordance with Swedish GAAP, which differs in certain material respects from US GAAP. For a discussion of the principal differences between Swedish GAAP and US GAAP, see Note 23 to the consolidated financial statements for the 12 months ended December 31, 1999 and Note 7 to the condensed consolidated financial statements for the nine months ended September 30, 2000.

     The discussion in this proxy in "Management's Discussion and Analysis of Financial Condition and Results of Operations for Allgon" contains various forward-looking statements which reflect management's current views with respect to certain future events and financial performance. We consider any statements that are not historical facts to be forward-looking statements, including statements that include the words "target," "goal," "aim," "objective," "expect," "ambition," "estimate," "project," "anticipate," "should" or "intend" and similar expressions or variations on such expressions. A number of factors could cause actual results to differ materially from those projected or implied in such forward-looking statements. These factors include, but are not limited to: Allgon's inability to manage growth; difficulty integrating the businesses of REMEC and Allgon; the competitive environment in Allgon's business in general and in Allgon's specific market segments; uncertainty regarding market acceptance of wireless solutions; general economic conditions; Allgon's inability to attract and retain professional staff and loss of services from key executives; the loss of one or more significant customers; rapid technological changes and other factors referenced herein. Further, certain forward-looking statements are based upon assumptions of future events which may not prove to be accurate. Due to such uncertainties and risks, readers are cautioned not to place undue reliance on such forward-looking statements.

OVERVIEW

     The Allgon Group's (defined below) operations are concentrated on developing, manufacturing and marketing of radio-based solutions and other products for wireless telephony and data communication. As of January 2000, Allgon had four operating business areas: Allgon Systems, Allgon Mobile Communications and Allgon Microwave and Wireless Solutions (collectively, the "Allgon Group"). Allgon has offices in eight countries on four continents. Its head office is located in Stockholm, Sweden. Sales are made to some 60 countries of which 97% are to customers outside Sweden.

     Allgon has a strong position in its niche of the mobile telephony market. The product range consists of antenna systems for infrastructure in mobile telephone networks; filters, combiners and similar products for base stations; repeater networks; microwave equipment; mobile telephone antennas; wireless local networks and Bluetooth products. Allgon's ambition is to continue to strengthen its position in this rapidly growing market through substantial investments in product development with increasing value content in the products, high international market presence as well as strategic acquisitions aimed at securing key technology and expanding the product range. Allgon carries out product development and design under its own management, however a large proportion of the components are manufactured by subcontractors. Allgon believes this strategy provides for flexibility and opportunity for adaptation to changes in the market.

     In July 2000, Allgon acquired RF Integration Sweden, a consulting company that develops radio ASIC for wireless application of voice and data transfer for a purchase price of SEK 9 million paid through the issuance of 82,569 B shares (under registration) and another SEK 9 million may be payable in cash or shares under certain circumstances during the period to 2003 inclusive. The acquired company now forms part of Allgon's Wireless Solutions business area.

     In May 2000, Allgon sold its vehicle antenna and built-in vehicle antenna operations to Smarteq AB for a total sales price of SEK 52 million in a combination of cash and shares. The divestment is expected to have an impact on sales in 2000, but income after financial items is expected to be positively affected. Allgon Mobile Communications intends to concentrate its resources on terminal antennas and new areas of application within wireless communication.

     In December 1999, the Allgon Group acquired Wireless Solutions Sweden AB a company that develops products and systems for wireless communications for applications within industry, office and home.

     During 1998, the sales company in Austria was divested without significant impact on Allgon's income. During the fourth quarter of 1998 the Allgon Group acquired West Plating AB, a small Swedish company that specializes in silverplating filter products used in base station equipment and 3C Scotland Ltd, a Scottish radio technology development company. The effect of the acquisitions on 1998 income was negligible.

     Allgon operates in a dynamic sector which is characterized by rapid technology development as well as competent customers and competitors. Allgon's goal therefore is to be at the forefront of development to ensure that Allgon is constantly able to offer its customers an attractive and competitive product supply. To minimize the risk of losing position vis-a-vis competitors and to secure rapid growth, Allgon prioritizes development investments in a balancing between short-term profitability and sustainable profit. Recruitment and skill development of technical staff are for the same reason very important areas for Allgon. In recent years, Allgon has expanded its product range through, among other things, the addition of the microwave radio family and through Wireless Solutions Sweden AB's products for wireless applications within industry, office and home. The customer base has also expanded and includes many of the largest telephone manufacturers (including Nokia, Samsung, Panasonic, Ericsson and Motorola). Customers of Allgon are generally operators of mobile telephone networks, systems suppliers and telephone manufacturers as well as distributors. As a result, Allgon is not dependent on any individual product or customer for its business.

REGIONAL DEVELOPMENTS

     The infrastructure of the mobile telephone networks in North America is undergoing very rapid expansion at present. Improved roaming, anticipated strong subscriber growth and increased utilization of the mobile telephone networks stimulated this development. As a result, Allgon's sales in the North American market exceeded expectations during the second half of 1999 and continued to grow in 2000.

     In South America, growth has been slow due to, among other things, economic turbulence and uncertainty regarding operator licenses. However, the market is expected to enjoy positive growth in the future.

     A recovery in South-East Asia was evidenced by increased subscriber growth and capacity expansion during the first nine months in 2000. The subscriber trend in China remained strong. China currently has more than 60 million subscribers and is thus the second largest market in the world after the United States, followed by Japan. Allgon began delivery of locally produced base station antennas in China during 2000.

     Allgon's income is strongly affected by changes in currency exchange rates, in particular between USD and SEK. In 1999, 58% of invoicing was made in USD, mainly to customers in North America but also to some customers in Asia and Latin America. Only 14% of costs were denominated in USD during the same period.

RESULTS OF OPERATIONS

     The following table sets forth Allgon's net sales by geographic areas:

                                                                         NINE MONTHS
                                                FISCAL YEAR ENDED           ENDED
                                                  DECEMBER 31,          SEPTEMBER 30,
                                             -----------------------    --------------
                                             1997     1998     1999     1999     2000
                                             -----    -----    -----    -----    -----
                                                  (SEK MILLION)         (SEK MILLION)
Europe.....................................    573      479      503      341      469
North and South America....................    763      769      991      686    1,157
Asia and the rest of the world.............    303      477      642      481      360
                                             -----    -----    -----    -----    -----
  Total....................................  1,639    1,725    2,136    1,508    1,986
                                             =====    =====    =====    =====    =====

     The following sets forth Allgon's net sales by business areas:

                                                                         NINE MONTHS
                                                                            ENDED
                                               YEAR TO 31 DECEMBER      SEPTEMBER 30,
                                             -----------------------    --------------
                                             1997     1998     1999     1999     2000
                                             -----    -----    -----    -----    -----
                                                  (MILLION SEK)         (MILLION SEK)
Net Sales
  Systems..................................    963      938    1,136      789    1,227
  AMC(1)...................................    676      787      990      717      674
  Microwave................................     --       --       10        2       80
  Wireless Solutions.......................     --       --       --       --        5
                                             -----    -----    -----    -----    -----
     Total Net Sales.......................  1,639    1,725    2,136    1,508    1,986
                                             =====    =====    =====    =====    =====

------------------
NOTES:

(1)The Net Sales of AMC includes Net Sales of MSEK 110, MSEK 115 and MSEK 31 in 1998, 1999 and the first four months of 2000 respectively for the vehicle antenna business, which was sold on 1 May 2000.

NINE MONTHS ENDED SEPTEMBER 30, 2000 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1999

     Net sales. Net sales rose by 32% to SEK 1,986 million for the period ended September 30, 2000 from SEK 1,508 million for the comparable period of the prior year. Orders received increased by 7% to SEK 1,887 million for the period ended September 30, 2000 from SEK 1,761 million for the comparable period of the prior year.

     Gross income. Gross income increased by 11% to SEK 638 million for the period ended September 30, 2000 from SEK 572 million for the comparable period of the prior year. Allgon's gross margin fell to 32% for the period ended September 30, 2000 from 38% for the comparable period of the prior year due to overcapacity in Allgon Mobile Communications' operations.

     Operating income. Allgon's operating income fell by 23% to SEK 71 million for the period ended September 30, 2000 from SEK 92 million for the comparable period of the prior year. Operating income is charged with the growth investments, Allgon Wireless Solutions and Allgon Microwave, at negative SEK 88 million for the period ended September 30, 2000 compared to negative SEK 38 million for the comparable period of the previous year. The reduced sales volumes in Allgon Mobile Communications also negatively affected operating income. The decrease was offset in part by income in the amount of SEK 30 million, which relates to surplus pension funds from SPP (the Swedish Staff Pension). This amount represents a surplus being repaid by SPP of pension funds deposited by Allgon in recent years and is reported under other operating income/expenses. There were no such surplus funds for the comparable period of the prior year.

     Selling and marketing expenses. Selling and marketing expenses increased by 21% to SEK 215 million for the period ending September 30 , 2000 from SEK 177 million for the comparable period of the prior year. This increase was primarily due to further activities in the market reflected by increased sales.

     Administrative expenses. Administrative expenses increased by 41% to SEK 122 million for the period ending September 30, 2000 from SEK 86 million for the comparable period of the prior year. This increase was primarily due to expansion in activities.

     Research and development costs. Research and development costs increased by 26% to SEK 272 million for the period ending September 30, 2000 from SEK 217 million for the comparable period of the prior year. This increase was primarily due to costs of the Wireless Solutions area which was not previously a part of the Allgon Group.

     Other operating income and expenses. Other operating income and expenses, which consist of surplus pension funds from SPP, a one-off effect from the divestment of the vehicle antenna operations and exchange rate differences, was SEK 42 million for the period ending September 30, 2000. There were no other operating income and expenses for the comparable period of the prior year. The increase was primarily due to a one-time capital gain from the sale of the vehicle antenna business and a one-time SPP (Swedish pension) surplus.

     Income after financial items. Income after financial items decreased by 47% to SEK 48 million for the period ended September 30, 2000 from SEK 90 million for the comparable period of the prior year. The income after financial items includes a positive one-off effect of approximately SEK 24 million from the divestment of the vehicle antenna operation. Income after financial items would have been SEK 59 million higher if Allgon had not had any hedging.

     A cost savings program has been initiated to improve profitability. The program comprises intensified activities aimed at reducing production costs as well as a savings program for expenses.

     Taxes. Tax expenses decreased by 48% to 14 million for the period ended September 30, 2000 from SEK 27 million for the comparable period of the prior year, corresponding to an effective tax rate of 30% for the period ended September 30, 2000, compared to 30% in 1999.

     Allgon Systems. Net sales rose by 55% to SEK 1,227 million for the period ended September 30, 2000 from SEK 789 million for the comparable period of the prior year. The increase was primarily due to increased sales in North and South America. Sales of radio equipment and antenna systems developed very positively, particularly in North America. Antenna sales more than doubled compared with the same period in the previous year. Sales of radio equipment also developed very strongly. Sales of antenna systems also increased in China, a result of the local production unit which was established there during the second quarter of 2000. Sales of repeater networks increased in North and South America.

     Operating income rose by 229% to SEK 142 million for the period ended September 30, 2000 from SEK 62 million for the comparable period. The increase was primarily due to the effect from higher sales volumes.

     Allgon Mobile Communications. Net sales fell by 6% to SEK 674 million for the period ended September 30, 2000 from SEK 717 million for the comparable period of the prior year primarily because sales of older handset models, on which the Mobile Communications business area was heavily dependent, fell more sharply than expected and sales of the higher priced retractable antennas fell significantly. Allgon was also underrepresented in built-in antennas which have grown rapidly in the market in 2000. Allgon's distribution between retractable, fixed and built-in antennas was 34%, 64% and 2%, respectively for the period ended September 30, 2000 from SEK compared to 38%, 61% and 1%, respectively for the comparable period of the prior year.

     During the third quarter of 2000, Allgon Mobile Communications and the Semiconductor Product Sector of Motorola, Inc. signed a letter of intent for a collaboration relating to the joint development of a new technology for antenna systems intended for the third generation's wireless multimedia terminals.

Allgon's Digital Controlled Antenna ("DCA") concept will use new technology from Motorola. The collaboration relating to DCA will also include other advanced radio components.

     Following the implementation of the cost savings program mentioned above, fixed costs are expected to be reduced by at least SEK 50 million on an annual basis compared with the period ended June 30, 2000, with full effect as of the first quarter of 2001.

     Allgon Mobile Communications is involved in several projects relating to built-in antennas with leading mobile telephone manufacturers that have chosen Allgon as supplier. Sales of antennas for satellite telephones amounted to SEK 33 million the period ended September 30, 2000 compared to SEK 14 million for the comparable period of the prior year.

     Operating income fell by 72% to SEK 29 million for the period ended September 30, 2000 from SEK 102 million for the comparable period of the prior year. The decrease was primarily related to overcapacity in production.

     Allgon Microwave. Net sales increased to SEK 80 million for the period ended September 30, 2000 from SEK 2 million for the comparable period of the prior year.

     Allgon Microwave's operating result was negative SEK 33 million for the period ended September 30, 2000 compared to negative SEK 38 million for the comparable period of the prior year. The decrease was primarily due to an increase in net sales as compared to 1999.

     Allgon Wireless Solutions. Net sales amounted to SEK 5 million for the period ended September 2000. There were no recorded net sales in 1999 because Allgon Wireless Solutions was acquired by the Allgon Group in December 1999.

     In 1999, Allgon Wireless Solutions launched a new range of Wireless Local Area Network ("WLAN") products for wireless data transmission with 11 Megabits, which is mainly directed at Original Equipment Manufacturers ("OEMs"). A new Personal Communication ("PC") card, new wireless access nodes, adapters for printers and stationary personal computers as well as a web camera are included in the new product range.

     The operating result amounted to negative SEK 50 million for the period ended September 30, 2000 primarily due to investments in research and development activities.

FISCAL 1999 COMPARED TO FISCAL 1998

     Net sales. Net sales rose by 24% to SEK 2,136 million in 1999 from SEK 1,725 million in 1998. The increase was primarily due to positive developments for Allgon Mobile Communications and Allgon Systems during the second half of 1999. Total orders received by Allgon increased by 28% to SEK 2,266 million in 1999 from SEK 1,764 million in 1998 primarily due to increased sales in the Mobile Communications and Systems business areas. Allgon's order flow varies over the year but does not follow any clear seasonal pattern. However, in recent years it has been noted that the second half of the year has been stronger from a sales viewpoint whereas the first quarter has been weaker. At the year-end the order backlog amounted to SEK 451.9 million.

     Allgon Systems reported total sales of SEK 1,136 million in 1999 up by 22% from SEK 938 million in 1998. Of total sales within Allgon Systems in 1999, 44% were to system manufacturers and 56% to operators, the same proportion as in 1998. Radio equipment is mainly sold to system manufacturers whereas antenna systems and repeater networks are primarily sold to operators.

     Allgon Mobile Communications reported total sales of SEK 990 million in 1999 up by 26% from SEK 787 million in 1998. Customers can be split into telephone manufacturers who purchase terminal antennas, vehicle manufacturers, distributors and certain other customers who require vehicle antennas and other special antenna solutions. Allgon divested its vehicle antenna business in May 2000.

     Allgon's product range was subject to continued price pressure. During the second half of 1999, Allgon delivered built-in telephone antennas for the first time. The retractable antennas are normally more complex to develop and manufacture and therefore command a higher price than the fixed and built-in antennas. During 1999, there was a shift in the product mix of Allgon Mobile Communications towards a larger proportion of fixed antennas compared with 1998 as shown in the table below:

                                                     DISTRIBUTION OF ANTENNA TYPES
                                         -----------------------------------------------------
                                                   1999                         1998
                                         -------------------------    ------------------------
                                         NUMBER, MILLION    SHARES    NUMBER, MILLION    SHARE
                                         ---------------    ------    ---------------    -----
Fixed..................................        58             61%           34             52%
Retractable............................        37             38%           31             48%
Built-in...............................         1              1%           --             --
                                               --            ---            --            ---
  Total................................        96            100%           65            100%
                                               ==            ===            ==            ===

     Price reductions also occurred in respect of Allgon System's products. However, the Radio Equipment, Repeater Networks and Antenna Systems divisions of Allgon Systems experienced a positive growth in sales volume. The favorable market trend in the United States with increased investments as a result of the expansion of the mobile networks contributed strongly to this growth.

     Had the USD rates, which influenced 1998 net sales, been the same in 1999, total net sales for the Group would have been SEK 2,077 million, or 3% lower in 1999.

     Gross income. During the second and third quarters of 1999, sales volumes increased significantly. As a result, production equipment temporarily formed a bottleneck, especially with regard to manufacturing of terminal antennas. This was solved by temporarily carrying out more work operations manually which brought about increased costs and reduced efficiency in production. However, the situation was normalized during the fourth quarter. The strong volume increases during the year also meant that some of Allgon's subcontractors had difficulties in delivering sufficient quantities at the desired time. These interruptions led to additional costs for Allgon.

     Income in the fourth quarter was negatively affected by the fact that a large customer significantly reduced advised volumes of mobile telephone antennas.

     During the year, the gross profit margin fell to 37% from 39% in 1998. The reduction in the gross profit margin is mainly explained by the aforementioned production interruptions which brought about temporary overcapacity in production. The gross profit margin was also affected by a changed product and customer mix with a slightly lower proportion of high-margin products, and price changes in the market.

     Operating income. Operating income for 1999 decreased by 14% to SEK 124 million from SEK 144 million in 1998, equivalent to an operating margin of 5.8% in 1999 and 8.3% in 1998.

     Selling and marketing expenses. Selling and marketing expenses increased by 31 % to SEK 244 million in 1999 from SEK 186 million in 1998, equivalent to 11% of net sales in both years. The increase in expenses is primarily due to the following factors: the sales organizations in Europe and China were expanded; the US subsidiary was provided increased resources for marketing; and a Japanese subsidiary, which was established especially to target the Japanese market for terminal antennas, commenced its operations in January 1999.

     Administrative expenses. Administrative expenses rose by 16% to SEK 122 million in 1999 from SEK 105 million in 1998, equivalent to 6 % of net sales in both years.

     Research and development costs. Research and development costs increased by 32% to SEK 297 million in 1999 from SEK 225 million in 1998, equivalent to 14 % of net sales in 1999 and 13% in 1998. As planned, the development costs rose significantly as a result of increased investments in existing segments. Costs of microwave radio operations amounted to SEK 50 million and exceeded 1998 costs by SEK 19 million, of which the majority were attributable to development costs.

     The acquisition of the Scottish development company, 3C Scotland, at the end of 1998 also contributed to higher development costs in 1999.

     Other operating income and expenses. Other operating income and expenses, primarily consisting of booked currency effects relating to business operations, decreased by 54% to negative SEK 8 million in 1999 from negative SEK 18 million in 1998. The booked currency effects consist of two components. One is the currency effect attributable to forward contracts entered into which amounted to negative SEK 17 million in 1999 compared to negative SEK 22 million in 1998. The second component is linked to the principles applied in booking customer and supplier invoices in foreign currency. Slightly simplified, this component can be said to reflect the difference between the average book rate, which is set for each month and to which the sales or purchases are booked, and the actual daily rate that prevailed on the date on which payment was made or received.

     Goodwill amortization. Operating income was charged with goodwill amortization of SEK 5 million in 1999 compared to SEK 3 million in 1998. Of this amount, SEK 2.5 million in 1999 compared to SEK 0.4 million in 1998 influenced cost of goods sold and SEK 2.7 million in 1999, the same amount as in 1998, affected research and development costs.

                                                AMORTIZATION IN    AMORTIZATION IN    REMAINING
                                       TOTAL      PRIOR YEARS           1999          GOODWILL
                                       -----    ---------------    ---------------    ---------
                                                            (SEK MILLION)
GOODWILL ITEMS
Allgon System Oy.....................   13             3                  3               8
3C Scotland Ltd......................   11             0                  2               9
West Plating AB......................    2             0                  0               1
Wireless Solutions Sweden AB.........   73            --                 --              73
                                        --            --                 --              --
  Total..............................   99             3                  5              91
                                        ==            ==                 ==              ==

     Wireless Solutions Sweden AB was acquired in December 1999. The goodwill which arose, SEK 73 million, will -- due to the long-term strategic value of the acquisition -- be amortized over ten years starting in 2000. The acquisition was financed via a directed issue of 383,343 B shares to previous owners and via a cash payment of SEK 18 million which was paid in December 1999. The purchase price amounted to SEK 75 million, of which SEK 5 million refers to an acquired convertible loan. Under certain circumstances, a supplementary purchase price, equivalent to 535,333 B shares maximum, could be paid during the period until 2003 inclusive.

     Income after financial items. Income after financial items fell by 10% to SEK 127 million in 1999 from SEK 141 million in 1998, equivalent to a profit margin of 5.9% in 1999 and 8.1% in 1998. Financial income/expense refers to interest expenses for interest-bearing liabilities, interest income on liquid assets as well as the interest income/expense which is attributable to the interest portion of forward contracts entered into. Financial income/expense amounted to SEK 3 million in 1999 compared to negative SEK 3 million in 1998, of which the interest difference on forward contracts entered as expense was SEK 8 million in 1999 compared to 5 million in 1998. In addition, net exchange rate differences of SEK 9 million, compared to negative SEK 2 million in 1998, were included attributable to liquid funds on currency accounts and some other financial items. Allgon's income after financial items is strongly affected by changes in the exchange rate between USD and SEK as 58% of net sales in 1999 were received in USD, whereas costs corresponding to only 14% of invoicing are incurred in USD.

     Had the exchange rates which influenced 1998 income been the same in 1999, income after financial items, all other things being equal, would have been SEK 56 million lower in 1999. Implemented hedging had a negative effect on operating income of SEK 17 million in 1999 compared to SEK 22 million in 1998 and on financial income/expense of SEK 8 million in 1999 compared to SEK 5 million in 1998. Had there been no forward cover, income after financial items would have been SEK 25 million higher.

     Taxes. Tax expense increased by 42% to SEK 44 million in 1999 from SEK 31 million in 1998, equivalent to an effective tax rate of 35% in 1999 and 22% in 1998. The effective tax rate in 1999 exceeded the nominal tax rate of 28% in Sweden. This was mainly due to non-deductible goodwill amortization and the fact that significant profit was generated in foreign subsidiaries with higher tax rates.

Previous losses carried forward have been utilized in full which means that the tax rate for 1999 largely reflects the nominal tax rates in the countries in which Allgon operates. The tax rate for the year 2000 is also expected to reflect closely the nominal tax rates in the countries in which Allgon operates.

FISCAL 1998 COMPARED TO FISCAL 1997

     Net sales. Allgon's net sales rose by 5% to SEK 1,725 million in 1998 from SEK 1,639 million in 1997. The increase was primarily due to positive development within the Allgon Mobile business area. Total orders received by Allgon increased by 6% to SEK 1,764 million in 1998 from SEK 1,659 million in 1997. Allgon's order flow varies over the year but does not follow any clear seasonal pattern. The order backlog increased from SEK 254.8 million on January 1, 1998 to SEK 293.7 million on December 31, 1998. The increase was not larger as the change in the order backlog was influenced by a reduction in lead times, i.e. the time between order and delivery. This was a consequence of the market's requests for placing orders with increasingly short advance planning which ultimately brought about faster delivery. Demands for shorter delivery times have gradually increased from both system manufacturers and operators, which means customers are placing relatively smaller orders on shorter notice.

     Allgon Systems reported total sales of SEK 938 million in 1998 compared to SEK 963 million in 1997. Of total sales in the Allgon Systems business area in 1998, 44%, compared to 50% in 1997, was to system manufacturers and 56%, compared to 50% in 1997, to operators. Base station equipment is mainly sold to system manufacturers whereas base station antennas and repeaters are primarily sold to operators.

     Allgon Mobile Communications reported total sales of SEK 787 million in 1998 compared to SEK 676 million in 1997. Customers can be split into telephone manufacturers who purchase terminal antennas and vehicle manufacturers, distributors and certain other customers who purchase vehicle antennas and other special antenna solutions.

     Large parts of the Allgon product range were subject to continued price reductions, especially in Allgon Mobile Communications. Lower purchasing prices and more efficient production offset the selling price reductions to some extent. In addition, a change of product mix towards a larger proportion of fixed antennas took place in Allgon Mobile Communications which had a negative effect on income. The proportion of fixed antennas was 52 % in 1998 compared to 36% in 1997.

     Allgon System's products also declined in price. In addition, as a result of weak sales of automatically tuned combiners, the Base Station Equipment division of Allgon Systems reported falling volumes. The other two divisions, Repeater Systems and Base Station Antennas, experienced increased volumes.

     Had the USD rates which influenced 1997 net sales been the same in 1998, net total sales would have been SEK 1,690 million, or 2% lower in 1998.

     Gross income. During 1998, the gross margin rose to 39.3% from 36.2% in 1997. The margin improvement is mainly explained by a more favorable USD rate as sales are reported at an average daily rate. The average invoicing rate in 1998 was 7.94 SEK/USD compared to 7.63 SEK/USD in 1997. The gross profit margin was also affected by a changed product and customer mix as well as price changes in the market.

     Operating income. Operating income for 1998 increased by 7% to SEK 144 million from SEK 135 million in 1997, equivalent to an operating margin of 8.3% in 1998 and 8.2% in 1997.

     Selling and marketing expenses. Selling and marketing expenses increased by 32% to SEK 186 million in 1998 from SEK 141 million in 1997, equivalent to 11% of invoiced sales in 1998 and 9% in 1997. During 1998 the sales organizations in virtually all markets were strengthened. A sales company was established in Brazil in mid-1998 to focus on the South American market and the sales organizations in Europe and China were strengthened. The US subsidiary of Allgon also expanded its marketing activities. A company was formed in 1998 in Tokyo, primarily to develop the Japanese market for terminal antennas. The company in Tokyo commenced its operations in January 1999.

     Administrative expenses. Administrative expenses increased by 29% to SEK 105 million in 1998 compared to SEK 81 million in 1997.

     Research and development costs. Research and development costs increased by 39% to SEK 225 million in 1998 compared to SEK 162 million in 1997, equivalent to 13% of invoiced sales in 1998 and 10% in 1997. As planned, the research and development costs rose significantly as a result of investments within existing segments and in new segments such as radio link and antennas for satellite telephones.

     Other operating income and operating expenses. Other operating income and operating expenses, consisting primarily of booked currency effects relating to the business operations, amounted to negative SEK 18 million in 1998 compared to negative SEK 74 million in 1997. The booked currency effects consist of two components. One is the currency effect attributable to forward contracts entered into which amounted to negative SEK 22 million in 1998 compared to negative 86 million in 1997. The second component is linked with the principles which are applied in booking customer and supplier invoices in foreign currency. Slightly simplified, the components can be said to reflect the difference between the average book rate which is set for each month and to which the sales or purchases are booked, and the actual daily rate which prevailed on the date which payment was made or received. Other operating income also includes capital gains relating to a property sale at SEK 0.4 million.

     Goodwill amortization. Operating income was charged with goodwill amortization of SEK 3 million in 1998 compared to 0.4 million in 1997. Of this amount, SEK 0.4 million influenced costs of sold goods whereas SEK 3 million affected research and development costs. In 1997, all goodwill amortization was included in the research and development costs.

                                                AMORTIZATION IN    AMORTIZATION IN    REMAINING
                                       TOTAL      PRIOR YEARS           1998          GOODWILL
                                       -----    ---------------    ---------------    ---------
                                                            (SEK MILLION)
GOODWILL ITEMS
Fertron Oy...........................   13             0                  3              10
3C Scotland Ltd. ....................   11            --                  0              11
West Plating AB......................    2            --                  0               2
                                        --             --                 --             --
  Total..............................   26             0                  3              23
                                        ==             ==                 ==             ==

     Income after financial items. Income after financial items increased by 7% to SEK 141 million in 1998 from SEK 132 million in 1997, equivalent to a profit margin of 8.1% in 1998 and 8.0% in 1997. Financial income/expense refers to interest expenses for interest bearing liabilities, interest income on liquid assets as well as the interest income/expense which is attributable to the interest portion of forward contracts entered into. Financial income/expense amounted to negative SEK 3 million in 1998 compared to negative SEK 3 million in 1997, of which the interest difference on forward contracts entered as expense was negative SEK 5 million in 1998 compared to negative SEK 11 million in 1997. In addition, exchange rate differences were included at negative SEK 2 million in 1998 compared to negative SEK 4 million in 1997 net attributable to liquid funds on currency accounts and some other financial items. Allgon's income is strongly affected by changes in the exchange rate between USD and SEK as 50% of invoicing was made in USD in 1998, mainly to customers in North America but also to some customers in Asia and Latin America, whereas only 14% of costs were denominated in USD during this period.

     Had the exchange rates which influenced 1997 income been the same in 1998, earnings before taxes -- all other things being equal -- would have been SEK 48 million lower and the profit margin would have amounted to 5.4% in 1998. Implemented hedging had a negative effect on operating income of SEK 22 million in 1998 compared to SEK 86 million in 1997 and on financial income/expense of SEK 5 million in 1998 compared to SEK 14 million in 1997. Had there been no forward cover, income after financial items would have been SEK 27 million higher.

     Taxes. Tax expense increased by 55% to SEK 31 million in 1998 compared to SEK 20 million in 1997, equivalent to an effective tax rate of 22% in 1998 and 15% in 1997. Previous losses carried forward had the effect that the tax rate in 1998 was lower than the nominal tax rate in Sweden.

LIQUIDITY AND CAPITAL RESOURCES

     Cash flow before change in working capital. Net cash provided by current operations before change in working capital was SEK 111 million for the nine months ended September 30, 2000, and SEK 173 million, SEK 180 million and SEK 154 million for the fiscal years ended 1999, 1998 and 1997, respectively.

     Changes in working capital. Net working capital increased by SEK 42 million for the nine months ended September 30, 2000. Inventories increased in 1999, primarily because of strong volume growth, expanded product range and establishment of consignment inventories. In 1999, trade accounts receivable increased by 48% to SEK 438 million from SEK 295 million in 1998. Other operating receivables fell by 17% in 1999 to SEK 70 million from SEK 84 million in 1998. Trade accounts payable increased by 57% in 1999 to SEK 249 million from SEK 158 million in 1998, primarily due to increased invoicing with a resulting increase in purchasing volumes and due to a trade account payable of SEK 14.9 million relating to new construction in Sweden. Other operating liabilities increased to SEK 280 million from SEK 132 million in 1998.

     Inventories decreased in 1998, partly due to improved logistics routines and closer collaboration with some subcontractors and partly due to a shift in the product mix towards a larger proportion of terminal antennas for which inventory turnover rate is significantly higher. In 1998, trade accounts receivable increased by 26% to SEK 295 million from SEK 234 million in 1997. Other operating receivables increased by 58% in 1998 to SEK 84 million from SEK 53 million in 1997. The increase was primarily due to income taxes recoverable. Trade accounts payable increased by 11% in 1998 to SEK 158 million from SEK 142 million in 1997, partly because of increased invoicing with a resulting increase in purchasing volumes, and partly because of extended credit periods from large suppliers.

     Cash flow from financing operations. Net cash provided by (used in) financing operations was SEK 119 million for the nine months ended September 30, 2000, and SEK 176 million, SEK 10 million and SEK 16 million for the fiscal years ended 1999, 1998 and 1997, respectively.

     Capital Expenditures. During the nine months ended September 30, 2000, capital expenditure in buildings and land, machinery and equipment amounted to SEK 176 million gross, of which SEK 64 million was spent on the construction of a new plant for Allgon Systems. In 1999, capital expenditures in buildings and land, machinery and equipment was SEK 296 million, of which SEK 149 million related to the new plant for Allgon Systems. In 1998, capital expenditures in buildings and land, machinery and equipment was SEK 151 million of which SEK 53 million was invested in the new plant for Allgon Systems. In 1997, capital expenditures in buildings and land, machinery and equipment was SEK 72 million.

     Capital expenditures in machinery and equipment was SEK 110 million in the nine months ended September 30, 2000 and SEK 147 million, SEK 98 million and SEK 72 million for the fiscal years ended 1999, 1998 and 1997, respectively. The investments were primarily related to production equipment.

     Goodwill resulting from acquisition activities was SEK 10 million for the nine months ended September 30, 2000 and SEK 5 million, SEK 3 million and SEK
0.4 million for the fiscal years ended 1999, 1998 and 1997, respectively. The goodwill in 1998 related to the acquisition of 3C Scotland Ltd, West Plating AB and System OY. The goodwill resulting from the acquisition of Wireless Solutions Sweden AB will be amortized over 10 years starting in 2000.

     Liquid assets. Liquid assets amounted to SEK 82 million at September 30, 2000 and to SEK 57 million, SEK 218 million and SEK 184 million at the end of 1999, 1998 and 1997, respectively. In addition to liquid assets, at September 30, 2000, Allgon had unused overdraft facilities of SEK 24 million.

     Financial position. At September 30, 2000, net borrowing amounted to SEK 277 million, compared to SEK 162 million at December 31, 1999 primarily to fund capital expenditures and other investments.

SUMMARY OF CERTAIN DIFFERENCES BETWEEN SWEDISH GAAP AND US GAAP

     The financial statements of Allgon included in this proxy statement were prepared and are presented in accordance with Swedish GAAP. Certain differences between Swedish GAAP and US GAAP could have a significant affect on the measurement, presentation and disclosure of financial information contained herein. The following is a summary of certain differences between Swedish and US GAAP. However, this description of certain differences is not intended to be complete and does not address all differences in presentation, including classification, disclosure and display of financial information contained herein. See Note 23 to Allgon's 1999 financial statements and the financial statements for the nine months ended September 30, 2000 for a detailed description of differences between Swedish GAAP and US GAAP affecting Allgon.

     Acquisition of Wireless Solutions. US GAAP requires that the cost of an acquisition be assigned to the tangible and indentifiable intangible fixed assets acquired and liabilities assumed on the basis of their fair values at the date of acquisition. Any excess of cost over fair value of net assets acquired is recorded as goodwill, which is then amortized over the expected useful economic life, not to exceed 40 years. Under Swedish GAAP, value such as acquired in process research and development is not often assigned to separately indentifiable intangible assets, but is included with goodwill.

     Internal Use Software. Swedish GAAP permits Allgon to expense costs associated with the purchase and development of software used for internal purposes. US Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, which is effective for financial statements for fiscal years beginning after December 15, 1998, does not allow costs incurred prior to initial adoption to be adjusted to amounts that would have been capitalized under the new standard.

     Accounting for Long-term Contracts. Swedish GAAP governing revenue recognition in cases where services provided may cover multiple accounting periods is less prescriptive than standards applicable in the US.

     Capitalized Interest. In accordance with Swedish GAAP, no interest was capitalized in connection with the construction of Allgon's main corporate offices in Taby. The adjustment for US GAAP purposes reflects the capitalization of interest costs associated with amounts paid for construction with Allgon's outstanding debt.

     Foreign Exchange Contracts. According to Swedish GAAP, contracts hedging anticipated transactions are reported as hedges. US GAAP records these instruments at their fair values at the respective balance sheet dates and recognizes unrealized exchange gains and losses immediately in the income statement.

     Provisioning. Allgon is involved in a dispute with Swedish tax authorities over amounts which the authorities claim should be repaid by Allgon relative to deductions made by Allgon in prior years' returns which the authorities subsequently disallowed. Allgon has appealed the authorities' decision requiring repayment by Allgon; as of December 31, 1999, the matter had not been settled. As allowed under Swedish GAAP, Allgon recorded a related provision based on the statistical notion of expected value. The adjustment for US GAAP purposes provides for that amount deemed most likely to be repaid upon settlement.

     Software Revenue Recognition. Certain Allgon business units market products which contain software that is not incidental to the products as a whole. In accordance with Swedish GAAP, Allgon generally recognizes revenue upon delivery of these products to the customer. The adjustment for US GAAP purposes reflects the recognition of revenue ratably over the underlying sales contracts to give effect to Allgon's post-delivery service obligations.

     Deferred Income Taxes. Swedish GAAP does not generally require the provision for deferred taxation whereas US GAAP requires full recognition of deferred tax liabilities and assets.

FOREIGN EXCHANGE RISK

     Currency fluctuations affect Allgon's income and equity in the following ways:

     - Commercial flows with deposits and payments in various currencies give rise to a transaction risk.

     - The income of foreign subsidiaries is affected by changes in exchange rates when converted into SEK.

     - The shareholders' equity is affected when the net assets of the foreign subsidiaries are translated into SEK.

     Changes in exchange rates can also influence a competitive situation and consequently Allgon's sales and income. They can also have a macroeconomic effect and as a result influence the market and demand as a whole.

     Approximately 97% of sales in 1999 and 1998 were in markets outside Sweden while production occurs primarily in Sweden. The majority of Allgon's invoicing is made in the customer's currency or other internationally traded currency. The predominant part of the product and service purchases as well as other expenses are attributable to the Swedish operations and settled in SEK.

     In 1999, Allgon's most significant foreign currency exposure was to USD, followed by EUR and currencies within the European Monetary Union ("EMU"). Of the invoiced sales in 1999, 58% were in USD whereas costs in USD amounted to 14% of total invoicing. Consequently, net exposure to the USD was 44% of invoiced sales in 1999.

     The foreign exchange risk and other financial risks are handled in accordance with the financial policy adopted by the Board of Directors of Allgon. The policy establishes that the risks will be handled in a way that minimizes the short-term effect on income and creates scope for action in the long term.

MARKET RISK

     In order to manage its exposure to foreign currency, Allgon enters into forward currency contracts. The extent of the forward cover is decided by the Board of Directors of Allgon in accordance with its finance policy and is based on considerations such as the products' profitability and competitiveness and an evaluation of the current currency situation and fixed price period. During 1999, all of the anticipated payment flows over the next four months were hedged through the forward sale of currency. On January 1, 2000, the effected cover was equivalent to four months' anticipated flows. From October 2000 the effected cover was equivalent to five months anticipated flows.

     The value of matured forward contracts in respect of net sales of foreign currency amounted to SEK 1,327 million in 1999, of which SEK 1,107 million was for USD at an average rate of SEK 8.17 : USD 1.

     The table below sets forth the outstanding forward contracts at December 31, 1999.

               OUTSTANDING FORWARD CONTRACTS AT DECEMBER 31, 1999

                                                             FINANCIAL         REVALUATION AT
                                                           INCOME/EXPENSE    CLOSING DATE RATE
                                        AVERAGE FORWARD    --------------    ------------------
         CURRENCY             AMOUNT       RATE, SEK       1999     2000     1999(1)    2000(2)
         --------             ------    ---------------    -----    -----    -------    -------
                                                           (SEK MILLION)       (SEK MILLION)
USD million...............      45           8.22           (1)      (1)       (11)        0
EUR million...............       3           8.72            0        0          0         0
Other, SEK million........      28                           0        0         (1)        0
                                                            --       --        ---         --
  Total, SEK million......                                  (1)      (1)       (11)        0
                                                            ==       ==        ===         ==

------------------
(1)Included in operating income 1999.

(2)Assuming that the closing date rate applies in 2000, the figures in the table will affect operating income for 2000.

     The interest and currency effect of the forward cover in 1999 on income after financial items can be summarized as follows:

Exchange rate difference on matured contracts relating to
  operations................................................    SEK     (6)m
Exchange rate difference on pending contracts relating to
  operations................................................    SEK    (11)m
Interest difference.........................................    SEK     (8)m
  Total.....................................................    SEK    (25)m

     From the year 2000, net assets in foreign subsidiaries are being hedged in the long term because of a loan obtained by the Allgon Parent Company of USD 10 million in December 1999. At the end of 1999, net assets amounted to SEK 51 million. The translation difference relating to these net assets amounted to SEK 3 million and Allgon's shareholders' equity was therefore negatively affected.

RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101, which is effective no later than the fourth quarter of fiscal years beginning after December 15, 1999 (fourth quarter 2000 for Allgon), provides additional guidance on revenue recognition as well as criteria evaluating the potential impact of the adoption of SAB 101 on Allgon's results of operations.

     On June 15, 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for Allgon). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their current value. Changes in current value of derivatives are recorded in the statement of income or as comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Allgon is currently evaluating the likely impact of the adoption of SFAS No. 133 on its results of operations and financial position to determine what measures would need to be taken to qualify for hedge accounting under this new standard.

COMPARATIVE HISTORICAL AND PRO FORMA PER-SHARE DATA
(UNAUDITED)

     Presented below is per common share data regarding the income and book value of REMEC and Allgon on both historical and unaudited pro forma combined basis. The unaudited pro forma combined per share information was derived from the unaudited pro forma condensed combined financial statements presented elsewhere in this proxy statement. REMEC and Allgon have different fiscal years. After the merger, the fiscal year of the combined company will be the fiscal year of REMEC.

     REMEC and Allgon believe that it is meaningful to present pro forma financial information based on the fiscal year of the combined company to facilitate an analysis of the pro forma effects of the transaction. The pro forma condensed combined financial information is not necessarily indicative of the operating results of future operations or the actual results that would have occurred at the beginning of the period. You should read the information below in conjunction with the financial statements and accompanying notes of Allgon that are contained elsewhere in this proxy statement and, in the case of REMEC, incorporated into this proxy statement by reference.

                                                         SIX MONTHS
                                                           ENDED              YEAR ENDED
                                                       JULY 28, 2000       JANUARY 31, 2000
                                                       -------------       ----------------
REMEC HISTORICAL (IN USD)
  Net income (loss) per common share, basic........        $  .11               $ (.18)
  Net income (loss) per common share, diluted......           .10                 (.18)
  Book value per common share......................          7.39                 4.93

                                                        NINE MONTHS
                                                           ENDED              YEAR ENDED
                                                     SEPTEMBER 30, 2000    DECEMBER 31, 1999
                                                     ------------------    -----------------
ALLGON HISTORICAL (US GAAP BASIS, IN SEK)
  Net income per common share, basic and diluted...         SEK .08             SEK 2.95
  Book value per common share......................           23.46                23.81

                                                         SIX MONTHS
                                                           ENDED              YEAR ENDED
                                                       JULY 28, 2000       JANUARY 31, 2000
                                                       -------------       ----------------
PRO FORMA COMBINED (IN USD)
  Net loss per common share, basic and diluted.....        $ (.37)              $ (.94)
  Book value per common share......................         10.45

EQUIVALENT PRO FORMA COMBINED (IN USD)
  Net loss per common share, basic and diluted.....        $ (.23)              $ (.58)
  Book value per common share......................          6.50

     The equivalent pro forma combined amounts are calculated by multiplying the corresponding unaudited pro forma combined per share amounts by the exchange ratio in the transaction of .622169 of a share of REMEC common stock for each share of Allgon common stock.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Allgon AB (publ):

     We have audited the accompanying consolidated balance sheets of Allgon AB
(publ) and its subsidiaries as of December 31, 1999 and 1998 and the related consolidated statements of income and cash flow analysis for each of the three years in the period ended December 31, 1999 which, as described in Note 1, have been prepared on the basis of accounting principles accepted in Sweden. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America and Sweden. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allgon AB
(publ) and its subsidiaries at December 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with generally accepted accounting principles in Sweden.

     Generally accepted accounting principles in Sweden vary in certain significant respects from generally accepted accounting principles in the United States. Application of generally accepted accounting principles in the United States would have affected consolidated net income in each of the two years ended December 31, 1999 and consolidated shareholders' equity as of December 31, 1999 and 1998, to the extent summarized in Note 23 to the consolidated financial statements.

February 4, 2000, except as to Note 23,
which is as of November 29, 2000


/s/ BERTIL JOHANSON                                            /s/ LENNART DANIELSSON
---------------------------------------------------            ---------------------------------------------------
Bertil Johanson                                                Lennart Danielsson
Authorized Public Accountant                                   Authorized Public Accountant
PricewaterhouseCoopers AB                                      PricewaterhouseCoopers AB

HISTORICAL FINANCIAL STATEMENTS OF ALLGON

STATEMENTS OF INCOME
SEK (millions)

                                                                    1999        1998        1997
                                                                  --------    --------      ----
Net Sales................................  Note 2                  2,135.6     1,725.2     1,639.3
COGS.....................................                         (1,339.8)   (1,047.8)   (1,046.3)
                                                                  --------    --------    --------
Gross Income.............................                            795.8       677.4       593.0
Selling Expenses.........................                           (244.1)     (186.2)     (141.1)
Admin Expenses...........................                           (122.4)     (105.1)      (81.3)
Research and development costs...........                           (297.1)     (224.5)     (161.9)
Other operating income...................                             15.7         9.4         0.0
Other operating expenses.................                            (23.9)      (27.3)      (74.1)
                                                                  --------    --------    --------
Operating Income.........................  Notes 3, 4, 5, 6, 7       124.0       143.7       134.6

RESULTS OF FINANCIAL INVESTMENTS
Interest income and similar income
  items..................................  Note 8                     34.3        29.0        27.4
Interest expense and similar loss
  items..................................  Note 9                    (31.6)      (32.1)      (30.3)
                                                                  --------    --------    --------
  Total result of financial
     investments.........................                              2.7        (3.1)       (2.9)

INCOME AFTER FINANCIAL ITEMS.............                            126.7       140.6       131.7
Tax on net income for the year...........  Note 10                   (44.3)      (31.2)      (20.1)
Minority interest of net income for the
  year...................................  Note 11                    (1.7)       (2.8)       (0.9)
                                                                  --------    --------    --------
Net income for year......................                             80.7       106.6       110.7
                                                                  ========    ========    ========

BALANCE SHEET
SEK (millions)

                                                                                   YEAR ENDED
                                                                                  DECEMBER 31,
                                                                               ------------------
                                                                                1999        1998
                                                                               -------      -----
ASSETS

Fixed assets................................................
Intangible fixed assets.....................................      Note 12
Goodwill....................................................                      90.6       22.7
                                                                               -------      -----
  Total.....................................................                      90.6       22.7
Tangible fixed assets.......................................      Note 13
Buildings and land..........................................                      43.5       42.5
Machinery and other technical plant.........................                     101.6       63.5
Equipment, tools and installations..........................                      96.2       73.0
New construction in progress................................                     159.6       11.0
                                                                               -------      -----
  Total.....................................................                     400.9      190.0

FINANCIAL FIXED ASSETS
Other long-term receivables.................................                       0.3         --
                                                                               -------      -----
  Total.....................................................                       0.3         --
  Total fixed assets........................................                     491.8      212.7

CURRENT ASSETS, INVENTORIES, ETC.
Raw materials and necessities...............................                     186.1       67.7
Work in progress............................................                      19.5        3.9
Finished products...........................................                     119.6       62.5
                                                                               -------      -----
  Total.....................................................                     325.2      134.1

CURRENT RECEIVABLES
Trade accounts receivables..................................                     437.5      295.2
Income taxes recoverable....................................                       2.5       17.3
Other receivables...........................................                      47.9       49.5
Prepaid expenses and accrued income.........................                      19.3       17.0
                                                                               -------      -----
  Total.....................................................                     507.2      379.0
Short-term investments......................................      Note 22           --       60.0
Cash and bank...............................................      Note 22         56.5      158.3
                                                                               -------      -----
  Total current assets......................................                     888.9      731.4
  Total assets..............................................                   1,380.7      944.1

EQUITY AND LIABILITIES
Shareholders equity.........................................      Note 15
Restricted equity...........................................
Share Capital...............................................                      57.6       57.6
Restricted Reserves.........................................                     193.5       97.0
                                                                               -------      -----
  Total.....................................................                     251.1      154.6

NON-RESTRICTED EQUITY
Non-restricted reserves.....................................                     362.0      317.9
Net income for the year.....................................                      80.7      106.6
                                                                               -------      -----
  Total.....................................................                     442.7      424.5
                                                                               -------      -----
  Total shareholders' equity................................                     693.8      579.1
Minority interest...........................................                       2.6        3.3

PROVISIONS
Provisions for pensions.....................................      Note 3           1.2        1.6
Provisions for taxes........................................      Note 16         60.7       54.6
Provision for guarantees....................................                       1.6        3.6
                                                                               -------      -----
  Total.....................................................                      63.5       59.8

LONG-TERM LIABILITIES
Bank overdraft facility.....................................      Note 17           --         --
Other liabilities...........................................                      91.6       11.3
                                                                               -------      -----
  Total.....................................................                      91.6       11.3

CURRENT LIABILITIES
Advance payments from customers.............................                       1.1       11.3
Trade accounts payable......................................                     249.0      158.2
Other liabilities...........................................                     145.8       23.6
Accrued expenses............................................      Note 18        133.3       97.5
                                                                               -------      -----
  Total.....................................................                     529.2      290.6
                                                                               -------      -----
  Total equity and liabilities..............................                   1,380.7      944.1
Pledged assets..............................................
Contingent liabilities......................................      Note 19         23.8       14.4

CASH FLOW ANALYSIS
SEK (millions)

                                                                  1999        1998        1997
                                                                --------    --------    --------
Net Sales.........................................               2,135.6     1,725.2     1,639.3
Operating expenses, adjusted......................              (1,930.4)   (1,536.9)   (1,462.4)
                                                                --------    --------    --------
  Total...........................................                 205.2       188.3       176.9
Interest received.................................                  32.7        27.6        27.4
Interest paid.....................................                 (30.3)      (32.0)      (30.3)
Dividends received................................                    --          --          --
Income tax paid...................................                 (34.6)       (3.6)      (17.9)
                                                                --------    --------    --------
  Total...........................................                 (32.2)       (8.0)      (20.8)
                                                                --------    --------    --------
Cash flow from current operations before change in
  working capital.................................                 173.0       180.3       156.1

CHANGE IN WORKING CAPITAL (EXCLUDING LIQUID FUNDS)
Inventories.......................................                (191.2)       37.9         7.9
Trade accounts receivables........................                (142.3)      (61.6)       27.5
Other operating receivables.......................                  14.9       (30.6)       15.7
Trade accounts payables...........................                  90.8        16.0         8.0
Other operating liabilities.......................                  25.0        48.4        12.9
                                                                --------    --------    --------
  Total...........................................                (202.8)       10.1        72.0
                                                                --------    --------    --------
Cash flow from business operations................                 (29.8)      190.4       228.1

INVESTMENT OPERATIONS
Acquisition of tangible fixed assets..............                (295.8)     (151.2)      (72.2)
Sale of tangible fixed assets.....................                    --        17.8         5.5
Acquisition of subsidiary.........................    Note 21      (12.5)      (12.9)      (12.7)
                                                                --------    --------    --------
Cash flow from investment operations..............                (308.3)     (146.3)      (79.4)
                                                                --------    --------    --------
Cash flow after investments.......................                (338.1)       44.1       148.7

FINANCING OPERATIONS
ST borrowing......................................                 120.0         3.9        (6.2)
LT borrowing......................................                  80.3         6.5         3.3
ST lending........................................                    --          --          --
Dividend paid.....................................                 (24.1)      (20.4)      (14.4)
                                                                --------    --------    --------
Cash flow from financing operations...............                 176.2       (10.0)      (17.3)
                                                                --------    --------    --------
Change in liquid funds............................                (161.9)       34.1       131.5
                                                                ========    ========    ========

Liquid funds January 1............................                 218.3       184.2        52.7
Change in liquid funds............................                (161.9)       34.1       131.5
                                                                --------    --------    --------
Liquid funds at year-end..........................    Note 22       56.5       218.3       184.2
Unutilized bank overdraft facility................                  30.0        30.0        30.0
                                                                --------    --------    --------
Unappropriated earnings at year-end...............                  86.5       248.3       214.2
                                                                ========    ========    ========

                                     NOTES
               (Amounts in SEK millions unless otherwise stated)

NOTE 1. ACCOUNTING PRINCIPLES

     The Annual Report has been prepared in accordance with the Annual Accounts Act. Allgon follows the accounting and evaluation principles of the Swedish Accounting Standards Board and the Swedish Accounting Standards Council.

CONSOLIDATED ACCOUNTS

     The Consolidated Accounts include subsidiaries in which the Parent Company directly or indirectly owns more than 50 percent of the voting rights. The Consolidated Accounts have been prepared in accordance with the Swedish Financial Accounting Standard Council's recommendation regarding consolidated accounts which means that the equity of the subsidiaries on the date of acquisition, stated as the difference between the actual values of the assets and liabilities, are eliminated in full. As a result, the consolidated equity includes only the portion of the subsidiaries' equity that is added after the acquisition.

     When the acquisition value of the shares on consolidation exceeds the value of the Company's net assets stated in the acquisition analysis, the difference is reported as goodwill on consolidation.

     Companies acquired during the year are included in the Consolidated Accounts with amounts that refer to the period after the acquisition. Results of companies sold during the year have been included in the Consolidated Statement of Income for the period until the date of divestment.

     Allgon applies the current method for translation of accounts of foreign subsidiaries. This means that assets and liabilities of the foreign subsidiaries are translated at closing day rate. All items in the Statement of Income are translated at the year's average rate. Translation differences are posted direct to consolidated equity.

     On different valuation of assets and liabilities at Group and company level the tax effect is taken into consideration which is reported as deferred income taxes recoverable and deferred tax liability, respectively.

     Intra-Group profit is eliminated in full without taking minority interest into consideration.

     In the Consolidated Statement of Income is reported minority interest in net income for the year. Minority interest in equity of subsidiaries is reported in a separate item in the Consolidated Balance Sheet.

RECEIVABLES

     Receivables are reported at the amounts at which they are expected to be paid following individual evaluation.

RECEIVABLES AND LIABILITIES IN FOREIGN CURRENCY

     Receivables and liabilities in foreign currency have been valued at closing day rate in accordance with the Swedish Accounting Standards Council's recommendation RR8.

     When currency is hedged via forward contracts, the current rate on the day on which the currency is hedged is used on valuation of the underlying receivable or liability. The difference compared with the forward rate on the date the contract was entered into is accrued over the term of the contract and is reported among financial income and expenses.

EXCHANGE GAINS AND EXCHANGE LOSSES

     Realized exchange rate differences including forward cover attributable to sales revenues and operating expenses are reported among other operating income and operating expenses. Exchange rate differences, which have arisen on revaluation of loans and receivables in foreign currency and other financial allocations, are reported as financial income or expense.

REPORTING OF GROUP CONTRIBUTIONS

     Allgon follows the Swedish Accounting Standards Council's statement on reporting of Group contributions which means that Group contributions are reported according to their financial significance. Group contributions, which are paid or received with the objective of minimizing the Group's tax, are reported as a decrease and increase in non-restricted equity, respectively.

REPORTING OF INCOME TAXES

     Allgon follows the Swedish Accounting Standards Council's new recommendation, RR9 applicable to reporting income taxes.

INVENTORIES

     By application of FIFO, inventories are valued at the lower of acquisition and actual value or replacement value on closing date.

SHORT-TERM INVESTMENTS

     Financial investments that are to be retained until maturity are valued at their acquisition value.

LEASING

     The Group has not entered into any financial leasing agreements of significant importance. Financial leasing agreements entered into refer in all essential respects to automobile leasing, the amounts of which have no significant importance for the evaluation of the Group's position and income. Operational leasing agreements of significant importance refer mainly to lease agreements.

COSTS FOR TECHNOLOGY AND PRODUCT DEVELOPMENT AND WARRANTY COSTS

     Costs for technology and product development are written-off as they arise. Estimated costs for product warranty are charged to operating expenses on sale of the product.

FIXED ASSETS

     Tangible and intangible fixed assets are depreciated systematically over their anticipated economic life. The following depreciation periods are applied:

Goodwill.............................................  5 - 10 years    10 - 20%
Office buildings.....................................      50 years          2%
Industrial buildings.................................      25 years          4%
Land improvements....................................      25 years          4%
Machinery and other technical plant..................  2 - 10 years    10 - 50%
Equipment, tools and fittings........................   3 - 5 years    20 - 33%

CASH FLOW ANALYSIS

     The cash flow analysis is prepared in accordance with the indirect method. The reported cash flow comprises only transactions which involve deposits or payments.

     As liquid funds are classified, in addition to cash and bank holdings, short-term financial investments which are subject to only insignificant risks for fluctuations in value and:

     - are traded on the open market at known amounts

     - have a remaining maturity of less than three months from date of acquisition.

EXCHANGE RATES

     The following exchange rates (in SEK) have been applied on translation of the statements of income and balance sheets of foreign subsidiaries to Swedish Krona.

   STATEMENTS OF INCOME (AVERAGE RATE DURING THE YEAR)      1999      1998      1997
   ---------------------------------------------------     ------    ------    ------
USD......................................................    8.27      7.94      7.63
DEM......................................................  450.33    451.80    440.42
GBP......................................................   13.37     13.20     12.50
FRF......................................................  134.27    134.78    130.82
BRL......................................................    4.68      6.74        --
FIM......................................................  148.13    148.73    144.80
JPY......................................................    0.07      0.06        --

            BALANCE SHEETS (CLOSING DAY RATE)               1999      1998      1997
            ---------------------------------              ------    ------    ------
USD......................................................    8.52      8.06      7.87
DEM......................................................  437.84    482.95    438.35
GBP......................................................   13.79     13.52     13.05
FRF......................................................  130.54    144.00    131.00
BRL......................................................    4.73      6.57        --
FIM......................................................  144.02    158.85    144.80
JPY......................................................    0.08      0.07        --

NOTE 2. DISTRIBUTION OF NET SALES ON OPERATIONS AND GEOGRAPHIC MARKETS

                                                   GROUP              GROUP              GROUP
NET SALES DISTRIBUTED BY OPERATING AREA   1999     SHARE     1998     SHARE     1997     SHARE
---------------------------------------  -------   -----    -------   -----    -------   -----
Systems...............................   1,145.6    54%       937.9    54%       963.2    59%
Mobile Communications.................     990.0    46%       787.3    46%       676.1    41%
                                         -------            -------            -------
  Total...............................   2,135.6            1,725.2            1,639.3
                                         =======            =======            =======

                                                      GROUP              GROUP              GROUP
NET SALES DISTRIBUTED BY GEOGRAPHIC MARKET   1999     SHARE     1998     SHARE     1997     SHARE
------------------------------------------  -------   -----    -------   -----    -------   -----
North and South America................       990.7    46%       769.4    45%       763.5    47%
Europe.................................       503.1    24%       478.9    28%       573.2    35%
Rest of the world......................       641.8    30%       476.9    27%       302.6    18%
                                            -------            -------            -------
  Total................................     2,135.6            1,725.2            1,639.3
                                            =======            =======            =======

NOTE 3. WAGES, SALARIES, OTHER REMUNERATION AND SOCIAL SECURITY EXPENSES

                            1999                                  1998                                  1997
                           WAGES,         SOCIAL SECURITY        WAGES,         SOCIAL SECURITY        WAGES,
                        SALARIES AND      EXP. (OF WHICH      SALARIES AND      EXP. (OF WHICH      SALARIES AND
                            OTHER             PENSION             OTHER             PENSION             OTHER
                        REMUNERATION         EXPENSES)        REMUNERATION         EXPENSES)        REMUNERATION
                       ---------------   -----------------   ---------------   -----------------   ---------------
Parent Company:......        19.2                7.8               12.3                6.0               13.1
                                                (2.0)                                 (1.4)
Subsidiaries:........       334.6              114.7              246.5               93.4              199.5
                                               (22.7)                                (16.4)
                            -----                                 -----                                 -----
  Total Group........       353.8              122.5              258.8               99.4              212.6
                            =====                                 =====                                 =====
                                               (24.7)                                (17.8)


                        SOCIAL SECURITY
                        EXP. (OF WHICH
                            PENSION
                           EXPENSES)
                       -----------------
Parent Company:......          7.2
                              (2.4)
Subsidiaries:........         67.7
                             (11.4)
  Total Group........         74.9
                             (13.8)

SENIOR EXECUTIVES' TERMS, REMUNERATIONS, ETC.

     Of the Parent Company's pension expenses, SEK 0.4 million (0.6; 0.7) relate to the Board of Directors and President. The corresponding amount for the Group is SEK 1.0 million (0.8; 0.8).

     In addition to wages, salaries, other remuneration and social security expenses in the table above, costs for bonus and staff foundation of SEK 1.0 million (0.2; 1.2) for the Parent Company and SEK 5.3 million (2.9; 5.1) for the Group are included in total personnel expenses. For neither 1999 nor 1998 was any appropriation made to the staff foundation as the conditions for this were not attained.

     The Chairman received a Directors' fee of SEK 0.2 million (0.2; 0.2). The other Board Members each received Directors' fees of 0.1 million (0.1; 0.1). In addition, some Board Members were reimbursed for costs. A pension commitment exists for the former President and CEO Per Wejke, who is now a Board Member. The commitment amounts to SEK 1.2 million (1.6; 2.1) and is reported under the item Provision for pensions.

     The former President and CEO, Torsten Korsell, received a salary and other benefits of SEK 2.0 million with a right to reallocate salary to pension.

     An agreement exists with the President and CEO for severance pay of up to one annual salary in addition to a period of notice of one year on the Company giving notice.

     Agreements for severance pay, which are similar to the above, exist for other members of the Corporate Management.

     Customary pension commitments exist for all employees within the framework of a general pension plan.

SHARE OF PENSION SURPLUS FROM SPP

     Allgon has been informed by SPP (Swedish Staff Pension), that the Group's share of SPP's allocation is expected to amount to SEK 33 million. The amount refers to overpaid pension premiums in previous years. Dates and terms for utilization have not yet been finalized and the amount has therefore not been taken into consideration in the 1999 Accounts.

WAGES, SALARIES AND OTHER REMUNERATION DISTRIBUTED BY COUNTRY AND BETWEEN THE BOARD MEMBERS, ETC., AND OTHER EMPLOYEES

                                      1999                       1998                       1997
                            ------------------------   ------------------------   ------------------------
                             DIRECTORS                  DIRECTORS                  DIRECTORS
                                AND                        AND                        AND
                             PRESIDENT                  PRESIDENT                  PRESIDENT
                              OF WHICH       OTHER       OF WHICH       OTHER       OF WHICH       OTHER
                            BONUS, ETC.    EMPLOYEES   BONUS, ETC.    EMPLOYEES   BONUS, ETC.    EMPLOYEES
                            ------------   ---------   ------------   ---------   ------------   ---------
Parent Company
Sweden....................       4.8          14.4          2.3            10          4.4           8.7
                                (0.7)           --         (0.2)           --         (0.7)
                               -----        ------        -----        ------        -----        ------
  Total Parent Company....       4.8          14.4          2.3            10          4.4           8.7

Subsidiaries
Sweden....................       3.0         254.4          3.5         207.3          1.5         176.6
                                (0.3)                                      --
Germany...................        --           1.4           --           1.4         (0.5)           --
USA.......................       1.6          57.3           --          31.6           --           1.4
                                (0.2)                        --            --          0.8          18.6
Other countries...........       1.6          15.3           --           2.7           --           0.6
                               -----        ------        -----        ------        -----        ------
  Total subsidiaries......       6.2         328.4          3.5         243.0          2.3         197.2
                               -----        ------        -----        ------        -----        ------
  Total Group.............      11.0         342.8          5.8         253.0          6.7         205.9
                               =====        ======        =====        ======        =====        ======
                                (1.2)                      (0.2)                      (1.2)

NOTE 4. DEPRECIATION OF TANGIBLE FIXED ASSETS ACCORDING TO PLAN DISTRIBUTED BY FUNCTION

                                                       1999     1998     1997
                                                       ----     ----     ----
Cost of goods sold...................................  58.3     46.6     24.0
Selling expenses.....................................   2.7      1.0      0.7
Administrative expenses..............................  14.8      9.1      9.4
Research and development expenses....................  10.2     11.2      7.0
Buildings and land...................................    --       --      0.6
                                                       ----     ----     ----
  Total..............................................  86.0     67.9     41.7
                                                       ====     ====     ====

NOTE 5. RENUMERATION TO THE AUDITORS

                                                              1999      1998
                                                              ----      ----
Audit
  PricewaterhouseCoopers....................................  1.3       1.1
Assignments other than the audit
  PricewaterhouseCoopers....................................  1.2       0.8
                                                              ---       ---
  Total.....................................................  2.5       1.9
                                                              ===       ===

NOTE 6. OTHER OPERATING INCOME AND OTHER OPERATING EXPENSES

     Operating income includes exchange rate differences relating to operating receivables and operating liabilities as follows:

                                                      1999     1998     1997
                                                      -----    -----    -----
Exchange gains......................................   15.3      9.0      0.0
Exchange losses.....................................  (22.7)   (27.3)   (72.6)
Other operating income and expenses.................   (0.8)     0.4     (1.5)
                                                      -----    -----    -----
  Total.............................................   (8.2)   (17.9)   (74.1)
                                                      =====    =====    =====

NOTE 7. OPERATIONAL LEASING AGREEMENTS

     Leasing charges paid during the year relating to operational leasing agreements amount to SEK 27.9 million in the Group.

     The nominal value of agreed future leasing charges relating to agreements in which the remaining maturity exceeds one year is distributed as follows in the Group.

Matures for payment in 2000.................................   24.2
Matures for payment in 2001 or later........................   69.0

NOTE 8. INTEREST INCOME AND SIMILAR INCOME ITEMS

                                                      1999      1998     1997
                                                      -----     ----     ----
Interest income.....................................   4.8       7.5      6.0
Exchange rate differences...........................  27.7      21.5     21.4
Other financial income..............................   1.8        --       --
                                                      ----      ----     ----
  Total.............................................  34.3      29.0     27.4
                                                      ====      ====     ====

NOTE 9. INTEREST EXPENSES AND SIMILAR LOSS ITEMS

                                                      1999     1998     1997
                                                      -----    -----    -----
Interest expenses...................................  (12.6)    (2.6)    (1.8)
Exchange rate differences...........................  (19.0)   (29.5)   (28.5)
                                                      -----    -----    -----
  Total.............................................  (31.6)   (32.1)   (30.3)
                                                      =====    =====    =====

NOTE 10. TAX ON NET INCOME FOR THE YEAR

                                                      1999     1998     1997
                                                      -----    -----    -----
Paid tax............................................  (21.4)    (0.8)   (15.1)
Foreign tax.........................................  (13.2)    (2.8)    (3.9)
Deferred tax........................................   (9.7)   (27.6)    (1.1)
                                                      -----    -----    -----
  Total.............................................  (44.3)   (31.2)   (20.1)
                                                      =====    =====    =====

NOTE 11. MINORITY INTEREST

                                                       1999     1998     1997
                                                       ----     ----     ----
Minority interest in:
Result after financial items........................   (1.7)    (2.8)    (1.3)
Taxes...............................................    0.0      0.0      0.4
                                                       ----     ----     ----
  Total.............................................   (1.7)    (2.8)    (0.9)
                                                       ====     ====     ====

NOTE 12. INTANGIBLE FIXED ASSETS

                          GOODWILL                              1999     1998
                          --------                              ----     ----
Acquisition value brought forward...........................    26.2     13.4
Expenditure capitalized during the year.....................    73.1     12.8
                                                                ----     ----
Accumulated acquisition values carried forward..............    99.3     26.2
Amortization brought forward................................    (3.5)    (0.4)
Amortization for the year...................................    (5.2)    (3.1)
                                                                ----     ----
Accumulated amortization carried forward....................    (8.7)    (3.5)
                                                                ----     ----
Planned residual value carried forward......................    90.6     22.7
                                                                ====     ====

NOTE 13. TANGIBLE FIXED ASSETS

                     BUILDINGS AND LAND                         1999    1998
                     ------------------                         ----    -----
Acquisition value brought forward...........................    42.5     17.0
Purchases...................................................      --     42.5
Reclassifications...........................................     2.2       --
Sales and disposals.........................................      --    (17.0)
                                                                ----    -----
Accumulated acquisition values carried forward..............    44.7     42.5
Depreciation brought forward................................       0     (5.6)
Sales and disposals.........................................      --      5.6
Reclassifications...........................................    (1.2)      --
                                                                ----    -----
Accumulated depreciation carried forward....................    (1.2)       0
                                                                ----    -----
Planned residual value carried forward......................    43.5     42.5
                                                                ====    =====

            MACHINERY AND OTHER TECHNICAL PLANT                1999      1998
            -----------------------------------               ------    ------
Acquisition value brought forward...........................   153.4     113.4
Purchases...................................................    89.1      51.1
Reclassifications...........................................   (26.2)       --
Sales and disposals.........................................    (3.9)    (11.1)
                                                              ------    ------
Accumulated acquisition values carried forward..............   212.4     153.4
Depreciation brought forward................................   (89.9)    (50.9)
Sales and disposals.........................................     4.3       4.6
Reclassifications...........................................    23.7        --
Depreciation for the year...................................   (49.5)    (43.6)
Translation difference......................................     0.6        --
                                                              ------    ------
Accumulated depreciation carried forward....................  (110.8)    (89.9)
                                                              ------    ------
Planned residual value carried forward......................   101.6      63.5
                                                              ======    ======

             EQUIPMENT, TOOLS AND INSTALLATIONS                1999      1998
             ----------------------------------               ------    ------
Acquisition value brought forward...........................   150.0     103.4
Purchases...................................................    58.2      46.9
Sales and disposals.........................................    (1.3)     (0.3)
Reclassifications...........................................    24.0        --
                                                              ------    ------
Accumulated acquisition values carried forward..............   230.9     150.0
Depreciation brought forward................................   (77.0)    (52.9)
Sales and disposals.........................................     0.8       0.2
Reclassifications...........................................   (22.5)       --
Depreciation for the year...................................   (36.5)    (24.3)
Translation differences.....................................     0.5        --
                                                              ------    ------
Accumulated depreciation carried forward....................  (134.7)    (77.0)
                                                              ------    ------
Planned residual value carried forward......................    96.2      73.0
                                                              ======    ======

                NEW CONSTRUCTION IN PROGRESS                    1999       1998
                ----------------------------                    -----      ----
Balance brought forward.....................................     11.0      11.0
Costs accrued during the year...............................    148.6        --
                                                                -----      ----
Balance brought forward.....................................    159.6      11.0
                                                                =====      ====

NOTE 14. PARTICIPATION IN SUBSIDIARIES

                                                                            BOOK VALUE AT
                                                                            DECEMBER 31,
                                                  NUMBER OF    SHARES OF    -------------
                                                   SHARES       CAPITAL     1999     1998
                                                  ---------    ---------    -----    ----
Allgon Mobile Communications AB.................   145,000        100%        0.0     0.0
Allgon System AB................................    31,500        100%        0.0     0.0
Allgon Microwave AB (formerly Allgon TA AB).....       100        100%       10.0    10.0
Allgon Antennspecialisten AB....................       750        100%        0.9     0.9
Allgon Innovation AB............................     1,500         60%        0.1     0.1
Allgon Enterprises Inc..........................        50        100%        0.0     0.0
Allgon System Handels GmbH......................        --        100%        2.2     2.2
Allgon WestCom AB...............................       800         80%        0.1     0.1
West Plating AB.................................     1,000        100%        1.4     1.4
Wireless Solutions Sweden AB....................   127,000        100%       69.8      --
Allgon System Oy................................     9,170         70%       15.6    14.5
3C Scotland Ltd.................................     1,000        100%       12.3    12.3
Allgon Telecom K.K..............................       200        100%        0.6     0.6
Allgon Telecom Ltda.............................     2,500        100%        8.2     1.6
Allgon Telecom Wuxi Company Ltd.................        --        100%        3.8      --
Allgon HK Ltd...................................       100        100%        0.0      --
                                                                            -----    ----
  Total.........................................                            125.0    43.7
                                                                            =====    ====
     -- Share of votes corresponds with share of
       capital

INFORMATION ABOUT CORPORATE IDENTIFICATION NUMBERS AND REGISTERED OFFICES OF SUBSIDIARIES

                                               CORPORATE ID NUMBER        REG OFFICE
                                               -------------------    ------------------
Allgon Mobile Communications AB..............      556052-7813        Akersberga, Sweden
Allgon System AB.............................      556241-9902              Taby, Sweden
Allgon Microwave AB
  (formerly Allgon TA AB)....................      556499-6436          Goteborg, Sweden
Allgon Antennspecialisten AB.................      556021-6730        Akersberga, Sweden
Allgon Innovation AB.........................      556301-3696             Solna, Sweden
Allgon WestCom AB............................      556534-6185          Goteborg, Sweden
West Plating AB..............................      556552-3437          Munkehal, Sweden
Wireless Solutions Sweden AB.................      556543-0799        Sundbyberg, Sweden
Allgon Enterprises Inc.......................                            Fort Worth, USA
Allgon System Handels GmbH...................                           Hamburg, Germany
Allgon System Oy.............................                         Pattijoki, Finland
3C Scotland Ltd..............................                           Dundee, Scotland
Allgon Telecom K.K...........................                               Tokyo, Japan
Allgon Telecom Ltda..........................                          Sao Paolo, Brazil
Allgon Telecom Wuxi Company Ltd..............                                Wuxi, China
Allgon HK Ltd................................                           Hong Kong, China

                                                                          BOOK VALUE AT
                                                              SHARE OF    DECEMBER 31,
                    SUBSIDIARY HOLDINGS                       CAPITAL         1999
                    -------------------                       --------    -------------
ND Norsk Data AB............................................    100%          12.3
                                                                ---           ----
  Total.....................................................                  12.3
                                                                              ====

GROUP COMPANIES' CORPORATE IDENTIFICATION NUMBERS AND REGISTERED OFFICES

                                       CORPORATE ID NUMBER        REG OFFICE
                                       -------------------    ------------------
ND Norsk Data AB.....................      556190-5059        Akersberga, Sweden

NOTE 15. CHANGE IN EQUITY

                                                      SHARE     RESTRICTED    NON-RESTRICTED
                       1999                          CAPITAL     RESERVES        RESERVES       TOTAL
                       ----                          -------    ----------    --------------    -----
Amount at start of year............................   57.6         97.0           424.5         579.1
New share issue....................................     --         57.5              --          57.5
Change in translation difference...................     --         (2.8)            0.9          (1.9)
Transfers between restricted and non-restricted
  equity...........................................     --         41.8           (41.8)            0
Dividend...........................................     --           --           (21.6)        (21.6)
Net income for the year............................     --           --            80.7          80.7
                                                      ----        -----           -----         -----
Amount at year-end.................................   57.6        193.5           442.7         693.8
                                                      ====        =====           =====         =====

                                                      SHARE     RESTRICTED    NON-RESTRICTED
                       1998                          CAPITAL     RESERVES        RESERVES       TOTAL
                       ----                          -------    ----------    --------------    -----
Amount at start of year............................   57.6        103.2           330.2         491.0
Change in translation difference...................     --          0.2              --           0.2
Transfers between restricted and non-restricted
  equity...........................................     --         (6.4)            6.4             0
Dividend...........................................     --           --           (18.7)        (18.7)
Net income for the year............................     --           --           106.6         106.6
                                                      ----        -----           -----         -----
Amount at year-end.................................   57.6         97.0           424.5         579.1
                                                      ====        =====           =====         =====

                                                      SHARE     RESTRICTED    NON-RESTRICTED
                       1997                          CAPITAL     RESERVES        RESERVES       TOTAL
                       ----                          -------    ----------    --------------    -----
Balance at start of year...........................   28.8        123.7           240.9         393.4
Bonus issue........................................   28.8        (28.8)                          0.0
Change in translation difference...................                                 1.3           1.3
Transfers between restricted and non-restricted
  equity...........................................                 8.3            (8.3)          0.0
Dividend...........................................                               (14.4)        (14.4)
Net income for the year............................                               110.7         110.7
                                                      ----        -----           -----         -----
Balance at year-end................................   57.6        103.2           330.2         491.0
                                                      ====        =====           =====         =====

     The number of shares in the Parent Company amounts to 28,800,000 with a par value of SEK 2 each. The shares are represented by 1,014,760 A shares and 27,785,240 B shares.

     *As restricted reserves is reported SEK 57.5 million referring to newly-issued shares (under registration) for the acquisition of Wireless Solutions Sweden AB.

NOTE 16. DEFERRED TAX

     Deferred tax liability in the Group amounts to SEK 60.7 million (54.6). Of the Group's deferred tax liability, SEK 22.8 million (6.7) refers to tax on untaxed reserves.

NOTE 17. BANK OVERDRAFT FACILITY

     Granted amount of bank overdraft facility amounts to SEK 30.0 million (30.0) in the Group.

NOTE 18. ACCRUED EXPENSES AND PREPAID INCOME

                                                        DECEMBER 31,
                                                        -------------
                                                        1999     1998
                                                        -----    ----
Accrued vacation reserve and other payroll-related
  reserves............................................   42.5    53.6
Accrued commissions...................................    9.4     7.1
Accrued interest expenses.............................    1.3     0.1
Other items...........................................   80.1    36.7
                                                        -----    ----
  Total...............................................  133.3    97.5
                                                        =====    ====

NOTE 19. CONTINGENT LIABILITIES

                                                       DECEMBER 31,
                                                      ---------------
                                                      1999       1998
                                                      -----      ----
Guarantee commitments...............................  15.8       14.0
Sureties given......................................   8.0        0.4
                                                      ----       ----
  Total.............................................  23.8       14.4
                                                      ====       ====

NOTE 20. AVERAGE NUMBER OF EMPLOYEES

                                      1999                    1998                    1997
                              --------------------    --------------------    --------------------
                              NUMBER OF    OF WHOM    NUMBER OF    OF WHOM    NUMBER OF    OF WHOM
                              EMPLOYEES     WOMEN     EMPLOYEES     WOMEN     EMPLOYEES     WOMEN
                              ---------    -------    ---------    -------    ---------    -------
Parent company..............       29         16          25          13          24          10
Subsidiaries in Sweden......      853        193         739         175         676         153
Subsidiaries outside
  Sweden....................      171         53         101          31          64          15
                                -----        ---         ---         ---         ---         ---
  Total Group...............    1,053        262         865         219         764         178
                                =====        ===         ===         ===         ===         ===

NOTE 21. ACQUISITION OF SUBSIDIARY

     During the fourth quarter, Wireless Solutions Sweden AB which develops products and systems for wireless communications was acquired. In the Accounts at December 31, 1999, the purchase price was estimated at SEK 75.0 million, of which SEK 5.2 million referred to an acquired convertible subordinated loan.

Paid in cash................................................  17.5
Actual value of newly-issued shares.........................  57.5
                                                              ----
          Total.............................................  75.0
                                                              ====

     Under certain conditions a supplementary purchase price could be paid during the period up to and including 2003. The acquisition has not influenced the Consolidated Statement of Income and has influenced the Consolidated Balance Sheet only marginally.

NOTE 22. LIQUID FUNDS

                                                               DECEMBER 31,
                                                             ----------------
                                                             1999       1998
                                                             -----      -----
Short-term investments.....................................    --        60.0
Cash and bank..............................................  56.5       158.3
                                                             ----       -----
          Total............................................  56.5       218.3
                                                             ====       =====

     Short-term investments consist of financial instruments with a maturity of up to three months.

NOTE 23. UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     These financial statements have been prepared in accordance with Swedish generally accepted accounting principles ("Swedish GAAP") which differ in certain significant respects from those in the United States ("US GAAP"). Application of US GAAP would have affected consolidated net income in each of the two years ended December 31, 1999 and consolidated shareholders' equity as of December 31, 1999 and 1998, to the extent summarized below:

Reconciliation of net income under Swedish GAAP to US GAAP:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                -------------
                                                        NOTE    1999    1998
                                                        ----    ----    -----
                                                                 (AMOUNTS IN
                                                                SEK MILLION)
Net income as shown in the statements of income.......          80.7    106.6
US GAAP adjustments:
  Acquisition of Wireless Solutions...................   (a)    (7.4)      --
  Internal use software...............................   (b)     6.7       --
  Accounting for long-term contracts..................   (c)    (0.3)      --
  Capitalized interest................................   (d)     4.2       --
  Foreign exchange contracts..........................   (e)    (0.6)    16.1
  Provisioning........................................   (f)     6.9      7.8
  Software revenue recognition........................   (g)    (2.7)      --
  Deferred income taxes...............................   (h)    (0.3)   (13.7)
  Tax effect of US GAAP adjustments...................   (h)    (2.1)    (4.5)
                                                                ----    -----
Net income according to US GAAP.......................          85.1    112.3
                                                                ====    =====
US GAAP earnings per share (SEK)......................          2.95     3.90
                                                                ====    =====
Number of shares used in calculating US GAAP earnings
  per share (in millions).............................          28.8     28.8

Reconciliation of shareholders' equity under Swedish GAAP to US GAAP:

                                                                 DECEMBER 31,
                                                               ----------------
                                                       NOTE     1999      1998
                                                       ----    ------    ------
                                                               (AMOUNTS IN SEK
                                                                   MILLION)
Shareholders' equity as shown in the balance sheet...          693.8     579.1
US GAAP adjustments:
  Acquisition of Wireless Solutions..................   (a)     (5.3)       --
  Internal use software..............................   (b)      6.7        --
  Accounting for long-term contracts.................   (c)     (0.3)       --
  Capitalized interest...............................   (d)      4.2        --
  Foreign exchange contracts.........................   (e)     (0.1)      0.5
  Provisioning.......................................   (f)     (8.0)    (14.9)
  Software revenue recognition.......................   (g)     (2.7)       --
  Deferred income taxes..............................   (h)     (0.5)     (0.2)
  Tax effect of US GAAP adjustments..................   (h)     (2.2)     (0.1)
                                                               -----     -----
Shareholders' equity according to US GAAP............          685.6     564.4
                                                               =====     =====

     The principle differences between Swedish GAAP and US GAAP are described below:

(a) Acquisition of Wireless Solutions

     In December 1999, Allgon purchased 100% of Wireless Solutions Sweden AB ("Wireless Solutions") in an acquisition accounted for using the purchase method. In accordance with Swedish GAAP, acquired in process research and development is not separately identified but rather is included within goodwill. Under US GAAP, a portion of the purchase price would be allocated to certain intangibles, including in process research and development, acquired as part of the acquisition. The adjustments for US GAAP reflect (1) the allocation of a portion of the purchase price to acquired in-process research and development as well as assembled work force; (2) the immediate write-off of acquired in-process research and development; and (3) the resultant decrease in goodwill amortization.

     Under Swedish GAAP, the valuation of Allgon shares issued in conjunction with the acquisition of Wireless Solutions was based on the average closing price of Allgon's shares on the Swedish stock exchange for the ten business days prior to the announcement of the acquisition. The adjustment for US GAAP purposes reflects the increase in purchase price and related increase in goodwill amortization arising from valuing the shares issued based on the average closing price for the three business days prior to and following the announcement.

(b) Internal use software

     As allowed by Swedish GAAP, Allgon expenses all costs associated with the purchase and development of software used for internal purposes. US Statement of Position No. 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use, was effective for financial statements for fiscal years beginning after December 15, 1998. Under this standard, costs incurred prior to initial adoption may not be adjusted to amounts that would have been capitalized under the new standard. Allgon has adopted a three-year amortization period for capitalized software. The adjustment for US GAAP purposes reflects the capitalization of SEK 8.0 million and related amortization of SEK 1.3 million.

(c) Accounting for long-term contracts

     Certain Allgon business units provide services and certain products on a project basis; such projects may last for several weeks or months and may therefore cover multiple accounting periods. Swedish GAAP governing revenue recognition in such cases is less prescriptive than standards applicable in the

US. The adjustment for US GAAP purposes reflects revenue determined in accordance with the percentage-of-completion method of accounting for long-term contracts.

(d) Capitalized interest

     In accordance with Swedish GAAP, no interest was capitalized in connection with the construction of Allgon's main corporate offices in Taby. The adjustment for US GAAP purposes reflects the capitalization of interest costs associated with amounts paid for construction with the outstanding debt of Allgon. The construction of the building was not completed until the second quarter of 2000; accordingly, no depreciation was recorded in 1999. These costs will be amortized over the life of the building.

(e) Foreign exchange contracts

     According to Swedish GAAP, contracts hedging anticipated transactions are reported as hedges. In these cases, a valuation of the contract is not made. Under US GAAP, only forward exchange contracts related to firm commitments can qualify for hedge accounting. Contracts hedging anticipated transactions are accounted for as the difference between the agreed forward rate and the market forward rate on the closing day. The adjustment for US GAAP purposes records these instruments at their fair values at the respective balance sheet dates and recognizes unrealized exchange gains and losses immediately in the income statement.

(f) Provisioning

     Allgon is involved in a dispute with Swedish tax authorities over amounts which the authorities claim should be repaid by Allgon relative to deductions made by Allgon in prior years' returns which the authorities subsequently disallowed. Allgon has appealed the authorities' decision requiring repayment by Allgon; as of December 31, 1999, the matter had not been settled. As allowed under Swedish GAAP, Allgon recorded a related provision based on the statistical notion of expected value. The adjustment for US GAAP purposes provides for that amount deemed most likely to be repaid upon settlement.

(g) Software Revenue Recognition

     Certain Allgon business units market various software products; in accordance with Swedish GAAP, Allgon generally recognizes revenue upon delivery of these products to the customer. The adjustment for US GAAP purposes reflects the recognition of revenue ratably over the underlying sales contracts to give effect to Allgon's post-delivery service obligations.

(h) Deferred income taxes

     Swedish GAAP does not require the provision for deferred taxation, except for the accounting of certain specific timing differences between book and tax charges, and the effects on deferred taxes arising from group adjustments. US GAAP requires full recognition of deferred tax liabilities and assets. These balances are determined on the basis of the difference between the income tax basis of assets and liabilities and their respective financial reporting amounts at tax rates in effect for the periods in which the differences are expected to reverse. Where a deferred tax asset is recognized, an on-going assessment is carried out on the likelihood of it being realized, and a valuation allowance is established in respect of such asset where it is considered more likely than not that some portion will not be realized.

     The adjustment for US GAAP purposes reflects the provision of deferred taxes in respect of US GAAP adjustments to the book basis of assets and liabilities.

COMPREHENSIVE INCOME

     SFAS No. 130, Reporting Comprehensive Income, establishes standards for reporting comprehensive income and its components in financials statements. Comprehensive income, as defined, includes all changes in equity (net assets) during each financial period from non-owner sources. On a US GAAP basis, the only item included in other comprehensive income that is excluded from net income is translation differences. There are no tax effects relating to this item.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                              -------------
                                                              1999    1998
                                                              ----    -----
Net income in accordance with US GAAP.......................  85.1    112.3
  Translation differences...................................  (1.9)     0.2
                                                              ----    -----
Comprehensive income in accordance with US GAAP.............  83.2    112.5
                                                              ====    =====

RECENTLY ISSUED ACCOUNTING STANDARDS

     In December 1999, the SEC issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements ("SAB 101"). SAB 101, which is effective no later than the fourth quarter of fiscal years beginning after December 15, 1999 (fourth quarter 2000 for Allgon), provides additional guidance on revenue recognition as well as criteria for when revenue is generally realized and earned. Management is currently evaluating the potential impact of the adoption of SAB 101 on Allgon's results of operations.

     On June 15, 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000 (January 1, 2001 for Allgon). SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their current value. Changes in current value of derivatives are recorded in the statement of income or as comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. Management is currently evaluating the likely impact of the adoption of SFAS No. 133 on its results of operations and financial position to determine what measures would need to be taken to qualify for hedge accounting under this new standard.

                                     ALLGON

                          INTERIM FINANCIAL STATEMENTS

CONDENSED CONSOLIDATED STATEMENT OF INCOME
SEK millions

                                                                    FOR THE NINE MONTHS ENDED
                                                             ----------------------------------------
                                                             SEPTEMBER 30, 2000    SEPTEMBER 30, 1999
                                                             ------------------    ------------------
Net sales................................................          1,985.7               1,507.8
Cost of goods sold.......................................         (1,348.0)               (935.7)
                                                                  --------              --------
GROSS INCOME.............................................            637.7                 572.1
Selling expenses.........................................           (214.7)               (177.5)
Administrative expenses..................................           (122.0)                (86.6)
Research and development costs...........................           (272.4)               (216.5)
Other operating income...................................             59.5                   0.8
Other operating expenses.................................            (17.3)                 (0.4)
                                                                  --------              --------
OPERATING INCOME.........................................             70.8                  91.9

RESULTS OF FINANCIAL INVESTMENTS
Interest and other financial income......................             38.7                  23.9
Interest and other financial costs.......................            (61.6)                (25.8)
                                                                  --------              --------
TOTAL RESULT OF FINANCIAL INVESTMENTS....................            (22.9)                 (1.9)
INCOME AFTER FINANCIAL ITEMS.............................             47.9                  90.0
Tax on income for the year...............................            (14.2)                (26.4)
Minority interest of income for the year.................             (2.3)                 (1.3)
                                                                  --------              --------
NET INCOME FOR THE YEAR..................................             31.4                  62.3
                                                                  ========              ========

The accompanying notes form an integral part of these financial statements.

CONDENSED CONSOLIDATED BALANCE SHEET
SEK millions

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  2000             1999
                                                              -------------    ------------
ASSETS
FIXED ASSETS
INTANGIBLE FIXED ASSETS
Goodwill....................................................        89.3            90.6
                                                                 -------         -------
  Total.....................................................        89.3            90.6
                                                                 -------         -------
TANGIBLE FIXED ASSETS
Buildings and land..........................................        43.0            43.5
Machinery and other technical plant.........................       107.7           101.6
Equipment, tools and installations..........................       107.5            96.2
New construction in progress................................       224.2           159.6
                                                                 -------         -------
  Total.....................................................       482.4           400.9
FINANCIAL FIXED ASSETS
Other long-term receivables.................................        26.3             0.3
                                                                 -------         -------
  Total.....................................................        26.3             0.3
                                                                 -------         -------
  Total fixed assets........................................       598.0           491.8
CURRENT ASSETS
INVENTORIES, ETC.
Raw materials and necessities...............................       160.3           186.1
Work in progress............................................         9.8            19.5
Finished products...........................................       202.1           119.6
                                                                 -------         -------
  Total.....................................................       372.2           325.2
CURRENT RECEIVABLES
Trade accounts receivable...................................       473.6           437.5
Income taxes recoverable....................................        11.2             2.5
Other receivables...........................................        54.7            47.9
Prepaid expenses and accrued income.........................        23.8            19.3
                                                                 -------         -------
  Total.....................................................       563.3           507.2
Short-term investments......................................         0.1              --
Cash and bank...............................................        82.1            56.5
                                                                 -------         -------
Total current assets........................................     1,017.7           888.9
                                                                 -------         -------
Total assets................................................     1,615.7         1,380.7
                                                                 =======         =======
EQUITY AND LIABILITIES
SHAREHOLDERS' EQUITY
RESTRICTED EQUITY
Share capital...............................................        58.5            57.6
Restricted reserves.........................................       201.5           193.5
                                                                 -------         -------
  Total.....................................................       260.0           251.1
NON-RESTRICTED EQUITY
Unrestricted reserves.......................................       420.8           362.0
Net income for the year.....................................        31.5            80.7
                                                                 -------         -------
  Total.....................................................       452.3           442.7
                                                                 -------         -------
TOTAL SHAREHOLDERS' EQUITY..................................       712.3           693.8
MINORITY INTERESTS..........................................         2.7             2.6
PROVISIONS
Provisions for pensions.....................................         0.8             1.2
Provisions for taxes........................................        52.3            60.7
Provisions for guarantees...................................         2.3             1.6
                                                                 -------         -------
  Total.....................................................        55.4            63.5
LONG-TERM LIABILITIES
Other liabilities...........................................       215.5            91.6
                                                                 -------         -------
  Total.....................................................       215.5            91.6
CURRENT LIABILITIES
Advance payments from customers.............................         1.6             1.1
Trade accounts payable......................................       267.6           249.0
Other liabilities...........................................       174.1           145.8
Accrued expenses and prepaid income.........................       186.5           133.3
                                                                 -------         -------
  Total.....................................................       629.8           529.2
                                                                 -------         -------
Total shareholder's equity and liabilities..................     1,615.7         1,380.7
                                                                 =======         =======
Contingent liabilities......................................        23.7            23.8

The accompanying notes form an integral part of these financial statements.

CONDENSED CONSOLIDATED CASH FLOW ANALYSIS
SEK million

                                                                FOR THE NINE MONTHS ENDED
                                                              ------------------------------
                                                              SEPTEMBER 30,    SEPTEMBER 30,
                                                                  2000             1999
                                                              -------------    -------------
BUSINESS OPERATIONS
Net sales...................................................     1,985.7          1,507.8
Operating expenses, adjusted................................    (1,853.4)        (1,348.7)
                                                                --------         --------
  Total.....................................................       132.3            159.1
Interest received...........................................        37.3             23.9
Interest paid...............................................       (53.5)           (25.8)
Income tax paid.............................................        (5.6)           (26.4)
                                                                --------         --------
  Total.....................................................       (21.8)           (28.3)
                                                                --------         --------
Cash flow from current operations before change in working
  capital...................................................       110.5            130.8
Change in working capital (excluding liquid funds)
Inventories.................................................       (47.0)          (132.1)
Trade accounts receivables..................................       (36.1)           (78.0)
Other operating receivables.................................       (19.4)           (15.8)
Trade accounts payables.....................................        18.6            112.6
Other operating liabilities.................................        41.5              1.3
                                                                --------         --------
  Total.....................................................       (42.4)          (112.0)
                                                                --------         --------
Cash flow from business operations..........................        68.1             18.9
INVESTMENT OPERATIONS
Sale of tangible fixed assets...............................        14.2               --
Acquisition of tangible fixed assets........................      (175.9)          (195.6)
                                                                --------         --------
Cash flow from investment operations........................      (161.7)          (195.6)
                                                                --------         --------
Cash flow after investments.................................       (93.6)          (176.8)
FINANCING OPERATIONS
Short-term borrowing........................................        16.5               --
Long-term borrowing.........................................       124.0              7.0
Dividends paid..............................................       (24.8)           (27.7)
Translation differences.....................................         3.6             (1.2)
                                                                --------         --------
Cash flow from financing operations.........................       119.3            (21.9)
                                                                --------         --------
Change in liquid funds......................................        25.7           (198.6)
                                                                ========         ========

The accompanying notes form an integral part of these financial statements.

                     NOTES TO INTERIM FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BACKGROUND AND OPERATIONS

     The consolidated financial statements have been prepared in accordance with Swedish accounting principles ("Swedish GAAP") which differ in certain significant respects from generally accepted accounting principles in the United States ("US GAAP"). Reference should be made to the audited annual financial statements for the year ended December 31, 1999.

     The interim financial information as of September 30, 2000 and for the nine months ended September 30, 2000 and 1999 is unaudited; however, in the opinion of Allgon, the interim data includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the results for the interim periods.

INVENTORIES

     The provision for stock obsolescence as of September 30, 2000 and December 31, 1999 are SEK 37 million and SEK 21 million, respectively.

APPLICATION OF ESTIMATED VALUES

     In preparing the interim financial statements in accordance with generally accepted accounting principles, Allgon's management makes certain estimates and assumptions which affect the value of assets and liabilities as well as contingent liabilities at the closing date. Reported amounts for income and expenses in the reporting period are also affected. The actual result may differ from these estimates.

NOTE 2 -- REFUND FROM SWEDISH STAFF PENSION

     During 1999, Swedish Staff Pension ("SPP"), a Swedish insurance company, informed those companies which participate in its pension program that premium overpayments accumulated in prior years would be refunded to participating entities commencing in 2000. Allgon was informed by SPP that its share of SPP's allocation would be SEK 33 million. Other operating income for the nine months ended September 30, 2000 includes SEK 30 million, representing the present value of the amounts to be received under the terms of the refund.

NOTE 3 -- SALE OF VEHICLE ANTENNAE OPERATIONS

     During the second quarter of 2000, Allgon sold its vehicle antennae operations to Smarteq AB ("Smarteq") for a combination of cash and Smarteq shares. Allgon recognized a net gain on the sale of SEK 20 million. This gain consisted of a SEK 29 million capital gain, included in operating income for the period, offset by a SEK 9 million charge to financial expenses when Allgon recorded a provision for anticipated reductions in the value of Smarteq's shares.

NOTE 4 -- OFFER BY REMEC, INC.

     On September 28, 2000, REMEC, Inc. ("REMEC"), a US-based company, submitted an initial offer to acquire a controlling interest in Allgon. In October, following an increase in REMEC's initial bid, Allgon's Board of Directors issued a recommendation to its shareholders that REMEC's offer be accepted. As of the date of these financial statements, Allgon's shareholders had not formally accepted REMEC's existing offer.

     The transaction costs to be incurred by Allgon in connection with the tender offer, principally fees for advisory services, are estimated to be approximately SEK 100 million based on the share price of REMEC on the final date of the offer period of SEK 161. If the offer is not completed the costs are estimated to be approximately SEK 20 million. None of these costs have been recorded in the income statement as of September 30, 2000.

NOTE 5 -- ACQUISITION OF RF INTEGRATION SWEDEN AB

     In the third quarter of 2000, Allgon acquired RF Integration Sweden AB ("RFI"), a consulting company specializing in the development of wireless applications for voice and data transfer. The acquisition price was SEK 9 million, which was paid via the issuance of 82,569 shares of Allgon's B common stock (under registration). Allgon recorded goodwill of SEK 8 million in connection with the acquisition.

NOTE 6 -- OPTION PLAN

     At its Annual Shareholder's Meeting in March 2000, Allgon's Board of Directors voted to implement an option plan for all employees in Sweden. Each eligible employee was granted a specified number of options based on their rank within Allgon. The exercise price of the options was 150% of the average price of Allgon's stock price between March 8, 2000 and March 14, 2000 as listed on the OM Stockholm Exchange. These options are exercisable between December 1, 2002 and May 31, 2003. All options vested immediately upon issue. Of the 400,000 options approved by Allgon's board, 337,200 options had been granted as of September 30, 2000.

     For purposes of calculating earnings per share, options to purchase Allgon's shares shall be assumed to be exercised when the average market price of the shares exceeds the exercise price of the options. Since the option exercise price was higher than the market value of Allgon's stock, there was no intrinsic value associated with the options and thus no compensation cost has been recognized.

NOTE 7 -- UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

     These financial statements have been prepared in accordance with Swedish generally accepted accounting principles ("Swedish GAAP") which differ in certain significant respects from those in the United States ("US GAAP"). Application of US GAAP would have affected consolidated net income in each of the two years ended December 31, 1999 and consolidated shareholders equity as of December 31, 1999 and 1998, to the extent summarized below:

Reconciliation of net income under Swedish GAAP to US GAAP:

                                                              NINE MONTHS ENDED
                                                                SEPTEMBER 30,
                                                              -----------------
                                                               2000       1999
                                                              ------      -----
                                                               (AMOUNTS IN SEK
                                                                  MILLION)
Net income as shown in the statements of income.............   31.4       62.3
US GAAP adjustments:
  Acquisition of Wireless Solutions.........................    0.4         --
  Internal use software.....................................    1.3        4.9
  Accounting for long-term contracts........................   (3.5)        --
  Capitalized interest......................................    4.1        2.6
  Foreign exchange contracts................................    0.2       (0.2)
  Provisioning..............................................     --         --
  Software revenue recognition..............................  (16.4)      (0.7)
  Refund from Swedish Staff Pension.........................  (23.5)        --
  Deferred income taxes.....................................   (2.3)      (0.4)
  Tax effect of US GAAP adjustments.........................   10.7       (1.9)
                                                              -----       ----
Net income according to US GAAP.............................    2.4       66.6
                                                              =====       ====
US GAAP earnings per share (SEK)............................   0.08       2.31
                                                              =====       ====
Number of shares used in calculating US GAAP earnings per
  share (in millions).......................................   29.2       28.8

Reconciliation of shareholders' equity under Swedish GAAP to US GAAP:

                                                      NINE MONTHS
                                                         ENDED         YEAR ENDED
                                                     SEPTEMBER 30,    DECEMBER 31,
                                                         2000             1999
                                                     -------------    ------------
                                                       (AMOUNTS IN SEK MILLION)
Shareholders' equity as shown in the balance
  sheets...........................................      712.3           693.8
US GAAP adjustments:
  Acquisition of Wireless Solutions................        4.9            (5.3)
  Internal use software............................        8.0             6.7
  Accounting for long-term contracts...............       (3.8)           (0.3)
  Capitalized interest.............................        8.3             4.2
  Foreign exchange contracts.......................        0.1            (0.1)
  Provisioning.....................................       (8.0)           (8.0)
  Software revenue recognition.....................      (19.1)           (2.7)
  Refund from Swedish Staff Pension................      (23.5)             --
  Deferred income taxes............................       (2.8)           (0.5)
  Tax effect of US GAAP adjustments................        8.5            (2.2)
                                                         -----           -----
Shareholders' equity according to US GAAP..........      684.9           685.6
                                                         =====           =====

     For a full description of the US GAAP reconciliation adjustments reference should be made to Note 23 of the audited annual financial statements for the year ended December 31, 1999. Additional adjustments affecting the interim amounts of net income and shareholders' equity are described as follows:

REFUND FROM SWEDISH STAFF PENSION

     During 1999, Swedish Staff Pension ("SPP"), a Swedish insurance company, informed those companies which participate in its pension program that premium overpayments accumulated in prior years would be refunded to participating entities commencing in 2000. Allgon was informed by the SPP that its share of SPP's allocation is expected to amount to SEK 33 million. In accordance with Swedish GAAP, the present value of the amounts to be received under the terms of the refund, or SEK 30.1 million, was recognized as income. The adjustment for US GAAP purposes reduces the amount of income recorded during the period to the actual amount of cash received from the SPP in the respective period. In September 2000, Allgon received a cash payment of SEK 6.6 million. As of September 30, 2000, Allgon had received no other cash payments.

COMPREHENSIVE INCOME

     SFAS No. 130, "Reporting Comprehensive Income", establishes standards for reporting comprehensive income and its components in financials statements. Comprehensive income, as defined, includes all changes in equity (net assets) during each financial period from non-owner sources. On a US GAAP basis, the only item included in other comprehensive income that is excluded from net income is translation differences. There are no tax effects relating to this item.

     Comprehensive income under US GAAP is presented below for the nine months ended September 30:

(SEK millions)

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              --------------
                                                              2000     1999
                                                              -----    -----
Net income in accordance with U.S. GAAP.....................   2.4     66.6
  Translation differences...................................   5.0     (1.2)
                                                              ----     ----
Comprehensive income in accordance with U.S. GAAP...........   7.4     65.4
                                                              ====     ====

SEGMENT INFORMATION (BASED ON SWEDISH GAAP FINANCIAL DATA)

     Segment information is presented below for the nine months ended September 30:

SEK million

                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              --------------
                                                              2000     1999
                                                              -----    -----
Net sales to unaffiliated customers:
Systems.....................................................  1,227      789
Mobile Communications.......................................    674      717
Microwave...................................................     80        2
Wireless Solutions..........................................      5       --
                                                              -----    -----
                                                              1,986    1,508
                                                              =====    =====

SEK million


                                                               NINE MONTHS
                                                                  ENDED
                                                              SEPTEMBER 30,
                                                              --------------
                                                              2000     1999
                                                              -----    -----
Operating income:
Systems.....................................................   142       62
Mobile Communications.......................................    29      102
Microwave...................................................   (33)     (38)
Wireless Solutions..........................................   (50)      --
                                                               ---      ---
Total.......................................................    88      126
Net Group costs.............................................    (7)     (30)
Goodwill amortization.......................................   (10)      (4)
                                                               ---      ---
Operating income............................................    71       92
                                                               ===      ===

REMEC AND ALLGON COMPARATIVE STOCK PRICES

     Set forth below are the last reported sale prices of REMEC common stock and Allgon Class B shares on October 6, 2000, the last trading day prior to the public announcement of our revised tender offer, and on December 7, 2000, the last trading day prior to the date of this proxy statement.

                                                           ALLGON     REMEC
                                                           ------    --------
October 6, 2000..........................................  $12.22    $  24.00
December 7, 2000.........................................  $ 8.19    $12.1875

INTERESTS OF CERTAIN PERSONS

     Before REMEC and Allgon entered into discussions regarding the Acquisition, there were no negotiations, transactions or material contracts between REMEC and Allgon or their respective executive officers and directors concerning the election of directors or concerning any merger, consolidation, tender offer or acquisition of securities or assets.

     Directors and executive officers of Allgon have interests in the Acquisition in addition to their interest as Allgon shareholders. As of October 6, 2000, the directors and executive officers of Allgon owned an aggregate of 1,116,360 Class A and Class B shares of Allgon.

     The holders of Allgon's Class A shares have agreed with REMEC that they will tender their shares and warrants in the Acquisition. The shares and warrants owned by such holders represent 26.4% of the voting rights and 3.5% of the share capital of Allgon.

ALLGON'S BUSINESS

     Allgon's business is to develop, market and produce radio-based solutions and other products for wireless telephony and data communication.

     The product range consists of antenna systems for infrastructure in mobile telephone networks; filters, combiners and similar products for base stations; repeater networks; microwave equipment; mobile telephone antennas; wireless local networks and Bluetooth products. Customers are operators of mobile telephone networks, system, telephone and vehicle manufacturers as well as distributors.

     Allgon has offices in eight countries on four continents. Its head office is located in Stockholm, Sweden. Sales are made to some 60 countries of which 97 percent involve customers outside Sweden. Allgon was formed in 1946. The Allgon shares were first listed on the OM Stockholm Stock Exchange in 1988. Allgon's operations are carried out through various divisions of Allgon including the following Business Areas: Allgon Systems, Allgon Mobile Communications ("AMC"), Allgon Microwave and Wireless Solutions.

SYSTEMS

     Business Area Systems develops, markets and produces radio-based solutions and other products for wireless telephony and data communication. The product range comprises systems and components for base stations, repeater networks and antenna systems. This division is organized into three business segments:
Antenna Systems, Repeater Networks and Radio Equipment. Approximately 98 per cent of the division's sales are made to countries outside Sweden, of which North America accounts for the largest share.

AMC

     AMC develops, markets and produces radio solutions for various types of user terminals, of which mobile telephones constitute the largest portion. Other user terminals are satellite telephones, computers and other types of machine. Approximately 96 per cent of sales are made to customers outside Sweden, mainly Europe, Asia and North America. Primary customers are large manufacturers of mobile telephones.

These customers frequently have production facilities on several continents and therefore act as global customers.

MICROWAVE

     The Microwave division develops, produces and markets an extensive product range within the microwave radio segment. Microwave radio is used in all types of communication networks for wireline telephone traffic and also extensively in private networks for industries, companies, municipalities and county councils.

WIRELESS SOLUTIONS

     Wireless Solutions seeks to replace PC cords and network cabling and to connect the coming wave of Internet appliances to users and networks, not with wires, rather via spectrum. Wireless Solutions are helping make possible a number of applications based on standards and concepts such as Wireless LAN, Bluetooth, and Telemetry. As part of this strategy Wireless Solutions will combine GSM and GPRS/ EDGE with other wireless technologies to create global mobility.

     Allgon's business concept is to develop, market and produce radio-based solutions and other products for wireless telephony and data communication.

     The product range comprises:

     - antenna systems for infrastructure

     - filter, combiners and similar products for base stations

     - repeater networks

     - microwave radio

     - mobile telephone antennas

     - antenna solutions for vehicles

     - wireless local networks

     - blue tooth products

     Customers include system operators and manufacturers, terminal manufacturers, vehicle manufacturers and distributors.

ALLGON'S STRATEGY

     - Concentrate on wave propagation products for mobile telephony

     - Focus on product development and technical know-how

     - Develop complete subsystems

     - Create a strong marketing organization

     - Build an extensive network of high-quality, flexible subcontractors

MARKET FOR ALLGON SHARES AND DIVIDENDS

     Allgon's Class B stock is quoted on the OM Stockholm Exchange and traded under the symbol "ALLG-B." The table below sets forth for the periods indicated the high and low closing sale prices per share of Allgon Class B stock. For current price information with respect to Allgon Class B stock, you are urged to consult publicly available sources. Allgon's Class A stock is not publicly registered or listed for trading. For exchange rates used in this presentation, we refer you to the section titled "Currency Presentation and Exchange Rates" on page 64.

                                                                ALLGON STOCK
                                                              ----------------
                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDED December 31, 1998
First Quarter...............................................   98.00     81.24
Second Quarter..............................................   81.88     62.79
Third Quarter...............................................   80.83     49.28
Fourth Quarter..............................................   71.87     38.81

FISCAL YEAR ENDED December 31, 1999
First Quarter...............................................   75.37     58.47
Second Quarter..............................................   95.90     65.59
Third Quarter...............................................   84.72     72.22
Fourth Quarter..............................................  139.11     74.64

FISCAL YEAR ENDED December 31, 2000
First Quarter...............................................  233.85    123.21
Second Quarter..............................................  176.85     90.55
Third Quarter...............................................  128.34     81.76
Fourth Quarter (through December 7, 2000)...................  143.38     65.50

                      YOUR RIGHTS TO DISSENT AND APPRAISAL

     THE FOLLOWING IS A BRIEF SUMMARY OF SECTIONS 1300 TO AND INCLUDING 1312 OF THE CALIFORNIA CORPORATIONS CODE, WHICH SETS FORTH THE PROCEDURES FOR REMEC SHAREHOLDERS TO DISSENT FROM THE ACQUISITION AND TO DEMAND STATUTORY APPRAISAL RIGHTS UNDER THE CALIFORNIA CORPORATIONS CODE. THIS SUMMARY DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROVISIONS OF CALIFORNIA LAW RELATING TO THE RIGHTS OF REMEC SHAREHOLDERS TO AN APPRAISAL OF THE VALUE OF THEIR SHARES AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTIONS 1300 TO AND INCLUDING 1312 OF THE CALIFORNIA CORPORATIONS CODE, THE FULL TEXT OF WHICH IS ATTACHED AS ANNEX B TO THIS PROXY STATEMENT. FAILURE TO FOLLOW THE FOLLOWING PROCEDURES EXACTLY COULD RESULT IN THE LOSS OF DISSENTER'S RIGHTS.

     Under Sections 181 and 1201 of the California Corporations Code, the Acquisition constitutes a "reorganization." Chapter 13 of the California Corporations Code provides appraisal rights for shareholders dissenting from reorganizations in certain circumstances. REMEC shareholders will be entitled to dissent and seek appraisal for their shares of REMEC common stock if either of the following criteria are satisfied:

     - the shares for which appraisal rights are sought must possess restrictions on transfer (for example, the shares must be "restricted securities" not registered pursuant to the Securities Act and must not be eligible for unrestricted resale pursuant to Rule 144(k) of the Securities Act)

     OR

     - 5% or more of the outstanding shares of REMEC common stock (i.e., approximately 2,225,500 shares of REMEC common stock) must dissent from the Acquisition Proposal and demand appraisal.

     If you want to dissent from the Acquisition Proposal and demand appraisal of your shares of REMEC common stock, you must follow the procedures described below. You must follow these procedures exactly or your right to dissent may be lost. There are strict time limits associated with your right to dissent and seek appraisal. Note, however, that if your shares do not possess restrictions on transfer, you will not have the right to dissent unless a total of 5% or more of the outstanding shares of REMEC common stock exercise their right to dissent. Since you will not know whether sufficient shares exercise their right to dissent until after the Special Meeting, you should comply with the procedures below if you wish to dissent. We will then advise you whether sufficient shares have dissented.

     If you wish to dissent and require us to repurchase your shares of REMEC common stock, you must:

          (a) make written demand upon us advising of your desire to dissent from the Acquisition Proposal and seek appraisal for your shares of REMEC common stock. We must receive your written demand not later than the date of the Special Meeting. You can send this written demand to either our address as set forth in our notice of special meeting accompanying this proxy statement or to our transfer agent. Our transfer agent's address is ChaseMellon Shareholder Services, 400 South Hope Street, 4th Floor, Los Angeles, California 90071, Attn.: Rosa Bautista. Your written demand must set forth your name and address, the number of shares which you demand that REMEC repurchase and a statement as to what you believe the fair market value of such shares to be as of the day before the announcement of the Acquisition Proposal;

          (b) affirmatively vote against the Acquisition Proposal. If you timely submit to us a written demand for dissent and affirmatively vote against the Acquisition Proposal, we will send you a notice of approval of the Acquisition Proposal if (i) shareholder approval for the Acquisition Proposal is obtained and (ii) your shares qualify for dissent and appraisal in either manner outlined above; and

          (c) submit, within 30 days after the date on which the notice of approval of the Acquisition Proposal by the REMEC shareholders is mailed to you, at our principal office or at the office of our transfer agent, (i) if the shares for which you are dissenting are certificated, the certificates representing any shares for which you are making demand for repurchase, with a statement regarding which of the shares are dissenting shares, or
     (ii) if the shares for which you are dissenting are uncertificated, written notice of the number of shares which you demand that we repurchase.

     Simply failing to vote for, or voting against, the Acquisition Proposal will not be sufficient to constitute the demand described above. You must exactly follow the procedures described above.

     As discussed above, within 10 days after the date of approval of the Acquisition Proposal, we will mail to each appropriately dissenting shareholder a notice of approval of the Acquisition Proposal together with a statement of the price determined by us to represent the fair market value of dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters' rights under the California Corporations Code. The statement of the price of the shares will constitute an offer by us to repurchase any dissenting shares at the price stated therein. If we and the dissenting shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder will be entitled to the agreed price plus interest thereon at the legal rate on judgments from the date of their agreement. Subject to the provisions of the California Corporations Code, payment of the fair market value of the dissenting shares will be made within 30 days after agreement or after satisfaction of any statutory or contractual condition, whichever is later, and upon surrender of the certificates therefor (if certificated) or written notice of repurchase (if uncertificated).

     If we deny that the shares are dissenting shares or if we and the dissenting shareholder fail to agree upon the fair market value of the shares, then the dissenting shareholder, within six months after the date on which notice of approval of the Acquisition Proposal by the REMEC shareholders is mailed to the shareholder, and not thereafter, may file a complaint in the Superior Court of the State of California requesting the court to determine whether the shares are dissenting shares, or the fair market value of the dissenting shares, or both, or may intervene in any pending action for the appraisal of any shares of REMEC common stock.

     To the extent that the provisions of Chapter 5 of the California Corporations Code prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of REMEC for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the California Corporations Code.

                                 OTHER MATTERS

     No other matters may be brought before the Special Meeting by anyone other than our board of directors. At the date of this proxy statement, our board of directors does not know of any business that it will present at the Special Meeting other than as set forth in the notice accompanying this proxy statement. If any other manner should properly be brought before the Special Meeting by our board of directors, it is intended that a supplement or amendment to this proxy statement describing the matter will be sent to all REMEC shareholders entitled to vote.

               SHAREHOLDER PROPOSALS FOR OUR 2001 ANNUAL MEETING

     Proposals of shareholders of REMEC that are intended to be presented by such shareholders at our 2001 Annual Meeting and that the shareholders desire to have included in REMEC's proxy statement must be received by the Secretary of REMEC no later than January 1, 2001 in order that they may be considered for possible inclusion in REMEC's proxy statement and form of proxy relating to that meeting. In order to avoid controversy, shareholders should submit their proposals by means, including electronic means, that permit them to prove the date of delivery. With respect to shareholder proposals and director nominations that are not sought to be included in REMEC's proxy statement and form of proxy relating to our 2001 annual meeting, notice of such proposals must be delivered to, or mailed and received by, us no later than close of business on March 21, 2001.

                    CURRENCY PRESENTATION AND EXCHANGE RATES

     In this proxy statement, currency amounts are expressed in U.S. dollars and Swedish Kronas. REMEC prepares its consolidated financial statements in U.S. dollars and in accordance with accounting principles generally accepted in the United States. Allgon prepares its financial statements in Swedish Kronas and in accordance with Swedish generally accepted accounting principles. For the convenience of the reader, this proxy statement may present translations into U.S. dollars or Swedish Kronas. REMEC does not represent that the Swedish Kronas amounts actually represent dollar amounts or that it is possible to convert them into dollars at the rates indicated or at any other rate.

HISTORICAL EXCHANGE RATES

     The following table sets forth for the years 1997 to 1999 and the nine months ended September 30, 2000 the high and low interbank rates for one Swedish Krona expressed in U.S. dollars, as well as the respective average interbank rates during such periods, and the respective interbank rates at the end of such periods.

                                           YEAR ENDED DECEMBER 31,
                                         ---------------------------      PERIOD ENDING
                                          1997      1998       1999     SEPTEMBER 30, 2000
                                         ------    -------    ------    ------------------
High...................................  0.1463     0.1323    0.1302          0.1206
Low....................................  0.1230     0.1180    0.1148          0.1008
Average................................  0.1312    0.12590    0.1211          0.1124
Period End.............................  0.1264     0.1231    0.1173          0.1030

     As of December 7, 2000, the latest practicable date for which exchange rate information was available prior to the printing of this document, the average interbank rate for one Swedish Krona expressed in U.S. dollars was $0.1043.

                      DOCUMENTS INCORPORATED BY REFERENCE

     This proxy statement incorporates documents by reference that are not presented in or delivered with this document. All documents filed by REMEC under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, after the date hereof and before the date of the Special Meeting are incorporated by reference into and deemed to be a part of this proxy statement from the date of filing of those documents. You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different.

     This proxy statement incorporates by reference the documents listed below that REMEC has previously filed with the Securities and Exchange Commission.

     - Annual Report on Form 10-K for the year ended January 31, 2000;

     - Quarterly Reports on Form 10-Q for the fiscal quarters ended April 30, 2000 and July 28, 2000; and

     - Current Report on Form 8-K dated March 8, 2000.

     Any statement contained in a document incorporated or deemed to be incorporated in this document by reference will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this document or any other subsequently filed document that is deemed to be incorporated in this document by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

                      WHERE YOU CAN FIND MORE INFORMATION

     The documents incorporated by reference into this proxy statement are available from us upon request. We will provide a copy of any of the information that is incorporated by reference in this proxy statement (not including exhibits to the information unless those exhibits are specifically incorporated by reference into this proxy statement) to you, without charge, upon written or oral request.

                             REQUESTS FOR DOCUMENTS

     Requests for documents relating to REMEC should be directed to our Secretary at 9404 Chesapeake Drive, San Diego, California 92123, telephone (858) 560-1301.

     We file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission:

     Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C.
                                     20549,
                            telephone 1-800-SEC-0330
 New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York
                                     10048
 Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400,
                          Chicago, Illinois 60661-2511

     Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 or by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission maintains a website that contains reports, proxy statements and other information regarding REMEC. The address of the Securities and Exchange Commission website is http://www.sec.gov.

     We have not filed a registration statement under the Securities Act with the Securities and Exchange Commission with respect to REMEC's common stock to be issued in the Acquisition on the basis that the issuance is exempt from the registration requirement of the Securities Act of 1933, as amended, pursuant to Rule 802 promulgated pursuant to such Act. A copy of the Swedish prospectus (in English) relating to the Acquisition has been provided to the Securities and Exchange Commission pursuant to the requirements of Rule 802.

     THIS DOCUMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE THE PROXY SOLICITATION IN THAT JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT NOR ANY DISTRIBUTION OF SECURITIES MEANS, UNDER ANY CIRCUMSTANCES, THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH OR INCORPORATED IN THIS DOCUMENT BY REFERENCE OR IN OUR AFFAIRS SINCE THE DATE OF THIS PROXY STATEMENT.

                                                                         ANNEX A

                   FAIRNESS OPINION OF DAIN RAUSCHER WESSELS

                       [DAIN RAUSCHER WESSELS LETTERHEAD]

October 31, 2000

The Board of Directors of REMEC, Inc.
9404 Chesapeake Drive
San Diego, CA 92123

Members of the Board:

     You have requested our opinion as to the fairness, from a financial point of view, to REMEC, Inc. ("REMEC") of the aggregate cash and stock consideration proposed to be paid to holders of Class A and Class B common stock and warrants to purchase shares of Class B common stock (the "Warrants") of Allgon AB (publ.) ("Allgon"), a Swedish company, in the transaction described below. You have advised us that you intend to commence a tender offer (the "Tender Offer") for up to all of the currently issued and outstanding shares of Allgon common stock (Class A and Class B) and Warrants pursuant to a Public Offer to be dated on or about November 15, 2000 (the "Offer to Purchase"). The Offer to Purchase provides for the exchange of shares of REMEC common stock (in the form of Swedish Depositary Receipts (SDRs)) at an exchange ratio which adjusts in certain circumstances depending upon the average share price of REMEC common stock during the ten trading day period ending two days prior to the expiration of the Tender Offer, up to a maximum aggregate of 18,210,000 shares. The Offer to Purchase also provides for an election by holders of Allgon common stock to receive cash in lieu of REMEC common stock for up to 500 shares of Allgon common stock at an offer price of 161 Swedish Krona (SEK) net to seller per share, with a further option to receive cash in lieu of REMEC common stock to the extent the amount of shares initially tendered for cash is less than 125 million U.S. dollars (USD) based on the implied value of REMEC common stock to be exchanged in the Tender Offer, up to a maximum aggregate of USD 125 million. The Offer to Purchase is subject to a number of conditions, including that at least 66.67% of the outstanding shares and voting power of Allgon common stock are tendered pursuant to the Offer to Purchase and shareholders of REMEC approve the transaction.

     REMEC has purchased additional shares of Allgon common stock in the public market prior to the date hereof (collectively "Open Market Purchases"). The Tender Offer and the Open Market Purchases are collectively herein referred to as the "Acquisition." The aggregate of the cash and stock consideration proposed to be paid by REMEC to holders of Allgon common stock and Warrants in the Acquisition as described in the Offer to Purchase is herein referred to collectively as the "Consideration."

     Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels"), as part of its investment banking services, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, corporate restructurings, underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes.

     We are acting as financial advisor to REMEC in connection with the Acquisition and will receive a fee for our services, a portion of which is contingent upon the consummation of the Acquisition. We will also receive a fee for providing this opinion. This opinion fee is not contingent upon the consummation of the Acquisition. In addition, REMEC has agreed to indemnify us for certain liabilities arising out of our engagement. We make a market in and provide research coverage on the common stock of REMEC. In the ordinary course of business, we and our affiliates may trade securities of REMEC for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. We have provided investment banking services for REMEC in the past for which we have received customary fees.

     In connection with our review of the Acquisition, and in arriving at our opinion, we have: (i) reviewed the draft dated October 26, 2000 of the Offer to Purchase; (ii) reviewed and analyzed certain publicly available financial and other data with respect to Allgon and REMEC and certain other historical relevant operating data relating to Allgon and REMEC made available to us from published sources and from the internal records of Allgon and REMEC; (iii) internal financial information of Allgon and REMEC prepared for financial planning purposes and furnished by management of REMEC and Allgon; (iv) conducted discussions with members of the senior management of Allgon and REMEC with respect to the business prospects and financial outlook of Allgon, REMEC and the combined company; (v) reviewed the reported prices and trading activity for REMEC and Allgon common stock; (vi) compared the financial performance of Allgon and the prices of Allgon common stock with that of certain other comparable publicly-traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; (viii) compared the transaction premium paid to the holders of Allgon common stock to the transaction premiums paid in selected publicly disclosed transactions; (ix) reviewed and analyzed projected cash flows of Allgon; and (x) reviewed and analyzed the estimated pro forma contribution of Allgon and REMEC to the combined company and the estimated pro forma effect on the earnings per share of REMEC following the combination. In addition, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.

     In rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial, legal, tax, operating and other information (and English language translations thereof) provided to us by Allgon and REMEC (including, without limitation, the financial statements and related notes thereto of Allgon and REMEC), and have not assumed responsibility for independently verifying and have not independently verified such information. With respect to Allgon, we have been furnished with financial statements and data indicated to have been prepared in accordance with Swedish generally accepted accounting principles. We have, with your concurrence, relied upon such information in preparing our opinion, made no independent review or investigation of differences, or the materiality thereof, that may exist between Swedish generally accepted accounting principles and United States generally accepted accounting principles, and make no representation as to the effect such differences, if any, might have on the comparability of such information for purposes of our analyses.

     With respect to the data and discussions relating to the business prospects and financial outlook of Allgon and REMEC, upon advice of REMEC, we have assumed that such data has been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of Allgon and REMEC as to the future financial performance of Allgon and REMEC and that Allgon and REMEC will perform substantially in accordance with such financial data and estimates. We express no opinion as to such financial data and estimates or the assumptions on which they were based.

     In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities of Allgon and have not been furnished with any such appraisals or valuations. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the property or facilities of Allgon. Additionally, we have not been asked and did not consider the possible effects of any litigation or other legal claims. Our opinion relates to Allgon as a going concern and, accordingly, we express no opinion regarding its liquidation value.

     Our opinion speaks only as of the date hereof, is based on the conditions as they exist and information which we have been supplied as of the date hereof, and is without regard to any market, economic, financial, currency exchange, legal or other circumstances or event of any kind or nature which may exist or occur after such date. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

     Our advisory services and the opinion expressed herein are provided for the information and assistance of the board of directors in connection with its consideration of the Acquisition, and does not constitute a recommendation to any stockholder of REMEC regarding how to vote regarding the Acquisition and issuance of the REMEC common stock in the Tender Offer. This opinion shall not be otherwise published or used, nor shall any public references to us be made, without prior written consent. We express no views as to, and our opinion does not address, the merits of the underlying decision by REMEC to engage in the Open Market Purchases, Tender Offer and Acquisition, or the relative merits of the Open Market Purchases, Tender Offer and Acquisition as compared to any alternative business strategies.

     Our analyses have been conducted on the assumption that the Tender Offer will be fully subscribed, and that, together with the Open Market Purchases, will result in the acquisition of all the outstanding equity in Allgon. Our opinion is directed at the aggregate consideration payable in the Tender Offer pursuant to the Offer to Purchase and in the Open Market Purchases as detailed by management of REMEC. We did not review or analyze, and our opinion does not address, the allocation of consideration among various classes of holders of Allgon common stock and Warrants. Our opinion addresses solely the fairness of the Consideration to be paid to the holders of Allgon common stock and Warrants in the Acquisition and does not address any other term or agreement relating to the Acquisition, or the ability of REMEC to finance or otherwise successfully consummate the Acquisition.

     We are not expressing any opinion herein as to the prices at which Allgon or REMEC common stock have traded or will trade in the future.

     Based on our experience as investment bankers and subject to the foregoing, including the various assumptions and limitations set forth herein, it is our opinion that, as of the date hereof, the Consideration proposed to be paid in the Acquisition for the common stock and Warrants of Allgon is fair, from a financial point of view, to REMEC as of the date hereof.

                                          Very truly yours,

                                          /s/ DAIN RAUSCHER WESSELS

                                          DAIN RAUSCHER WESSELS,
                                          a division of Dain Rauscher
                                          Incorporated

                                                                         ANNEX B

                         CHAPTER 13. DISSENTERS' RIGHTS

     1300  RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING
                             SHAREHOLDER" DEFINED.

     (a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     (b) As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301,1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation: and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     (c) As used in this chapter, "dissenting shareholder" means the recordholder of dissenting shares and includes a transferee of record.

                           1301  DEMAND FOR PURCHASE.

     (a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     (b) Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     (c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

                          1302  ENDORSEMENT OF SHARES.

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

                     1303  AGREED PRICE -- TIME OF PAYMENT.

     (a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     (b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

                  1304  DISSENTER'S ACTION TO ENFORCE PAYMENT.

     (a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     (b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     (c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

                 1305  APPRAISERS' REPORT -- PAYMENT -- COSTS.

     (a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     (b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     (c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     (d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     (e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section
1301).

               1306  DISSENTING SHAREHOLDERS' STATUS AS CREDITOR.

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

                1307  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT.

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

       1308  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS.

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

              1309  TERMINATION OF DISSENTING SHAREHOLDER STATUS.

     Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

          (a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys fees.

          (b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

          (c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

          (d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

        1310  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION.

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

                              1311  EXEMPT SHARES.

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

             1312  ATTACKING VALIDITY OF REORGANIZATION OR MERGER.

     (a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     (b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     (c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

PROXY

                                   REMEC, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

           The undersigned hereby appoint(s) Ronald E. Ragland, Errol Ekaireb and Michael D. McDonald, or any of them, each with full power of substitution, the lawful attorneys and proxies of the undersigned to vote as designated below, and, in their discretion, upon such other business as may properly be presented to the meeting, all of the shares of REMEC, INC. which the undersigned shall be entitled to vote at the Special Meeting of Shareholders to be held on January 16, 2001, and at any adjournments or postponements thereof.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE TO ASSURE REPRESENTATION OF YOUR SHARES.
--------------------------------------------------------------------------------
                              FOLD AND DETACH HERE


Proposal 1.          APPROVAL OF THE ACQUISITION    FOR     AGAINST     ABSTAIN
                     PROPOSAL                       [ ]       [ ]         [ ]

This proxy, when properly executed, will be voted in the manner directed by the undersigned shareholder. WHEN NO CHOICE IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ACQUISITION PROPOSAL. This proxy may be revoked at any time prior to the time it is voted by any means described in the accompanying Proxy Statement.

Signature(s)                                   Dated:                     , 2000
             -----------------------------             -------------------


Signature(s)                                   Dated:                     , 2000
             -----------------------------            --------------------

Please date and sign exactly as name(s) appear(s) hereon. If shares are held jointly, each holder should sign. Please give full title and capacity in which signing if not signing as an individual.